Exhibit 4.112

Private & Confidential

LOAN AGREEMENT

for a term loan of up to US$32,312,500

to

OLYMPIAN HERA OWNERS INC.

provided by

THE BANKS AND FINANCIAL INSTITUTIONS SET OUT IN SCHEDULE 1

Arranger, Agent and Security Agent

DVB BANK SE

Contents

Clause		Page

1	Purpose and definitions	1

2	The Total Commitment	13

3	Interest and Interest Periods	14

4	Repayment and prepayment	16

5	Fees and expenses	18

6	Payments and taxes; accounts and calculations	19

7	Representations and warranties	21

8	Undertakings	27

9	Conditions	35

10	Events of Default	35

11	Indemnities	40

12	Unlawfulness and increased costs	41

13	Security, set-off and pro-rata payments	42

14	Accounts	44

15	Assignment, transfer and lending office	46

16	Arranger, Agent and Security Agent	49

17	Notices and other matters	57

18	Governing law and jurisdiction	59

Schedule 1 The Banks and their Commitments		60

Schedule 2 Documents and evidence required as conditions precedent		61

Schedule 3 Form of Drawdown Notice		67

Schedule 4 Transfer Certificate		68

Schedule 5 Form of Asclepius Guarantee		72

Schedule 6 Form of DryShips Guarantee		73

Schedule 7 Form of Mortgage		74

Schedule 8 Form of Deed of Covenant		75

THIS AGREEMENT is dated 20 April 2011 and made BETWEEN:

(1)	OLYMPIAN HERA OWNERS INC. as Borrower;

(2)	DVB BANK SE as Arranger, Agent and Security Agent; and

(3)	THE BANKS AND FINANCIAL INSTITUTIONS whose names and addresses are set out in schedule 1 as Banks.

IT IS AGREED as follows:

1	Purpose and definitions

1.1	Purpose

This Agreement sets out the terms and conditions upon and subject to which the Banks agree, according to their several obligations, to make available to the Borrower a loan of up to Thirty two million three hundred and twelve thousand five hundred Dollars ($32,312,500) to be used for the purpose of financing part of the acquisition cost of the Ship.

1.2	Definitions

In this Agreement, unless the context otherwise requires:

“Account Bank” means National Bank of Greece S.A., a company incorporated in the Hellenic Republic with its registered office at 86 Aeolou Street, GR 10559 Athens, Greece, acting for the purposes of this Agreement through its branch at Akti Miaouli & 2 Bouboulinas Street, 185 35 Piraeus, Greece (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.1.3) or such other bank (including the Agent) as may be agreed between the Agent and the Borrower from time to time for any reason whatsoever (including, without limitation, for the purposes of assisting any Bank to achieve a successful securitisation or similar other transaction in connection with this Agreement, or because the then current Account Bank does not meet a credit rating satisfactory to the Agent or any Bank) as the Account Bank for the purposes of this Agreement and includes its successors in title;

“Account Pledges” means, together, the Operating Account Pledge and the Retention Account Pledge and “Account Pledge” means either of them;

“Accounts” means, together, the Operating Account and the Retention Account and “Account” means either of them;

“Agent” means DVB Bank SE, a banking corporation incorporated and established under the laws of the Federal Republic of Germany, acting for the purposes of this Agreement through its office at Platz der Republik 6, D-60325 Frankfurt am Main, Federal Republic of Germany (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.1.3) or such other person as may be appointed as agent by the Banks pursuant to clause 16.13 and includes its successors in title;

“Applicable Accounting Principles” means the most recent and up-to-date US GAAP applicable at any relevant time;

“Approved Shipbrokers” means, together, Maritime Strategies, H. Clarkson Co. Ltd. of London, Arrow Research Ltd. of London, Braemar Seascope Ltd. of London, Fearnleys A/S of Oslo, Lorentzen & Stemoco A/S of Oslo, RS Platou Shipbrokers of Oslo, Golden Destiny S.A., and Allied Shipbroking Inc. of Greece, Compass Maritime Services LLC, of Teaneck, United States of America, Simpson Spence & Young of London, England, Jacque Pierot Jr & Sons Inc. of New York, United States of America and Poten & Partners Inc. of New York, United States of America and any other independent firm of shipbrokers agreed between the Agent and the Borrower from time to time to constitute the Approved Shipbrokers for the purposes of this Agreement and, in each case, includes their respective successors in title and “Approved Shipbroker” means any of them;

“Arranger” means DVB Bank SE, a banking corporation incorporated and established under the laws of the Federal Republic of Germany, acting for the purposes of this Agreement through its office at Platz der Republik 6, D-60325 Frankfurt am Main, Federal Republic of Germany (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.1.3), as arranger and bookrunner, and includes its successors in title;

“Asclepius Guarantee” means the corporate guarantee executed or (as the context may require) to be executed by the Asclepius Guarantor in favour of the Security Agent in the form set out in schedule 5;

“Asclepius Guarantor” means Olympian Asclepius Holding Inc. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and includes its successors in title;

“Authorised Persons Letter” means a letter addressed by the Borrower to the Agent in the form set out in schedule 13;

“Banking Day” means a day on which dealings in deposits in Dollars are carried on in the London Interbank Eurocurrency Market and (other than Saturday or Sunday) on which banks are open for business in London, Piraeus, Athens, Frankfurt and New York City (or any other relevant place of payment under clause 6);

“Banks” means the banks and financial institutions set out in schedule 1 and includes their respective successors in title and Transferee Banks and “Bank” means any of them;

“Basel II Accord” means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement;

“Basel II Approach” means either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Accord) adopted by a Bank (or its holding company) for the purposes of implementing or complying with the Basel II Accord;

“Basel II Regulation” means (a) any law or regulation implementing the Basel II Accord or (b) any Basel II Approach adopted by a Bank;

“Basel III Accord” means, together, “Basel III: A global regulatory framework for more resilient banks and banking systems” and “Basel III: International framework for liquidity risk measurement, standards and monitoring” both published by the Basel Committee on Banking Supervision on 16th December, 2010, in either case in the form existing on the date of this Agreement;

“Borrowed Money” means Indebtedness in respect of (i) money borrowed or raised and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) deferred payments for assets or services acquired, (vi) finance leases and hire purchase contracts, (vii) swaps, forward exchange contracts, futures and other derivatives and if the agreement under which any such transaction is entered requires netting of mutual liabilities, the Indebtedness for the net amount shall be taken into account as calculated on a “marked to market” basis, (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or of any of (ii) to (vii) above and (ix) guarantees in respect of Indebtedness of any person falling within any of (i) to (viii) above;

“Borrower” means Olympian Hera Owners Inc., of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and includes its successors in title;

“Borrower’s Security Documents” means, at any relevant time, such of the Security Documents as shall have been executed by the Borrower at such time;

“Builder” means Samsung Heavy Industries Co., Ltd. of 34th Floor, Samsung Life Insurance Seocho Tower 1321-15, Seocho-Dong, Seocho-Gu, Seoul, Korea 137-857 and includes its successors in title;

“Capital Adequacy Law” means any law or any regulation (whether or not having the force of law, but, if not having the force of law, with which a Bank or, as the case may be, its holding company habitually complies), including (without limitation) those relating to Taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits or other banking or monetary controls or requirements which affect the manner in which such Bank allocates capital resources to its obligations hereunder (including, without limitation, those resulting from the implementation or application of or compliance with the Basel II Accord or the Basel III Accord or any Basel II Regulation);

“Casualty Amount” means Five hundred thousand Dollars ($500,000) or its equivalent in any other currency;

“Change of Control” means:

(a)	if:

(i)	two (2) or more persons acting in concert (other than the DryShips Guarantor); or

(ii)	a person (other than the DryShips Guarantor):

(A)	acquire legally and/or beneficially, and either directly or indirectly, in excess of fifty per cent (50%) of the issued voting share capital or of the issued share capital of the Asclepius Guarantor at any time; and/or

(B)	have the right or the ability to control, either directly or indirectly, the affairs or composition of the majority of the board of directors (or equivalent of it) of the Asclepius Guarantor or the Borrower at any time; or

(b)	if Mr. George Economou ceases to be the Chief Executive Officer of the DryShips Guarantor at any time;

“Charter” means any time charter, pool agreement or other contract of employment in respect of the Ship with an original term in excess of twelve (12) months (taking into account any option to extend or renew contained therein) which is entered into by the Borrower as owner of the Ship and any other person as its counterparty thereunder (including the Initial Charter);

“Charter Assignment” means a specific assignment of the Initial Charter or any other Charter executed or (as the context may require) to be executed by the Borrower in favour of the Security Agent in the form set out in schedule 11;

“Charterer” means any such person or persons which shall enter into a Charter in respect of the Ship as the Borrower’s counterparty or (as the case may be) counterparties thereunder, during the Security Period;

“Classification” means “XA1 , Oil Carrier, CSR, SafeShip-CM, XAMS, XACCU, ESP, SPM, VEC(-L), UWILD (no seachest blanking device), CPS, POT, ES, TCM, NIBS.” or such other class as the Agent (acting on the instructions of the Majority Banks) shall, at the request of the Borrower, have agreed in writing shall be treated as the Classification for the purposes of the Security Documents;

“Classification Letter” means a letter in the form set out in schedule 14;

“Classification Society” means American Bureau of Shipping or such other classification society which the Agent (acting on the instructions of the Majority Banks) shall, at the request of the Borrower, have agreed in writing shall be treated as the Classification Society for the purposes of the Security Documents;

“Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention constituted pursuant to Resolution A. 741(18) of the International Maritime Organisation and incorporated into the International Convention for the Safety of Life at Sea 1974 (as amended) and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“Commitment” means, in relation to each Bank, the aggregate amount set out opposite such Bank’s name in the column headed “Commitment” in schedule 1 and/or, in the case of a Transferee Bank, the aggregate amount transferred as specified in the relevant Transfer Certificate, as reduced in each case by any relevant term of this Agreement;

“Compliance Certificate” means each of the two (2) certificates substantially in the form set out in schedule 1 to each Corporate Guarantee and “Compliance Certificates” means both of them;

“Compulsory Acquisition” means requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of the Ship by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;

“Contract” means the shipbuilding contract dated 22 November 2010 made between the Builder and the Borrower as amended by Addendum No. 1 thereto dated 3 December 2010 and Addendum No. 2 dated 10 December 2010, each made between the Borrower and the Builder and as the same may be further amended and supplemented from time to time, relating to the sale by the Builder and the purchase by the Borrower, of the Ship;

“Contract Price” means the purchase price payable by the Borrower to the Builder under the Contract, being Fifty eight million seven hundred and fifty thousand Dollars ($58,750,000) or such other sum as is determined by the Agent under the terms of the Contract to be the purchase price of the Ship thereunder;

“Contribution” means, in relation to each Bank, the principal amount of the Loan owing to such Bank at any relevant time;

“Corporate Guarantees” means, together, the DryShips Guarantee and the Asclepius Guarantee and “Corporate Guarantee” means either of them;

“Corporate Guarantors” means, together, the DryShips Guarantor and the Asclepius Guarantor and “Corporate Guarantor” means either of them;

“Creditors” means, together, the Arranger, the Agent, the Security Agent and the Banks and “Creditor” means any of them;

“Deed of Covenant” means the first priority deed of covenant collateral to the Mortgage executed or (as the context may require) to be executed by the Borrower in favour of the Security Agent in the form set out in schedule 8;

“Default” means any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

“Delivery Date” means the date on which the Ship is delivered to, and accepted by, the Borrower under the Contract;

“DOC” means a document of compliance issued to an Operator in accordance with rule 13 of the Code;

“Dollars” and “$” mean the lawful currency of the United States of America and in respect of all payments to be made under any of the Security Documents mean funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other U.S. dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in U.S. dollars);

“Drawdown Date” means any date, being a Banking Day falling not later than the Termination Date, on which the Loan is, or is to be, drawn down;

“Drawdown Notice” means a notice substantially in the form of schedule 3;

“DryShips Guarantee” means the corporate guarantee executed or (as the context may require) to be executed by the DryShips Guarantor in favour of the Security Agent in the form set out in schedule 6;

“DryShips Guarantor” means DryShips Inc. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and includes its successors in title;

“DryShips Subsidiary” means a Subsidiary of the DryShips Guarantor at any relevant time and “DryShips Subsidiaries” means any or all of them;

“Earnings” means all moneys whatsoever from time to time due or payable to the Borrower during the Security Period arising out of the use or operation of the Ship including (but without limiting the generality of the foregoing) all freight, hire and passage moneys, income arising out of pooling arrangements, compensation payable to the Borrower in event of requisition of the Ship for hire, remuneration for salvage or towage services, demurrage and detention moneys, and damages for breach (or payment for variation or termination) of any charterparty or other contract for the employment of the Ship (including any Charter);

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest or other encumbrance of any kind securing any obligation of any person or any type of preferential arrangement (including without limitation title transfer and/or retention arrangements having a similar effect);

“Environmental Affiliate” means any agent or employee of the Borrower or any other Relevant Party or any person having a contractual relationship with the Borrower or any other Relevant Party in connection with any Relevant Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from any Relevant Ship;

“Environmental Approval” means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to any Relevant Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from any Relevant Ship required under any Environmental Law;

“Environmental Claim” means any and all enforcement, clean-up, removal or other governmental or regulatory actions or orders instituted or completed pursuant to any Environmental Law or any Environmental Approval together with claims made by any third party relating to damage, contribution, loss or injury, resulting from any actual or threatened emission, spill, release or discharge of a Pollutant from any Relevant Ship;

“Environmental Laws” means all national, international and state laws, rules, regulations, treaties and conventions applicable to any Relevant Ship pertaining to the pollution or protection of human health or the environment including, without limitation, the carriage of Pollutants and actual or threatened emissions, spills, releases or discharges of Pollutants;

“Event of Default” means any of the events or circumstances described in clause 10.1;

“Final Maturity Date” means the earlier of (a) the date falling seventy two (72) months after the Drawdown Date and (b) 31 July 2017;

“Flag State” means the Republic of Malta or such other state or territory designated in writing by the Agent (acting on the instructions of the Majority Banks), at the request of the Borrower, as being the “Flag State” of the Ship for the purposes of the Security Documents;

“Government Entity” means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

“Group” means, together, the Asclepius Guarantor and its Subsidiaries from time to time (including, for the avoidance of doubt, the Borrower) and “member of the Group” shall only mean the Asclepius Guarantor or any of its Subsidiaries;

“Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

“Initial Charter” means, together, the pool agreement dated 11 April 2011 made between the Borrower, Heidmar Inc. of the Republic of the Marshall Islands and Sigma Tankers Inc. of the Republic of the Marshall Islands and the “SHELLTIME 4” charterparty dated 11 April 2011 made between Sigma Tankers Inc. of the Republic of the Marshall Islands and the Borrower;

“Insurances” means all policies and contracts of insurance (which expression includes all entries of the Ship in a protection and indemnity or war risks association) which are from time to time during the Security Period in place or taken out or entered into by or for the benefit of the Borrower (whether in the sole name of the Borrower, or in the joint names of the Borrower and the Secured Creditors and/or the Security Agent and/or any other Creditor or otherwise) in respect of the Ship and her Earnings or otherwise howsoever in connection with the Ship and all benefits thereof (including claims of whatsoever nature and return of premiums);

“Interest Payment Date” means the last day of an Interest Period;

“Interest Period” means each period for the calculation of interest in respect of the Loan ascertained in accordance with clauses 3.2 and 3.3;

“ISPS Code” means the International Ship and Port Facility Security Code constituted pursuant to resolution A.924(22) of the International Maritime Organization now set out in Chapter XI-2 of the International Convention for the Safety of Life at Sea 1974 (as amended) as adopted by a Diplomatic conference of the International Maritime Organisation on Maritime Security in December 2002 and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“ISSC” means an International Ship Security Certificate issued in respect of the Ship pursuant to the ISPS Code;

“LIBOR” means, in relation to any amount and for any period, the offered rate (if any) for deposits of Dollars for such amount and for the period which is:

(a)	the rate for such period as displayed on Reuters page LIBOR01 (British Bankers’ Association Interest Settlement Rate) (or such other page as may replace such page LIBOR01 on such system or on any other system of the information vendor for the time being designated by the British Bankers’ Association to calculate the BBA Interest Settlement Rate (as defined in the British Bankers’ Association’s Recommended Terms and Conditions (“BBAIRS” terms) applicable at the relevant time) at or about 11:00 a.m. (London time) on the Quotation Date for such period; or

(b)	if on such date no such rate is displayed, the arithmetic mean of the rates (rounded upwards to the nearest 1/16th of one per cent) quoted to the Agent by each Bank at the request of the Agent as the rate for deposits of Dollars in an amount comparable to the amount in relation to which LIBOR is to be determined and for a period equivalent to the relevant period offered by that Bank to prime banks in the London Interbank Market at or about 11:00 a.m. (London time) on the Quotation Date for such period;

“Loan” means the aggregate principal amount owing to the Banks under this Agreement at any relevant time;

“Majority Banks” means, at any relevant time, Banks (a) the aggregate of whose Contributions exceeds sixty six point six six per cent (66.66%) of the Loan or (b) (if no principal amounts are outstanding under this Agreement) the aggregate of whose Commitments exceeds sixty six point six six per cent (66.66%) of the Total Commitment;

“Management Agreement” means the management agreement dated 28 December 2010 as amended and supplemented by Addendum No. 1 thereto dated 13 January 2011, each made between the Borrower and the Manager or any other agreement previously approved in writing by the Agent between the Borrower and the Manager providing for the Manager to carry out the technical and commercial management of the Ship;

“Manager” means TMS Tankers Ltd. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 or any other person approved in writing by the Majority Banks and includes its successors in title except that such approval shall not be required if:

(a)	such other person:

(i)	has the same ultimate beneficial owner as TMS Tankers Ltd. has on the date of this Agreement; or

(ii)	is an internationally recognised technical manager for ships similar to the Ship (such as, V. Ships Limited or Wilh. Wilhemsen Holding ASA, each being at the date of this Agreement an internationally recognised technical manager for ships similar to the Ship); and

(b)	a copy of the new management agreement with such person is sent to the Agent and approved by the Agent; and

(c)	such person as Manager execute a Manager’s Undertaking in respect of the Ship,

and includes its successors in title;

“Manager’s Undertaking” means the undertaking and assignment executed or (as the context may require) to be executed by the Manager in favour of the Security Agent in the form set out in schedule 9;

“Margin” means two point eight five per cent (2.85%) per annum;

“Maritime Strategies” means Maritime Strategies International Ltd. of 2 Baden Place, Crosby Row, London SE1 1YW, England and includes its successors in title;

“Material Adverse Effect” means a material adverse effect:

(a)	on the business, assets, nature of assets, operations, prospects, liabilities or condition (financial or otherwise) of any Security Party, any member of the Group or the Group as a whole; or

(b)	on the ability of any of the Borrower, the Corporate Guarantors or any other Security Party to comply with any of their respective obligations under the Security Documents or any of them; or

(c)	on the legality, validity or enforceability of any of the Security Documents or any of the rights or remedies of the Creditors or any of them thereunder; or

(d)	in any Relevant Jurisdiction (or any of the financial markets thereof);

“Material Subsidiary” means, at any relevant time, any Subsidiary of the Asclepius Guarantor whose total assets at that time equal to or exceed ten per cent (10%) of the consolidated total assets of the Asclepius Guarantor (each as shown in the then latest audited consolidated financial statements of the Asclepius Guarantor) unless the total assets of such Subsidiary do not appear in the said latest audited consolidated financial statements in which case its total assets shall be determined by the Agent in its absolute discretion;

“month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (a) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (b) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and “months” and “monthly” shall be construed accordingly;

“Mortgage” means the first priority statutory Maltese mortgage over the Ship executed or (as the context may require) to be executed by the Borrower in favour of the Security Agent in the form set out in schedule 7;

“Operating Account” means a Dollar account of the Borrower opened or (as the context may require) to be opened by the Borrower with the Account Bank with account number 196/932841-68 and includes any sub-accounts thereof and any other account designated in writing by the Agent to be the Operating Account for the purposes of this Agreement;

“Operating Account Pledge” means the pledge executed or (as the context may require) to be executed by the Borrower in favour of the Banks (including DVB Bank SE acting as a Bank) in respect of the Operating Account in such form as the Agent may require in its sole discretion;

“Operator” means any person who is from time to time during the Security Period concerned in the operation of the Ship and falls within the definition of “Company” set out in rule 1.1.2 of the Code;

“Permitted Encumbrance” means any Encumbrance in favour of the Security Agent or any other Creditor created pursuant to the Security Documents and Permitted Liens;

“Permitted Liens” means any lien on the Ship for master’s, officer’s or crew’s wages outstanding in the ordinary course of trading, any lien for salvage and any ship repairer’s or outfitter’s possessory lien for a sum not (except with the prior written consent of the Agent) exceeding the Casualty Amount;

“Pollutant” means and includes pollutants, contaminants, toxic substances, oil as defined in the United States Oil Pollution Act of 1990 and all hazardous substances as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act 1980;

“Prohibited Person” means, at any relevant time, any person with whom transactions are then prohibited or restricted under the United States of America sanctions administered by the United States of America Department of Treasury’s Office of Foreign Assets Control (OFAC), any other United States of America government sanction, export or procurement laws or any other sanctions or other such restrictions on business dealings imposed by a member state of the European Union, including a person on any list of restricted entities, persons or organisations published by the United States of America government, the United Nations or the European Union or any member state of the European Union, including, without limitation:

(a)	the United States of America Government’s List of Specially Designated Nationals and Blocked Persons, Denied Persons List, Entities List, Debarred Parties List, Excluded Parties List and Terrorism Exclusion List;

(b)	Her Majesty’s Treasury’s Consolidated List of Financial Sanctions Targets;

(c)	the European Union Restricted Person Lists issued pursuant to Council Regulation (EC) No. 881/2002 of 27 May 2002, Council Regulation (EC) No. 2580/2001 of 27 December 2001 and Council Common Position 2005/725/CFSP of 17 October 2005; and

(d)	the United Nations Consolidated List established and maintained by the 1267 Committee;

“Quotation Date” means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Security Document), the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in Dollars for delivery on the first day of that Interest Period or other period;

“Registry” means such registrar, commissioner or representative of the Flag State who is duly authorised and empowered to register the Ship, the Borrower’s title to the Ship and the Mortgage under the laws and flag of the Flag State;

“Related Company” of a person means any Subsidiary of such person, any company or other entity of which such person is a Subsidiary and any Subsidiary of any such company or entity;

“Relevant Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected;

“Relevant Party” means the Borrower, any other Security Party, any other member of the Group and, for the purposes of clauses 10.1.5 - 10.1.15 (inclusive) only, also each DryShips Subsidiary;

“Relevant Ship” means the Ship and any other vessel from time to time (whether before or after the date of this Agreement) owned, managed or crewed by, or chartered to, any Relevant Party;

“Repayment Dates” means, subject to clause 6.3, each of the dates falling at three (3) monthly intervals after the Drawdown Date, up to and including the Final Maturity Date;

“Requisition Compensation” means, in relation to the Ship, all sums of money or other compensation from time to time payable during the Security Period by reason of the Compulsory Acquisition of the Ship;

“Retention Account” means a Dollar account of the Borrower opened or (as the context may require) to be opened by the Borrower with the Account Bank with account number 196/932844-08 and includes any sub-accounts thereof and any other account designated in writing by the Agent to be a Retention Account for the purposes of this Agreement;

“Retention Account Pledge” means the pledge executed or (as the context may require) to be executed by the Borrower in favour of the Banks (including DVB Bank SE acting as a Bank) in respect of the Retention Account, in such form as the Agent my require in its sole discretion;

“Retention Amount” means, in relation to any Retention Date, such sum as shall be the aggregate of:

(a)

one-third (1/3rd) of the repayment instalment falling due for payment pursuant to clause 4.1 (as the same may have been reduced by any prepayment) on the next Repayment Date after the relevant Retention Date; and

(b)	the applicable fraction (as hereinafter defined) of the aggregate amount of interest falling due for payment in respect of each part of the Loan during and at the end of each Interest Period current at the relevant Retention Date and, for this purpose, the expression “applicable fraction” in relation to each Interest Period shall mean a fraction having a numerator of one and a denominator equal to the number of Retention Dates falling within the relevant Interest Period;

“Retention Dates” means the date falling thirty (30) days after the Drawdown Date and each of the dates falling at monthly intervals after such date and prior to the Final Maturity Date;

“Secured Creditors” means, together, the Agent and the Banks and “Secured Creditor” means any of them;

“Security Agent” means DVB Bank SE, a banking corporation incorporated and established under the laws of the Federal Republic of Germany, acting for the purposes of this Agreement through its office at Platz der Republik 6, D-60325 Frankfurt am Main, Federal Republic of Germany (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.1.3) or such other person as may be appointed as security agent and trustee by the Banks and the Agent pursuant to clause 16.14 and includes its successors in title;

“Security Documents” means this Agreement, the Mortgage, the Deed of Covenant, the Manager’s Undertaking, any Charter Assignment, the Corporate Guarantees, the Account Pledges, the Share Pledge, the Authorised Persons Letter, the Trust Deed and any other documents as may have been or shall from time to time after the date of this Agreement be executed to guarantee and/or secure all or any part of the Loan, interest thereon and other moneys from time to time owing by the Borrower or any other Security Party pursuant to this Agreement or any other Security Documents (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement);

“Security Party” means, together, the Borrower, the Corporate Guarantors, the Manager, the Shareholder or any other person who may at any time be a party to any of the Security Documents (other than the Creditors);

“Security Period” means the period commencing on the date of this Agreement and terminating upon discharge of the security created by the Security Documents by payment of all moneys payable thereunder;

“Security Requirement” means the amount in Dollars (as certified by the Agent whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrower and the other Creditors) which is at any relevant time:

(a)	during the period commencing on the day of this Agreement and ending on the day falling twenty four (24) months after the Drawdown Date (the “Adjustment Date”), one hundred and thirty per cent (130%) of the Loan at that time; and

(b)	during the period commencing on the day falling immediately after the Adjustment Date and at all times thereafter throughout the Security Period, one hundred and thirty five per cent (135%) of the Loan at that time;

“Security Value” means the amount in Dollars (as certified by the Agent whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrower and the other Creditors) which, at any relevant time, is the aggregate of (a) the market value of the Ship most recently determined in accordance with clause 8.2.2 and (b) the market value of any additional security for the time being actually provided to the Creditors pursuant to clause 8.2.1(b);

“Share Pledge” means the deed executed or (as the context may require) to be executed by the Shareholder in favour of the Security Agent in respect of all of the shares in the Borrower in the form set out in schedule 10;

“Shareholder” means Olympian Hera Shareholders Inc. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and includes its successors in title;

“Ship” means the (approximately) 115,200 dwt, crude oil tanker, known on the date of this Agreement as Hull No. 1834 and under construction at the Builder’s yard in Geoje Island, Korea and to be delivered to the Borrower and registered in its ownership on the Delivery Date through the Registry and under the laws and flag of the Flag State with the name Daytona;

“Ship Security Documents” means the Mortgage, the Deed of Covenant, any Charter Assignment and the Manager’s Undertaking;

“SMC” means a safety management certificate issued in respect of the Ship in accordance with rule 13 of the Code;

“Subsidiary” of a person means any company or entity directly or indirectly controlled by such person (and for this purpose “controlled” shall be interpreted in accordance with clause 1.4.7);

“Taxes” includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof and “Taxation” shall be construed accordingly;

“Termination Date” means 31 July 2011 or such other later date as the Borrower may request and the Agent (acting on the instructions of all the Banks) may in its absolute discretion consent to;

“Total Commitment” means, at any relevant time, the aggregate of the Commitments of all of the Banks at such time;

“Total Loss” means:

(a)	the actual, constructive, compromised or arranged total loss of the Ship; or

(b)	the Compulsory Acquisition of the Ship; or

(c)	the hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of the Ship (other than where the same amounts to the Compulsory Acquisition of the Ship) by any person (including by any Government Entity, or by persons acting or purporting to act on behalf of any Government Entity), unless the Ship be released and restored to the Borrower from such condemnation, capture, seizure, arrest, detention or confiscation within thirty (30) days after the occurrence thereof or, in the case of any such hijacking or theft only, within sixty (60) days after the occurrence thereof;

“Transfer Certificate” means a certificate substantially in the form set out in schedule 4;

“Transferee Bank” has the meaning given to it in clause 15.3;

“Transferor Bank” has the meaning given to it in clause 15.3;

“Trust Deed” means a trust deed in the form, or substantially in the form, set out in schedule 12;

“Trust Property” means (a) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Security Agent under or pursuant to the Security Documents (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to the Security Agent in the Security Documents); (b) all moneys, property and other assets paid or transferred to or vested in the Security Agent or any agent of the Security Agent or any receiver or received or recovered by the Security Agent or any agent of the Security Agent or any receiver pursuant to, or in connection with, any of the Security Documents whether from any Security Party or any other person; and (c) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by the Security Agent or any agent of the Security Agent in respect of the same (or any part thereof); and

“Underlying Documents” means, together, the Contract, the Management Agreement, the Initial Charter and any other Charter and “Underlying Document” means any of them.

1.3	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.4	Construction of certain terms

In this Agreement, unless the context otherwise requires:

1.4.1	references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement include its schedules;

1.4.2	references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties;

1.4.3	references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority and, for the avoidance of doubt, shall include any Basel II Regulation;

1.4.4	words importing the plural shall include the singular and vice versa;

1.4.5	references to a time of day are to London time;

1.4.6	references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity;

1.4.7	“control” means, in relation to a body corporate:

(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise, directly or indirectly) to:

(i)	cast, or control the casting of, more than fifty per cent (50%) of the maximum number of votes that might be cast at a general meeting of such body corporate; or

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of such body corporate; or

(iii)	give directions with respect to the operating and financial policies of such body corporate with which the directors or other equivalent officers of such body corporate are obliged to comply; or

(b)	the holding beneficially of more than fifty per cent (50%) of the issued share capital of such body corporate (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital), and “controlled” shall be construed accordingly;

1.4.8	two or more persons are “acting in concert” if, pursuant to an agreement or understanding (whether formal or informal), they actively co-operate, through the acquisition (directly or indirectly) of shares in the Asclepius Guarantor by any of them, either directly or indirectly to obtain or consolidate control of the Asclepius Guarantor;

1.4.9	references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly; and

1.4.10	references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended.

1.5	Majority Banks

Where this Agreement provides for any matter to be determined by reference to the opinion of the Majority Banks or to be subject to the consent or request of the Majority Banks or for any action to be taken on the instructions in writing of the Majority Banks, such opinion, consent, request or instructions shall (as between the Banks) only be regarded as having been validly given or issued by the Majority Banks if all the Banks shall have received prior notice of the matter on which such opinion, consent, request or instructions are required to be obtained and the relevant majority of Banks shall have given or issued such opinion, consent, request or instructions but so that (as between the Borrower and the Creditors) the Borrower shall be entitled (and bound) to assume that such notice shall have been duly received by each Bank and that the relevant majority shall have been obtained to constitute Majority Banks whether or not this is in fact the case.

1.6	Banks’ Commitment

For the purposes of the definition of “Majority Banks” in clause 1.2 and the relevant provisions of the Security Documents, references to the Commitment of a Bank shall, if the Total Commitment has, at any relevant time, been reduced to zero, be deemed to be a reference to the Commitment of that Bank immediately prior to such reduction to zero.

2	The Total Commitment

2.1	Agreement to lend

The Banks, relying upon each of the representations and warranties in clause 7, agree to lend to the Borrower, upon and subject to the terms of this Agreement, the principal sum of up to Thirty two million three hundred and twelve thousand five hundred Dollars ($32,312,500). The obligation of each Bank under this Agreement shall be to contribute that proportion of the Loan which, as at the Drawdown Date, its Commitment bears to the Total Commitment.

2.2	Obligations several

The obligations of the Banks under this Agreement are several according to their respective Commitments and/or Contributions; the failure of any Bank to perform such obligations shall not relieve any other Creditor or the Borrower of any of their respective obligations or liabilities under this Agreement nor shall any Creditor be responsible for the obligations of any other Creditor (except for its own obligations, if any, as a Bank) under this Agreement.

2.3	Interests several

Notwithstanding any other term of this Agreement (but without prejudice to the provisions of this Agreement relating to or requiring action by the Majority Banks) the interests of the Creditors are several and the amount due to any Creditor is a separate and independent debt. Each Creditor shall have the right to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Creditor to be joined as an additional party in any proceedings for this purpose.

2.4	Drawdown

Subject to the terms and conditions of this Agreement, the Loan shall be advanced in full in one amount on the Drawdown Date following receipt by the Agent from the Borrower of a Drawdown Notice not later than 10:00 a.m. on the first Banking Day before the proposed Drawdown Date which shall be a Banking Day falling not later than the Termination Date. A Drawdown Notice (a) shall be effective on actual receipt by the Agent and (b) shall, subject as provided in clause 3.6.1, be irrevocable once given.

2.5	Amount

The maximum amount of the Loan drawn down shall not exceed the lower of:

(a)	$32,312,500; and

(b)	the amount in Dollars which is 60% of the market value of the Ship determined in accordance with the valuations obtained pursuant to schedule 2, Part 2,

and it shall be applied in accordance with clause 1.1.

2.6	Availability

Upon receipt of a Drawdown Notice complying with the terms of this Agreement the Agent shall promptly notify each Bank and, subject to the provisions of clause 9, each of the Banks shall make available to the Agent on the Drawdown Date its portion of the Loan for payment by the Agent in accordance with clause 6.2. The Borrower acknowledges that payment of the Loan or part thereof to the Borrower or to the Builder, in accordance with clause 6.2, shall satisfy the obligations of the Banks to lend the Loan (or the relevant part thereof) to the Borrower.

2.7	Termination of Total Commitment

Any part of the Total Commitment which remains undrawn and uncancelled by the end of the Termination Date, shall thereupon be automatically cancelled.

2.8	Application of proceeds

Without prejudice to the Borrower’s obligations under clause 8.1.3, no Creditor shall have any responsibility for the application of the proceeds of the Loan or any part thereof by the Borrower.

3	Interest and Interest Periods

3.1	Normal interest rate

The Borrower shall pay interest on the Loan in respect of each Interest Period relating thereto on each Interest Payment Date (or, in the case of Interest Periods of more than three (3) months, by instalments, the first instalment being due three (3) months from the commencement of the Interest Period and the subsequent instalments at intervals of three (3) months thereof or, if shorter, the period from the date of the preceding instalment until the Interest Payment Date relative to such Interest Period) at the rate per annum determined by the Agent to be the aggregate of (a) the Margin and (b) LIBOR for such Interest Period.

3.2	Selection of Interest Periods

The Borrower may by notice received by the Agent not later than 10:00 a.m. on the third Banking Day before the beginning of each Interest Period specify whether such Interest Period shall have a duration of three (3) months, six (6) months, nine (9) months, twelve (12) months or, subject to availability, such other period (shorter than twelve (12) months) as the Borrower may select and the Agent (acting on the instructions of all Banks) may agree.

3.3	Determination of Interest Periods

Every Interest Period shall be of the duration required by, or specified by the Borrower pursuant to, clause 3.2 but so that:

3.3.1	the first Interest Period shall commence on the Drawdown Date and each subsequent Interest Period shall commence on the last day of the previous Interest Period;

3.3.2	if any Interest Period would otherwise overrun a Repayment Date, then, in the case of the last Repayment Date such Interest Period shall end on such Repayment Date, and in the case of any other Repayment Date or Repayment Dates the Loan shall be divided into parts so that there is one part in the amount of the repayment instalment or instalments due on each Repayment Date falling during that Interest Period and having an Interest Period ending on the relevant Repayment Date and another part in the amount of the balance of the Loan having an Interest Period ascertained in accordance with clause 3.2 and the other provisions of this clause 3.3; and

3.3.3	if the Borrower fails to specify the duration of an Interest Period in accordance with the provisions of clause 3.2 and this clause 3.3 such Interest Period shall have a duration of three (3) months or such other period as shall comply with this clause 3.3.

3.4	Default interest

If the Borrower fails to pay any sum (including, without limitation, any sum payable pursuant to this clause 3.4) on its due date for payment under any of the Security Documents, the Borrower shall pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Agent pursuant to this clause 3.4. The period beginning on such due date and ending on such date of payment shall be divided into successive periods of not more than three (3) months as selected by the Agent, each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Agent) of (a) two per cent (2%) per annum, (b) the Margin and (c) LIBOR for such period. Such interest shall be due and payable on the last day of each such period as determined by the Agent and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date, provided that if such unpaid sum is an amount of principal which became due and payable by reason of a declaration by the Agent under clause 10.2.2 or a prepayment pursuant to clauses 4.3, 8.2.1(a) or 12.1, on a date other than an Interest Payment Date relating thereto, the first such period selected by the Agent shall be of a duration equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate of two per cent (2%) above the rate applicable thereto immediately before it shall have become so due and payable. If, for the reasons specified in clause 3.6.1, the Agent is unable to determine a rate in accordance with the foregoing provisions of this clause 3.4, each Bank shall promptly notify the Agent of the cost of funds to such Bank and interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Agent to be two per cent (2%) per annum above the aggregate of the Margin and the cost of funds to such Bank.

3.5	Notification of Interest Periods and interest rate

The Agent shall notify the Borrower and the Banks promptly of the duration of each Interest Period and of each rate of interest (or, as the case may be default interest) determined by it under this clause 3.

3.6	Market disruption; non-availability

3.6.1	If and whenever, at any time prior to the commencement of any Interest Period:

(a)	the Agent shall have determined (which determination shall, in the absence of manifest error, be conclusive) that adequate and fair means do not exist for ascertaining LIBOR during such Interest Period; or

(b)

the Agent shall have received notification from Banks whose aggregate Contributions are not less than one-third (1/3rd) of the Loan or (prior to the Drawdown Date whose aggregate Commitments are not less than one-third (1/3rd) of the Total Commitment), that deposits in Dollars are not available to such Banks in the London Interbank Market in the ordinary course of business in sufficient amounts to fund the Loan or their Contributions for such Interest Period, the Agent shall forthwith give notice (a “Determination Notice”) thereof to the Borrower and to each of the Banks. A Determination Notice shall contain particulars of the relevant circumstances giving rise to its issue. After the giving of any Determination Notice the undrawn amount of the Total Commitment shall not be borrowed until notice to the contrary is given to the Borrower by the Agent.

3.6.2	During the period of ten (10) days after any Determination Notice has been given by the Agent under clause 3.6.1, each Bank shall certify an alternative basis (the “Alternative Basis”) for funding its Commitment and/or for maintaining its Contribution. The Alternative Basis may at the relevant Bank’s sole and unfettered discretion (without limitation) include alternative interest periods, alternative currencies or alternative rates of interest but shall include a margin above the cost of funds to such Bank equivalent to the Margin. The Agent shall calculate the arithmetic mean of the Alternative Bases provided by the relevant Banks (the “Substitute Basis”) and certify the same to the Borrower and the Banks. The Substitute Basis so certified shall be binding upon the Borrower and shall take effect in accordance with its terms from the date specified in the Determination Notice until such time as the Agent notifies the Borrower that none of the circumstances specified in clause 3.6.1 continues to exist whereupon the normal interest rate fixing provisions of this Agreement shall apply.

4	Repayment and prepayment

4.1	Repayment

The Borrower shall repay the Loan by twenty four (24) repayment instalments, one such instalment to be repaid on each of the Repayment Dates. Subject to the provisions of this Agreement, the amount of each of the first to the twenty third instalments (inclusive) shall be Five hundred and thirty eight thousand five hundred Dollars ($538,500) and the amount of the twenty fourth and final instalment shall be Nineteen million nine hundred and twenty seven thousand Dollars ($19,927,000) (comprising a repayment instalment of Five hundred and thirty eight thousand five hundred Dollars ($538,500) and a balloon payment of Nineteen million three hundred and eighty eight thousand five hundred Dollars ($19,388,500)).

If the Total Commitment is not drawn in full, the amount of each repayment instalment (including the balloon payment) shall be reduced proportionately.

4.2	Voluntary prepayment

The Borrower may prepay the Loan in whole or in part (being Five hundred thousand Dollars ($500,000) or any larger sum which is an integral multiple of Five hundred thousand Dollars ($500,000), in each case on any Interest Payment Date relating to the part of the Loan to be repaid, together with any other amount payable under clause 11.1 and the other provisions of this clause 4 (including the prepayment fee referred to in clause 4.6).

4.3	Prepayment on Total Loss

4.3.1	Before the Drawdown Date

On the Ship becoming a Total Loss (or suffering damage or being involved in an incident which may result in the Ship being subsequently determined to be a Total Loss) before the Drawdown Date, the obligation of the Banks to advance the Loan shall immediately cease and the Total Commitment shall be reduced to zero.

4.3.2	After the Drawdown Date

On the date falling one hundred and twenty (120) days after that on which the Ship became a Total Loss or, if earlier, on the date upon which the insurance proceeds in respect of such Total Loss are, or Requisition Compensation is, received by the Borrower (or the Security Agent or any other Creditors pursuant to the Ship Security Documents), the Borrower shall prepay the Loan in full.

4.3.3	Interpretation

For the purposes of this Agreement and the other Security Documents, a Total Loss shall be deemed to have occurred:

(a)	in the case of an actual total loss of the Ship, on the actual date and at the time the Ship was lost or, if such date is not known, on the date on which the Ship was last reported;

(b)	in the case of a constructive total loss of the Ship, upon the date and at the time notice of abandonment of the Ship is given to the insurers of the Ship for the time being;

(c)	in the case of a compromised or arranged total loss of the Ship, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the insurers of the Ship;

(d)	in the case of Compulsory Acquisition, on the date upon which the relevant requisition of title or other compulsory acquisition occurs; and

(e)	in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of the Ship (other than where the same amounts to Compulsory Acquisition of the Ship) by any person (including by any Government Entity or by persons purporting to act on behalf of any Government Entity), which deprives the Borrower of the use of the Ship for more than thirty (30) days or, in the case of hijacking or theft of the Ship only, for more than sixty (60) days, upon the expiry of the period of thirty (30) days after the date upon which the relevant condemnation, capture, seizure, arrest, detention or confiscation occurred or (in the case of hijacking or theft only) upon the expiry of the period of sixty (60) days after the date upon which the relevant hijacking or theft occurred,

4.4	Amounts payable on prepayment

Any prepayment of all or part of the Loan under this Agreement shall be made together with accrued interest on the amount to be prepaid to the date of such prepayment, the prepayment fee referred to in clause 4.2, any additional amount payable under clause 6.6 or clause 12.2 and all other sums payable by the Borrower under this Agreement or any of the other Security Documents including, without limitation, any accrued commitment commission and any amounts payable under clause 11.

4.5	Notice of prepayment; reduction of repayment instalments; re-borrowing

4.5.1	No prepayment may be effected under clause 4.2 unless the Borrower shall have given the Agent at least five (5) Banking Days’ prior written notice of its intention to make such prepayment. Every notice of prepayment shall be effective only on actual receipt by the Agent, shall be irrevocable, shall specify the amount to be prepaid and shall oblige the Borrower to make such prepayment on the date specified.

4.5.2	Any amount prepaid pursuant to clause 4.2 or clause 8.2.1(a) shall be applied in reducing the repayment instalments under clause 4.1 (including the balloon payment) proportionately.

4.5.3	No amount prepaid under this Agreement may be reborrowed.

4.5.4	The Borrower may not prepay the Loan or any part thereof save as expressly provided in this Agreement.

4.6	Prepayment fee

Any prepayment of all or part of the Loan pursuant to clause 4.2 (but in any event not in the case of a sale or Total Loss of the Ship) should be made together with a prepayment fee in Dollars equal to the Relevant Percentage of the amount prepaid. For the purpose of this clause 4.6, “Relevant Percentage” means:

(i)	for the period between the Drawdown Date until the date falling 12 months thereafter (the “First Anniversary”), three per cent (3%);

(ii)	for the period between the day falling after the First Anniversary until the date falling 12 months thereafter (the “Second Anniversary”), two per cent (2%); and

(iii)	for the period between the day falling after the Second Anniversary until the date falling 12 months thereafter (the “Third Anniversary”), one per cent (1%); and

(iv)	at any other time after the Third Anniversary, zero per cent (0%).

5	Fees and expenses

5.1	Fees

The Borrower shall pay to the Agent:

5.1.1	for the account of the Arranger and the Banks, an upfront fee of $323,000 of which (a) $80,750 is payable on the date of this Agreement and (b) the remaining $242,250 is payable on the Drawdown Date for further sharing with, and distribution to, each Bank and the Arranger in the Arranger’s absolute discretion;

5.1.2	for the account of the Arranger, on the date of this Agreement an arrangement fee of $80,750; and

5.1.3	for the account of each Bank and on each of the dates falling at three (3) monthly intervals after the date of this Agreement until the earlier of (a) the Drawdown Date and (b) the Termination Date, and on the earlier of such dates, commitment commission computed from the date of this Agreement (in the case of the first payment of commission) and from the due date of the preceding payment of commission (in the case of each subsequent payment) at the rate of zero point eight five per cent (0.85%) per annum on the daily undrawn amount of such Bank’s Commitment.

The fees and commitment commission referred to in this clause 5.1 shall be payable by the Borrower to the Agent, whether or not any part of the Total Commitment is ever advanced and shall be, in each case, non-refundable.

5.2	Expenses

The Borrower shall pay to the Agent on a full indemnity basis on demand all expenses (including legal, printing and out-of-pocket expenses) incurred by any Creditor:

5.2.1	in connection with the negotiation, preparation, execution and, where relevant, registration of the Security Documents and of any amendment or extension of or the granting of any waiver or consent under, any of the Security Documents; and

5.2.2	in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, any of the Security Documents, or otherwise in respect of the moneys owing under any of the Security Documents, together with interest at the rate referred to in clause 3.4, from the date on which such expenses were incurred to the date of payment (as well after as before judgment).

5.3	Value added Tax

All fees and expenses payable pursuant to this clause 5 and/or pursuant to the Security Documents shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon. Any value added tax chargeable in respect of any services supplied by the Creditors or any of them under this Agreement shall, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.

5.4	Stamp and other duties

The Borrower shall pay all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by, or assessed on, the Creditors or any of them) imposed on or in connection with any of the Underlying Documents and the Security Documents or the Loan and shall indemnify the Creditors or any of them against any liability arising by reason of any delay or omission by the Borrower to pay such duties or taxes.

5.5	Capital markets

In the event the Borrower and/or a Corporate Guarantor or any of their respective Related Companies pursue any securities offerings, the Borrower shall procure that DVB Capital Markets LLC (or any of its Related Companies nominated by the Agent) shall be, immediately and at the outset of the arrangement and process for each such securities offering, appointed by the Borrower or that Corporate Guarantor (or the relevant Related Company of that Corporate Guarantor) to act as a 10 per cent co-managing underwriter (or its equivalent title) on each such securities offering and it shall procure that DVB Capital Markets LLC (or its relevant Related Companies) shall be paid for each such appointment a fee equal to 10% on the aggregate gross underwriting commissions and placement fees, until such time as DVB Capital Markets LLC (or its relevant Related Companies) have received from all such appointments a minimum net payment of $1,000,000 in respect of all such securities offerings.

6	Payments and taxes; accounts and calculations

6.1	No set-off or counterclaim

The Borrower acknowledges that in performing its obligations under this Agreement the Banks will be incurring liabilities to third parties in relation to the funding of amounts to the Borrower, such liabilities matching the liabilities of the Borrower to the Banks and that it is reasonable for the Banks to be entitled to receive payments from the Borrower gross on the due date in order that the Banks are put in a position to perform their matching obligations to the relevant third parties. Accordingly, all payments to be made by the Borrower under any of the Security Documents shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in clause 6.6, free and clear of any deductions or withholdings, in Dollars on the due date to the account of the Agent at such bank and in such place as the Agent may from time to time specify for this purpose. Save as otherwise provided in this Agreement or any relevant Security Documents such payments shall be for the account of all the Banks and the Agent or, as the case may be, the Security Agent shall forthwith distribute such payments in like funds as are received by the Agent or, as the case may be, the Security Agent to the Banks rateably in accordance with their respective Commitment or (following drawdown) Contribution as the case may be.

6.2	Payment by the Banks

All sums to be advanced by the Banks to the Borrower under this Agreement in respect of the Loan shall be remitted in Dollars on the Drawdown Date to the account of the Agent with such bank as the Agent may have notified to the Banks and shall be paid by the Agent on such date in like funds as are received by the Agent to the account specified in the Drawdown Notice.

6.3	Non-Banking Days

When any payment under any of the Security Documents would otherwise be due on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

6.4	Calculations

All interest and other payments of an annual nature under any of the Security Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and a three hundred and sixty (360) day year.

6.5	Certificates conclusive

Any certificate or determination of the Agent or the Security Agent or any Bank as to any rate of interest or any other amount pursuant to and for the purposes of any of the Security Documents shall, in the absence of manifest error, be conclusive and binding on the Borrower and (in the case of a certificate of determination by the Agent or the Security Agent), on the other Creditors.

6.6	Grossing-up for Taxes

If at any time the Borrower is required to make any deduction or withholding in respect of Taxes from any payment due under any of the Security Documents for the account of any Creditor or if the Agent or, as the case may be, the Security Agent is required to make any such deduction or withholding from a payment to a Bank, the sum due from the Borrower in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the relevant Creditor receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding), a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Borrower shall indemnify each Creditor against any losses or costs incurred by it by reason of any failure of the Borrower to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrower shall promptly deliver to the Agent any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

6.7	Loan account

Each Bank shall maintain, in accordance with its usual practice, an account or accounts evidencing the amounts from time to time lent by, owing to and paid to it under the Security Documents. The Agent and the Security Agent shall maintain a control account or accounts showing the Loan, interest and other sums owing and/or payable by the Borrower under the Security Documents. Each such control account (which shall be the “account current” referred to in the Mortgage) shall, in the absence of manifest error, be conclusive as to the amount from time to time owing by the Borrower under the Security Documents.

6.8	Agent may assume receipt

Where any sum is to be paid under this Agreement to the Agent for the account of another person, the Agent may assume that the payment will be made when due and the Agent may (but shall not be obliged to) make such sum available to the person so entitled. If it proves to be the case that such payment was not made to the Agent, then the person to whom such sum was so made available shall on request refund such sum to the Agent together with interest thereon sufficient to compensate the Agent for the cost of making available such sum up to the date of such repayment and the person by whom such sum was payable shall indemnify the Agent for any and all loss or expense which the Agent may sustain or incur as a consequence of such sum not having been paid on its due date.

6.9	Partial payments

If, on any date on which a payment is due to be made by the Borrower under any of the Security Documents, the amount received by the Agent from the Borrower falls short of the total amount of the payment due to be made by the Borrower on such date then, without prejudice to any rights or remedies available to the Creditors or any of them under any of the Security Documents, the Agent shall apply the amount actually received from the Borrower in or towards discharge of the obligations of the Borrower under the Security Documents in the following order, notwithstanding any appropriation made, or purported to be made, by the Borrower:

6.9.1	firstly, in or towards payment, on a pro-rata basis, of any unpaid costs, expenses and fees owing to the Arranger, the Agent or the Security Agent under, or in relation to, the Security Documents;

6.9.2	secondly, in or towards payment, on a pro-rata basis, of any unpaid costs, expenses and fees owing to the Banks or the Account Bank under or in relation to, the Security Documents;

6.9.3	thirdly, in or towards payment to the Banks, on a pro-rata basis, of any accrued interest which shall have become due under any of the Security Documents but remains unpaid;

6.9.4	fourthly, in or towards payment to the Banks, on a pro-rata basis, for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan prepaid and which amounts are so payable under this Agreement;

6.9.5	fifthly, in or towards payment to the Banks, on a pro rata basis, of any principal in respect of the Loan which shall have become due but remains unpaid; and

6.9.6	sixthly, in or towards payment to the relevant person of any other sum which shall have become due under any of the Security Documents but remains unpaid (and, if more than one such sum so remains unpaid, on a pro-rata basis).

The order of application set out in clauses 6.9.3 to 6.9.5 may be varied by the Agent if the Banks so direct, without any reference to, or consent or approval from the Borrower.

7	Representations and warranties

7.1	Continuing representations and warranties

The Borrower represents and warrants to each Creditor that:

7.1.1	Due incorporation

the Borrower and each of the other Security Parties is duly incorporated and validly existing in good standing under the laws of their respective countries of incorporation as limited liability companies or (as the case may be) corporations and have power to carry on their respective businesses as they are now being conducted and to own their respective property and other assets;

7.1.2	Corporate power

the Borrower has power to execute, deliver and perform its obligations under the Underlying Documents and the Borrower’s Security Documents and to borrow the Total Commitment and each of the other Security Parties has power to execute and deliver and perform its obligations under the Security Documents and the Underlying Documents to which it is or is to be a party; all corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of the Borrower to borrow will be exceeded as a result of borrowing the Loan;

7.1.3	Binding obligations

the Underlying Documents and the Security Documents constitute or will, when executed, constitute valid and legally binding obligations of the relevant Security Parties enforceable in accordance with their respective terms;

7.1.4	No conflict with other obligations

the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, the Underlying Documents and the Security Documents by the relevant Security Parties will not:

(a)	contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Borrower or any other Security Party is subject; or

(b)	conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Borrower or any other Security Party is a party or is subject or by which it or any of its property is bound; or

(c)	contravene or conflict with any provision of the constitutional documents of the Borrower or any other Security Party; or

(d)	result in the creation or imposition of or oblige the Borrower or any of its Related Companies or any other Security Party to create any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of the Borrower or any of its Related Companies or any other Security Party;

7.1.5	No litigation

no litigation, arbitration, investigation or proceeding (administrative or otherwise) is taking place, pending or, to the knowledge of the officers of the Borrower, threatened against the Borrower or any of its Related Companies or any other Security Party which could have a Material Adverse Effect;

7.1.6	No filings required

save for the registration of the Mortgage under the laws of the Flag State through the Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Underlying Documents or the Security Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to any of the Underlying Documents or the Security Documents and each of the Underlying Documents and the Security Documents is in proper form for its enforcement in the courts of each Relevant Jurisdiction;

7.1.7	Choice of law

the choice of English law to govern the Underlying Documents and the Security Documents (other than the Mortgage and the Account Pledges), the choice of Maltese law to govern the Mortgage, the choice of Greek law to govern the Account Pledges and the submission by the Security Parties therein to the non-exclusive jurisdiction of the English courts, are valid and binding;

7.1.8	No immunity

neither the Borrower nor any other Security Party nor any of their respective assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement);

7.1.9	Consents obtained

every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by any Security Party to authorise, or required by any Security Party in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of each of the Underlying Documents and each of the Security Documents to which it is a party, or the performance by each Security Party of its obligations under the Underlying Documents and the Security Documents to which it is a party, has been obtained or made and is in full force and effect and there has been no default in the observance of any of the conditions or restrictions (if any) imposed in, or in connection with, any of the same;

7.1.10	Shareholdings

the Borrower is a wholly-owned direct Subsidiary of the Shareholder, the Shareholder is a wholly-owned direct Subsidiary of the Asclepius Guarantor, the Asclepius Guarantor is an indirect Subsidiary of the DryShips Guarantor and all of the issued shares in the Manager are legally and ultimately beneficially owned by such person or persons as have been disclosed by or on behalf of the Borrower or any other Security Party to the Agent, the Arranger and the Banks in the negotiation of this Agreement;

7.1.11	Compliance with laws and regulations

each of the Borrower, the Corporate Guarantors and the Manager is in compliance with the terms and conditions of all laws, regulations, agreements, licenses and concessions material to the carrying on of its business (including in relation to Taxation);

7.1.12	No Material Adverse Effect

no events, conditions, facts or circumstances exist or have arisen or occurred since the date of this Agreement, which have had or could reasonably be expected to have a Material Adverse Effect;

7.1.13	Borrower’s own account

in relation to the borrowing by the Borrower of the Loan or any part thereof, the performance and discharge of its obligations and liabilities under the Security Documents and the transactions and other arrangements effected or contemplated by this Agreement, the Borrower is acting for its own account and that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities (as amended)); and

7.1.14	Solvency

(a)	neither the Borrower nor any other Relevant Party is unable, or admits or has admitted its inability, to pay its debts or has suspended making payments on any of its debts;

(b)	neither the Borrower nor any other Relevant Party by reason of actual or anticipated financial difficulties has commenced, or intends to commence, negotiations with one or more of its creditors with a view to rescheduling any of its Indebtedness (or, in the case of the DryShips Guarantor only, any material part of its Indebtedness);

(c)	the value of the assets of the Borrower and the other Relevant Parties is not less than their respective liabilities (taking into account contingent and prospective liabilities); and

(d)	no moratorium has been, or may, in the reasonably foreseeable future be, declared in respect of any Indebtedness of the Borrower or any other Relevant Party (or, in the case of the DryShips Guarantor only, any material part of its Indebtedness).

7.2	Initial representations and warranties

The Borrower further represents and warrants to each Creditor that:

7.2.1	Pari passu and subordinated indebtedness

(a)	the obligations of the Borrower under this Agreement and the obligations of each Corporate Guarantor under the relevant Corporate Guarantee to which it is a party are direct, general and unconditional obligations of the Borrower and that Corporate Guarantor and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Borrower and that Corporate Guarantor with the exception of any obligations which are mandatorily preferred by law and not by contract;

(b)	any Indebtedness of the Borrower or a Corporate Guarantor owing to any of its respective shareholders or other members of the Group or any of its Related Companies is subordinated in all respects to the Borrower’s obligations under this Agreement (in the case of the Borrower) and to such Corporate Guarantor’s obligations under the relevant Corporate Guarantee to which it is a party (in the case of a Corporate Guarantor);

7.2.2	No default under other Indebtedness

(a)	none of the Security Parties (other than the DryShips Guarantor) is, nor would with the giving of notice or lapse of time or the satisfaction of any other condition or combination thereof be, in breach of or in default under any agreement relating to Indebtedness to which it is a party or by which it may be bound;

(b)	no Indebtedness of the DryShips Guarantor or any of the DryShips Subsidiaries which are not members of the Group under any agreement to which each of them is a party has become due and payable by declaration;

7.2.3	Information - full disclosure

the information, exhibits and reports (including in relation to the Initial Charter and the relevant Charterer(s)) furnished by or on behalf of the Borrower and/or the Corporate Guarantors to the Agent and/or the Arranger in connection with the negotiation and preparation of the Security Documents are true and accurate in all material respects and not misleading and all expressions of opinions contained therein genuinely reflect the opinions of the directors and the senior management of the Borrower and the Corporate Guarantors and are based on reasonable assumptions, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein misleading;

7.2.4	No withholding Taxes

no Taxes are imposed by withholding or otherwise on any payment to be made by any Security Party under the Underlying Documents or the Security Documents or are imposed on or by virtue of the execution or delivery by the Security Parties of the Underlying Documents or the Security Documents or any other document or instrument to be executed or delivered under any of the Security Documents;

7.2.5	No Default

no Default has occurred and is continuing;

7.2.6	The Ship

the Ship will, on the Drawdown Date, be:

(a)	in the absolute ownership of the Borrower who will on and after the Drawdown Date be the sole, legal and beneficial owner of the Ship;

(b)	registered in the name of the Borrower under the laws and flag of the Flag State through the Registry;

(c)	operationally seaworthy and in every way fit for service; and

(d)	classed with the Classification free of any overdue requirements and recommendations from the Classification Society;

7.2.7	Ship’s employment

save under the Initial Charter, the Ship will not, on or before the Drawdown Date, be subject to any charter or contract or to any agreement to enter into any charter or contract which, if entered into after the date of the Mortgage would have required the consent of the Agent or, as the context may require, the Security Agent or the other Secured Creditors and, on the Drawdown Date, there will not be any agreement or arrangement whereby the Earnings may be shared with any other person;

7.2.8	Freedom from Encumbrances

neither the Ship, nor her Earnings, Insurances or Requisition Compensation nor the Accounts nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will be, on the Drawdown Date, subject to any Encumbrance other than the Permitted Encumbrances;

7.2.9	Compliance with Environmental Laws and Approvals

except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing by, the Agent and/or the Arranger:

(a)	the Borrower and the other Relevant Parties and, to the best of the Borrower’s knowledge and belief (having made due enquiry), any of their respective Environmental Affiliates have complied with the provisions of all Environmental Laws;

(b)	the Borrower and the other Relevant Parties and, to the best of the Borrower’s knowledge and belief (having made due enquiry), any of their respective Environmental Affiliates have obtained all Environmental Approvals and is in compliance with all such Environmental Approvals; and

(c)	neither the Borrower nor any other Relevant Party nor, to the best of the Borrower’s knowledge and belief (having made due enquiry), any of their respective Environmental Affiliates have received notice of any Environmental Claim that the Borrower or any other Relevant Party or any such Environmental Affiliate is not in compliance with any Environmental Law or any Environmental Approval;

7.2.10	No Environmental Claims

except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing by, the Agent and/or the Arranger, there is no Environmental Claim pending or, to the best of the Borrower’s knowledge and belief (having made due enquiry), threatened against the Borrower or the Ship or any other Relevant Party or any other Relevant Ship or to the best of the Borrower’s knowledge and belief (having made due enquiry) any of their respective Environmental Affiliates;

7.2.11	No potential Environmental Claims

except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing by, the Agent and/or the Arranger, there has been no emission, spill, release or discharge of a Pollutant from the Ship or any other Relevant Ship owned by, managed or crewed by or chartered to the Borrower nor to the best of the Borrower’s knowledge and belief (having made due enquiry) from any Relevant Ship owned, managed or crewed by, or chartered to, any other Relevant Party which could give rise to an Environmental Claim;

7.2.12	Prohibited Person

the Ship is not, nor will be, beneficially owned (directly or indirectly) by a Prohibited Person, no Prohibited Person has any interest of any nature whatsoever in any Security Party (except the DryShips Guarantor) and no property of any Security Party subject to any Encumbrance constituted by a Security Document has been derived from any unlawful activity;

7.2.13	Copies true and complete

the copies of the Underlying Documents delivered or to be delivered to the Agent pursuant to clause 9.1 are, or will when delivered be, true and complete copies of such documents; and such documents constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there have been no amendments or variations thereof or defaults thereunder;

7.2.14	DOC and SMC

on the Drawdown Date the Operator will have a DOC for itself and an SMC in respect of the Ship; and

7.2.15	ISPS Code

on the Drawdown Date the Borrower will have a valid and current ISSC in respect of the Ship and the Ship shall be in compliance with the ISPS Code.

7.3	Repetition of representations and warranties

On and as of the Drawdown Date and (except in relation to the representations and warranties in clause 7.2) on each Interest Payment Date, the Borrower shall:

7.3.1	be deemed to repeat the representations and warranties in clauses 7.1 and 7.2 as if made with reference to the facts and circumstances existing on such day; and

7.3.2	be deemed to further represent and warrant to each of the Creditors that the then latest audited financial statements delivered to the Agent and/or the Security Agent by the Borrower under clause 8.1.5 of this Agreement and clause 5.1.4 of the Asclepius Guarantee have been prepared in accordance with the Applicable Accounting Principles which have been consistently applied and present fairly and accurately the financial position of the Borrower and the consolidated financial position of the Group, respectively, as at the end of the financial period to which the same relate and the results of the operations of the Borrower and the consolidated results of the operations of the Group, respectively, for the financial period to which the same relate and, as at the end of such financial period, neither the Borrower nor the Asclepius Guarantor nor any other member of the Group, nor the Group had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements.

8	Undertakings

8.1	General

The Borrower undertakes with each Creditor that, from the date of this Agreement and so long as any moneys are owing under any of the Security Documents and while all or any part of the Total Commitment remains outstanding, it will:

8.1.1	Notice of Default and certain other events

promptly inform the Agent of any occurrence of which it becomes aware which might adversely affect the ability of any Security Party to perform its obligations under any of the Security Documents or the Underlying Documents and, without limiting the generality of the foregoing and without prejudice to clause 8.1.6, will inform the Agent of any material litigation involving the Group or any member thereof, any Environmental Claim, any discharge of a Pollutant from the Ship or any other Relevant Ship or any other incident which may give rise to an Environmental Claim and of any Default forthwith upon becoming aware thereof and will from time to time, if so requested by the Agent, confirm to the Agent in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing;

8.1.2	Consents and licences; compliance with laws and regulations

(a)	without prejudice to clauses 7.1 and 9, obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, licence or approval of governmental or public bodies or authorities or courts and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law for the continued due performance of all the obligations of the Security Parties under each of the Security Documents and the Underlying Documents; and

(b)	comply and will procure that each Corporate Guarantor will comply, with the terms and conditions of all laws, regulations, agreements, licences and concessions material to the carrying out of its business;

8.1.3	Use of proceeds

use the Loan exclusively for the purposes specified in clause 1.1;

8.1.4	Pari passu and subordination

without prejudice to the provisions of clause 8.3, ensure that:

(a)	its obligations under this Agreement shall at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract; and

(b)	its Indebtedness (if any) to its shareholders or its Related Companies is on terms acceptable to the Agent in its absolute discretion and is and shall remain at all times fully subordinated towards its obligations under this Agreement;

8.1.5	Financial statements

prepare or cause to be prepared:

(a)	unaudited annual financial statements of the Borrower in accordance with the Applicable Accounting Principles consistently applied in respect of each financial year (namely, each 12-month period ending on 31 December of each calendar year);

(b)	unaudited semi-annual financial statements of the Borrower in accordance with the Applicable Accounting Principles consistently applied in respect of the first half-year of each financial year (namely, each 6-month period ending on 30 June of each calendar year);

(c)	consolidated financial statements of the Group in accordance with the Applicable Accounting Principles consistently applied in respect of each financial year (namely, each 12-month period ending on 31 December of each calendar year) and cause the same to be reported on by the Group’s auditors; and

(d)	unaudited consolidated financial statements of the Group in accordance with the Applicable Accounting Principles consistently applied in respect of the first half-year of each financial year (namely, each 6-month period ending on 30 June of each calendar year), together with details of all off-balance sheet and time-charter commitments of the Group and, in each case, deliver as many copies of the same as the Agent may reasonably require as soon as practicable but not later than:

(i)	in the case of the unaudited annual financial statements of the Borrower, ninety (90) days after the end of the financial period to which they relate (namely, not later than 31 March of each calendar year);

(ii)	in the case of unaudited semi-annual financial statements of the Borrower, ninety (90) days after the end of the financial period to which they relate (namely, not later than 30 September of each calendar year);

(iii)	in the case of audited financial statements, one hundred and eighty (180) days after the end of the financial period to which they relate (namely, not later than 30 June of each calendar year); and

(iv)	in the case of unaudited financial statements, ninety (90) days after the end of the financial period to which they relate (namely, not later than 30 September of each calendar year);

8.1.6	Delivery of report

deliver to the Agent as many copies as the Agent may reasonably require of every material report, circular, notice or like document issued by the Borrower to its creditors generally;

8.1.7	Provision of further information

(a)	provide the Agent with such financial and other information concerning the Borrower, its Related Companies, the other Security Parties, the Group and its members and their respective affairs, the Initial Charter and any other Charter as the Agent or any Bank (acting through the Agent) may from time to time reasonably require and keep the Agent advised regularly of all major financial developments in relation to the Borrower, the other Security Parties and the Group and its members including, without prejudice to the generality of the foregoing, any vessels sales or purchases and any new borrowings; and

(b)	provide the Agent and each Bank with all assistance, support, information and materials reasonably required by any of them at any time in order to:

(i)	achieve successful syndication of the facility made available under this Agreement and to prepare an information memorandum (the accuracy of which will be warranted by the Borrower) for the purpose of achieving such syndication; and/or

(ii)	achieve a successful securitisation or any other similar transaction involving this Agreement and the Security Documents,

and, in doing so, the Borrower shall ensure that:

(1)	senior management members and directors of each Corporate Guarantor and the Group participate in any relevant presentations made by the Agent or a Bank to third parties;

(2)	any syndication or securitisation effort by the Agent or the Banks benefits from the existing banking relationships of the Group; and

(3)	any materials provided in accordance with this clause 8.1.7(b) include, without limitation, information relating to the business plans, asset valuations, disposals and other such information pertaining to the Group, its business, affairs and its assets as may be reasonably requested by the Agent and/or any Bank provided however that no such information shall be requested or disclosed (A) if such disclosure would constitute a breach of any applicable laws or regulations of any stock exchange, or (B) if such disclosure would be of a commercially sensitive nature the public disclosure of which would be prejudicial to the interests of the Borrower;

8.1.8	Valuations and Compliance Certificates

(a)	at the same time as the Borrower and/or each Corporate Guarantor provide the Agent and/or the Security Agent with unaudited half-yearly and annual consolidated financial statements of the Group pursuant to clause 8.1.5 of this Agreement or clause 5.1.4 of each Corporate Guarantee (namely, not later than 30 June and 30 September of each calendar year) and, if a Default has occurred, at any other time as and when the Agent in its absolute discretion shall require, provide the Agent with valuations of the Ship made in accordance with clause 8.2.2; and

(b)	at the same time as the Borrower and/or each Corporate Guarantor provide the Agent and/or the Security Agent with unaudited consolidated financial statements of the Group pursuant to clause 8.1.5 of this Agreement or clause 5.1.4 of each Corporate Guarantee (namely, on 30 September of each calendar year) deliver to the Agent the Compliance Certificates (including any supporting schedules or other information and evidence as the Agent may require), each duly signed by a duly authorised signatory of the Borrower and a duly authorised signatory of the relevant Corporate Guarantor, and otherwise in accordance with clause 5.1.5 of the relevant Corporate Guarantee;

8.1.9	Obligations under Security Documents

and will procure that each of the other Security Parties will, duly and punctually perform each of the obligations expressed to be assumed by it under the Security Documents and the Underlying Documents;

8.1.10	Compliance with Code

and will procure that any Operator will, comply with, and ensure that the Ship and any Operator at all times complies with, the requirements of the Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period;

8.1.11	Issuance of DOC and SMC

and will procure that any Operator will, promptly inform the Agent upon the issuance to any Operator of a DOC and to the Ship of an SMC or the receipt by the Borrower or any Operator of notification that its application for the same has been refused;

8.1.12	Withdrawal of DOC and SMC

and will procure that any Operator will, immediately inform the Agent if there is any threatened or actual withdrawal of its Operator’s DOC or the SMC in respect of the Ship;

8.1.13	ISPS Code compliance

and will procure that the Manager or any Operator will:

(a)	maintain at all times a valid and current ISSC in respect of the Ship;

(b)	immediately notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of the Ship; and

(c)	procure that the Ship will comply at all times with the ISPS Code;

8.1.14	Employment

without prejudice to the rights of the Creditors under the provisions of the other Security Documents, advise the Agent promptly of any proposed Charter (other than the Initial Charter), and:

(a)	deliver a copy of each such Charter to the Agent forthwith after it has been entered into;

(b)	forthwith following a demand made by the Agent (acting on the instructions of the Majority Banks):

(i)	execute a Charter Assignment of any such Charter in favour of the Security Agent and any notice of assignment required in connection therewith; and

(ii)	procure the service of any such notice of assignment on the relevant Charterer, and the acknowledgement (if received) of such notice by the relevant Charterer;

(c)	upon the Agent’s request deliver to the Agent such documents and evidence of the type referred to in schedule 2, in relation to any such Charter Assignment or any other related matter referred to in this clause 8.1.14, as the Agent (acting on the instructions of the Majority Banks in their sole discretion) shall require; and

(d)	pay on the Agent’s demand all legal costs and other costs incurred by the Agent and/or the Banks and/or the Security Agent in connection with or in relation to any such Charter Assignment or any other related matter referred to in this clause 8.1.14;

8.1.15	Know your customer information

deliver to the Agent such documents and evidence as the Agent shall from time to time reasonably require relating to the verification of identity and knowledge of the Agent’s or any Bank’s or the Account Bank’s customers and the compliance by the Agent or any Bank or the Account Bank with all necessary “know your customer” or similar checks, always on the basis of applicable laws and regulations or the Agent’s or any Bank’s or the Account Bank’s own internal guidelines, in each case as such laws, regulations or internal guidelines apply from time to time;

8.1.16	Money laundering

ensure that any borrowing by it and the performance of its obligations hereunder and under the other Security Documents to which it is a party will be for its own account and will not involve any breach by it of any law or regulatory measure relating to money laundering as defined in Article 1 of the directive (91/308/EEC) of the Council of the European Communities or any equivalent law or regulatory measure in any other jurisdiction; and

8.1.17	Securitisation

do all such acts or execute all such documents as the Agent or a Bank may reasonably specify for achieving a successful securitisation or other similar transaction or any Bank in respect of this Agreement. Any costs incurred by a third party in connection with this clause 8.1.17 shall be for the account of the Creditors.

8.2	Security value maintenance

8.2.1	Security shortfall

If at any time the Security Value shall be less than the Security Requirement, the Agent may and if so directed by the Majority Banks shall, give notice to the Borrower requiring that such deficiency be remedied and then the Borrower shall within a period of thirty (30) days of the date of receipt by the Borrower of the Agent’s said notice:

(a)	prepay such sum in Dollars as will result in the Security Requirement after such prepayment (taking into account any other repayment of the Loan made between the date of the notice and the date of such prepayment) being equal to or lower than the Security Value; or

(b)	constitute to the satisfaction of the Agent such further security for the Loan as shall be acceptable to the Banks having a value for security purposes (as determined by the Agent in its absolute discretion) at the date upon which such further security shall be constituted which, when added to the Security Value, shall not be less than the Security Requirement as at such date.

The provisions of clause 4.4 and any relevant provisions of clause 4.5 shall apply to any prepayments made under clause 8.2.1(a).

8.2.2	Valuation of Ship

(a)	The Ship shall, for the purposes of this Agreement, be valued in Dollars as and when the Agent (acting on the instructions of the Majority Banks) shall require (whether for the purpose of testing compliance with clause 8.2.1 or at any other time) by Maritime Strategies unless otherwise advised by the Agent in its absolute discretion. Each such valuation shall be addressed to the Agent, shall be dated not more than 30 days previously and shall be made without, unless required by the Agent, physical inspection and on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller without taking into account the benefit of any charterparty or other engagement concerning the Ship. Subject to paragraph (b) below, such valuation shall constitute the value of the Ship for the purposes of this clause 8.2 and the other provisions of this Agreement and the other Security Documents.

(b)	If the Borrower requests a second valuation within 15 days after the first valuation obtained pursuant to paragraph (a) above, a second valuation of the Ship shall be obtained by the Agent from another Approved Shipbroker selected by the Borrower or, failing such selection, appointed by the Agent, and made on the same basis as the first valuation under paragraph (a) above. Where such a second valuation is obtained, subject to paragraph (c) below, the arithmetic mean of the two valuations shall constitute the value of the Ship for the purposes of this clause 8.2 and the other provisions of this Agreement and the other Security Documents.

(c)	In the event that the said two (2) valuations differ between them by more than ten per cent (10%), then the Agent may, in its sole discretion, obtain a third valuation of the Ship from another Approved Shipbroker selected by the Borrower or, failing such selection, appointed by the Agent, and made on the same basis as the other two valuations for the Ship. The arithmetic mean of the three valuations for the Ship eventually obtained in accordance with this clause shall constitute the value of the Ship for the purposes of this clause 8.2 and the other provisions of this Agreement and the other Security Documents.

(d)	The value of the Ship determined in accordance with the provisions of this clause 8.2 shall be binding upon the parties hereto until such time as any further such valuations shall be obtained in respect of the Ship.

8.2.3	Information

The Borrower undertakes with each Creditor to supply to the Agent and to any such Approved Shipbrokers such information concerning the Ship and its condition as such Approved Shipbrokers may require for the purpose of making any such valuation.

8.2.4	Costs

All costs in connection with the Agent obtaining any valuations of the Ship referred to in clause 8.1.8 and clause 8.2.2 up to two (2) times per calendar year and any valuation of the Ship referred to in schedule 2, shall be borne by the Borrower Provided however that if a Default shall have occurred, the cost of any and all such valuation or valuations of the Ship shall be borne by the Borrower.

8.2.5	Valuation of additional security

For the purpose of this clause 8.2, the market value of any additional security provided or to be provided to the Security Agent shall be determined by the Agent in its absolute discretion without any necessity for the Agent assigning any reason thereto Provided however that in the event that such additional security is in the form of cash deposits in Dollars pledged and/or assigned and/or charged in favour of the Security Agent, and such cash deposit is free from any Encumbrances, full credit shall be given for such cash on a “Dollar for Dollar” basis.

8.2.6	Documents and evidence

In connection with any additional security provided in accordance with this clause 8.2, the Agent shall be entitled to receive such evidence and documents of the kind referred to in schedule 2 as may in the Agent’s opinion, be appropriate and such favourable legal opinions as the Agent shall in its absolute discretion require.

8.3	Negative undertakings

The Borrower undertakes with each Creditor that, from the date of this Agreement and so long as any moneys are owing under the Security Documents and while all or any part of the Total Commitment remains outstanding, it will not, without the prior written consent of the Agent (acting on the instructions of the Majority Banks):

8.3.1	Negative pledge

permit any Encumbrance (other than a Permitted Encumbrance) to subsist, arise or be created or extended over all or any part of its present or future undertaking, assets, rights or revenues to secure or prefer any present or future Indebtedness or other liability or obligation of any Security Party or any other person;

8.3.2	No merger

merge or consolidate with any other person or enter into any amalgamation, demerger, corporate reconstruction or redomiciliation of any type;

8.3.3	Disposals

sell, transfer, abandon, lend or otherwise dispose of or cease to exercise direct control over any part (being, either alone or when aggregated with all other disposals falling to be taken into account pursuant to this clause 8.3.3, material in the opinion of the Agent in relation to the undertaking, assets, rights and revenues of the Borrower taken as a whole) of its present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of trading but in any event excluding the assets which are subject to security created by the Security Documents) whether by one or a series of transactions related or not;

8.3.4	Other business

undertake any business other than the ownership and operation of the Ship and the chartering of the Ship to third parties;

8.3.5	Acquisitions

acquire any further assets other than the Ship and rights arising under contracts entered into by or on behalf of the Borrower in the ordinary course of its business of owning, operating and chartering the Ship;

8.3.6	Other obligations

incur any obligations except for obligations arising under the Underlying Documents or the Security Documents or contracts entered into in the ordinary course of its business of owning, operating and chartering the Ship;

8.3.7	No borrowing

incur any Borrowed Money except for Borrowed Money pursuant to the Security Documents;

8.3.8	Repayment of borrowings

repay the principal of, or pay interest on or any other sum in connection with any of its Borrowed Money except for Borrowed Money pursuant to the Security Documents;

8.3.9	Guarantees

issue any guarantees or indemnities or otherwise become directly or contingently liable for the obligations of any person, firm, or corporation, except pursuant to the Security Documents and except for guarantees or indemnities from time to time required in the ordinary course of the Ship’s operation and trading by any protection and indemnity or war risks association with which the Ship is entered, guarantees required to procure the release of the Ship from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of the Ship;

8.3.10	Loans

make any loans or grant any credit to any person or agree to do so save for normal trade credit in the ordinary course of business;

8.3.11	Sureties

permit any Indebtedness of the Borrower to any person (other than the Creditors pursuant to the Security Documents) to be guaranteed by any person (save for guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which the Ship is entered, guarantees required to procure the release of the Ship from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of the Ship);

8.3.12	Share capital and distribution

purchase or otherwise acquire for value any of its shares or declare or pay any dividends or distribute any of its present or future assets, undertaking, rights or revenues to its Shareholder provided however that the Borrower shall be entitled to declare or pay cash dividends to its Shareholder if no Event of Default has occurred and is continuing at the time of declaration or payment of such dividends nor would result from the declaration or payment of such dividends;

8.3.13	Subsidiaries

form or acquire any Subsidiaries or make an equity investment in any person;

8.3.14	Constitutional documents

change, amend or vary, or agree to permit any change, amendment or variation of, its constitutional documents or any change of its corporate name;

8.3.15	Intra-Group transactions

enter into any transactions or agreements with any other member of the Group or any of its Related Companies other than on an arm’s length basis and for full consideration;

8.3.16	Derivative transactions

enter into any derivative transactions;

8.3.17	Financial year

change, permit or agree to any change in, the way of computation of its financial year;

8.3.18	Shareholdings

change, cause or permit any change in, the legal and/or ultimate beneficial ownership (direct or indirect) of any of the shares in the Manager, from that existing on the date of this Agreement as specified in clause 7.1.10;

8.3.19	Nuclear material or waste

employ the Ship, or allow her employment for, or permit or allow carriage by the Ship of, any nuclear material or nuclear waste; or

8.3.20	Sanctions

not employ the Ship, and the Borrower will procure that the Ship is not employed at any time:

(a)	in breach of any embargo or sanction or prohibited order (or any similar order or directive) of:

(i)	the United Nations Security Council;

(ii)	the European Union;

(iii)	the United Kingdom; or

(iv)	the United States of America,

as they apply to their members or nationals; or

(b)	in any trade, carriage of goods or business which is forbidden by, United Kingdom or United States of America law as they apply to their members or nationals, or any law applicable to the Borrower, any Charterer, any other charterer or operator of the Ship, or any country which the Ship may visit; or

(c)	in carrying illicit or prohibited goods; or

(d)	in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated; or

(e)	by or for the benefit of a Prohibited Person.

9	Conditions

9.1	Documents and evidence

The obligation of each Bank to make its Commitment available shall be subject to the condition that the Agent, or its duly authorised representative, shall have received:

9.1.1	on or prior to the giving of the Drawdown Notice for the Loan, the documents and evidence specified in Part 1 of schedule 2 in form and substance satisfactory to the Agent; and

9.1.2	on or prior to the drawdown of the Loan, the documents and evidence specified in Part 2 of schedule 2 in form and substance satisfactory to the Agent.

9.2	General conditions precedent

The obligation of each Bank to contribute to the Loan shall be subject to the further conditions that, at the time of the giving of the Drawdown Notice, and at the time of the making of the Loan:

9.2.1	the representations and warranties contained in (i) clauses 7.1, 7.2 and 7.3.2(b) and (ii) clause 4 of each Corporate Guarantee, are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time; and

9.2.2	no Default shall have occurred and be continuing or would result from the making of the Loan; and

9.2.3	no events, facts, conditions or circumstances shall exist or have arisen or occurred (and neither the Agent nor any Bank shall have become aware of other events, facts, conditions or circumstances not previously known to it), which the Agent (acting on the instructions of the Majority Banks) shall determine, has had or could reasonably be expected to have, a Material Adverse Effect.

9.3	Waiver of conditions precedent

The conditions specified in this clause 9 are inserted solely for the benefit of the Banks and may be waived by the Agent (acting on the instructions of the Majority Banks) in whole or in part and with or without conditions.

10	Events of Default

10.1	Events

There shall be an Event of Default if:

10.1.1	Non-payment: any Security Party fails to pay any sum payable by it under any of the Security Documents at the time, in the currency and in the manner stipulated in the Security Documents (and so that, for this purpose, sums payable on demand shall be treated as having been paid at the stipulated time if paid within three (3) Banking Days of demand); or

10.1.2	Breach of Insurances and certain other obligations: the Borrower or the Manager or any other person fails to obtain and/or maintain the Insurances in accordance with the requirements of the relevant Ship Security Documents or if any insurer in respect of the Insurances cancels the Insurances or disclaims liability by reason, in either case, of misstatement in any proposal for the Insurances or for any other failure or default on the part of the Borrower or any other person, or the Borrower commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under clauses 8.2 or 8.3 or either Corporate Guarantor commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under clauses 5.2 or 5.3 of the Corporate Guarantee to which it is a party; or

10.1.3	Breach of other obligations: any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Security Documents (other than those referred to in clauses 10.1.1 and 10.1.2 above) and, in respect of any such breach or omission which in the opinion of the Agent (following consultation with the Banks) is capable of remedy, such action as the Agent (acting on the instructions of the Majority Banks) may require shall not have been taken within thirty (30) days of the Agent notifying the relevant Security Party of such default and of such required action; or

10.1.4	Misrepresentation: any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Security Documents or in any notice, certificate or statement referred to in or delivered under any of the Security Documents is or proves to have been incorrect or misleading in any material respect; or

10.1.5	Cross-default: any Indebtedness of any Security Party, any Material Subsidiary or any DryShips Subsidiary is not paid when due or any Indebtedness of any Security Party, any Material Subsidiary or any DryShips Subsidiary becomes (whether by declaration or (except in the case of the DryShips Guarantor and the DryShips Subsidiaries which are not members of the Group) automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the relevant Security Party, any Material Subsidiary or any DryShips Subsidiary of a voluntary right of prepayment), or any creditor of any Security Party, any Material Subsidiary or any DryShips Subsidiary declares or (except in the case of the DryShips Guarantor and the DryShips Subsidiaries which are not members of the Group) becomes entitled to declare any such Indebtedness due and payable or any facility or commitment available to any Security Party, any Material Subsidiary or any DryShips Subsidiary relating to Indebtedness is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned unless the relevant Security Party, Material Subsidiary or DryShips Subsidiary shall have satisfied the Banks that such withdrawal, suspension or cancellation will not affect or prejudice in any way the relevant Security Party’s, Material Subsidiary’s or DryShips Subsidiary’s ability to pay its debts as they fall due and fund its commitments, or any guarantee given by any Security Party, any Material Subsidiary or any DryShips Subsidiary in respect of Indebtedness is not honoured when due and called upon Provided that no Event of Default shall occur under this clause 10.1.5 as a result of events or circumstances relating to Indebtedness of the DryShips Guarantor or any of the DryShips Subsidiaries which are not members of the Group unless the aggregate amount of all such Indebtedness of the DryShips Guarantor and the DryShips Subsidiaries which are not members of the Group in relation to which any of the foregoing events or circumstances shall have occurred and be continuing, is equal to or greater than One million Dollars ($1,000,000) or its equivalent in the currency in which the same is denominated or payable; or

10.1.6	Legal process: any judgment or order made against any Security Party or other Relevant Party is not stayed or complied with within twenty (20) days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any Security Party or other Relevant Party and is not discharged within twenty (20) days; or

10.1.7	Insolvency: any Security Party or other Relevant Party is unable or admits inability to pay its debts as they fall due; or suspends making payments on any of its debts or announces an intention to do so; or becomes insolvent, or has assets the value of which is less than the value of its liabilities (taking into account contingent and prospective liabilities); or suffers the declaration of a moratorium in respect of any of its Indebtedness; or any corporate action legal proceedings or other procedure or step is taken in relation to any of the above; or

10.1.8	Reduction or loss of capital: a meeting is convened by any Security Party or other Relevant Party for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital; or

10.1.9	Winding up: any corporate action, legal proceedings or other procedure or step is taken for the purpose of winding-up any Security Party or other Relevant Party or an order is made or resolution passed for the winding up of any Security Party or other Relevant Party or a notice is issued convening a meeting for the purpose of passing any such resolution; or

10.1.10	Administration: any petition is presented, notice given, or other step is taken for the purpose of the appointment of an administrator of any Security Party or other Relevant Party or the Agent believes that any such petition or other step is imminent or an administration order is made in relation to any Security Party or other Relevant Party; or

10.1.11	Appointment of receivers and managers: any administrative or other receiver, liquidator, compulsory manager or other similar officer is appointed of any Security Party or other Relevant Party or any part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any part of the assets of any Security Party or other Relevant Party; or

10.1.12	Compositions: any corporate action, legal proceedings or other procedures or steps are taken, or negotiations commenced, by any Security Party or other Relevant Party or by any of its creditors with a view to the general readjustment or rescheduling of all or part of its indebtedness (provided however that, for the avoidance of any doubt, the mere granting by any creditor to a Security Party or other member of the Group of any deferral option in relation to the payment of individual repayment instalments of any loan or any increase of margin or any prepayment of any loan shall not in itself constitute an Event of Default under this clause 10.1.12) or to proposing any kind of composition, compromise or arrangement involving such person and any of its creditors; or

10.1.13	Analogous proceedings: there occurs, in relation to any Security Party or other Relevant Party, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the reasonable opinion of the Agent, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in clauses 10.1.6 to 10.1.12 (inclusive) or any Security Party or other Relevant Party otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

10.1.14	Cessation of business: any Security Party suspends or ceases or threatens to suspend or cease to carry on its business; or

10.1.15	Seizure: all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any Security Party or any other Relevant Party are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; or

10.1.16	Invalidity: any of the Security Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents shall at any time and for any reason be contested by any Security Party which is a party thereto, or if any such Security Party shall deny that it has any, or any further, liability thereunder; or

10.1.17	Unlawfulness: it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Security Documents or for a Creditor to exercise the rights or any of them vested in it under any of the Security Documents or otherwise; or

10.1.18	Repudiation: any Security Party repudiates any of the Security Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Security Documents; or

10.1.19	Encumbrances enforceable: any Encumbrance (other than Permitted Liens) in respect of any of the property (or part thereof) which is the subject of any of the Security Documents becomes enforceable; or

10.1.20	Material Adverse Effect: any event, condition, fact or circumstance occurs, arises or exists which, in the opinion of the Agent (acting on the instructions of the Majority Banks), has had or is reasonably expected to have a Material Adverse Effect; or

10.1.21	Arrest: the Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the Borrower and the Borrower shall fail to procure the release of the Ship within a period of fourteen (14) days thereafter; or

10.1.22	Registration: the registration of the Ship under the laws and flag of the Flag State is cancelled or terminated without the prior written consent of the Agent (acting on the instructions of the Majority Banks) or if such registration of the Ship is not renewed at least forty five (45) days prior to expiry of such registration; or

10.1.23	Unrest: the Flag State of the Ship becomes involved in hostilities or civil war or there is a seizure of power in the Flag State by unconstitutional means if, in any such case (a) such event could in the opinion of the Agent reasonably be expected to have a material adverse effect on the security constituted by any of the Security Documents and (b) the Borrower has failed within thirty (30) days from receiving notice from the Agent to this effect to (i) delete the Ship from its existing Flag State and (ii) re-register the Ship under another Flag State agreed between the Agent and the Borrower through a relevant Registry and (iii) execute and register in favour of the Security Agent such new security over and in relation to the Ship (including a new mortgage) as the Agent may in its sole discretion require, in each case, at the Borrower’s cost and expense; or

10.1.24	Environment: the Borrower and/or any other Relevant Party and/or any Security Party fails to comply with any Environmental Law or any Environmental Approval or the Ship or any other Relevant Ship is involved in any incident which gives rise or may give rise to an Environmental Claim; or

10.1.25	P&I: the Borrower or the Manager or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which the Ship is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover (including, without limitation, any cover in respect of liability for Environmental Claims arising in jurisdictions where the Ship operates or trades) is or may be liable to cancellation, qualification or exclusion at any time; or

10.1.26	Shareholdings:

(a)	the Borrower ceases at any time to be a wholly-owned direct Subsidiary of the Shareholder; or

(b)	the Shareholder ceases at any time to be a wholly-owned direct Subsidiary of the Asclepius Guarantor; or

(c)	there is any change in the legal and/or ultimate beneficial ownership (direct or indirect) of any of the shares in the Manager, from that existing on the date of this Agreement, as set out in clause 7.1.10; or

(d)	without prejudice to the generality of paragraphs (a) to (c) above, a Change of Control occurs; or

10.1.27	Accounts: moneys are withdrawn from either of the Accounts other than in accordance with clause 14; or

10.1.28	Manager: the Ship is managed by a person other than the Manager without the prior written consent of the Agent (acting on the instructions of the Majority Banks) provided however that such consent shall not to be unreasonably withheld if (a) the Borrower proposes to the Agent a replacement manager for the Ship and (b) the persons who are the legal and ultimate beneficial owners of the shares of the proposed replacement manager are the persons disclosed by the Borrower to the Agent in the negotiation of this Agreement to be the legal and ultimate beneficial owners of the shares of the Manager as at the date of this Agreement; or

10.1.29	Licenses, etc: any license, authorisation, consent or approval at any time necessary to enable any Security Party to comply with its obligations under the Security Documents or the Underlying Documents is revoked or withheld or modified or is otherwise not granted or fails to remain in full force and effect or if any exchange control or other law or regulation shall exist which would make any transaction under the Security Documents or the Underlying Documents or the continuation thereof, unlawful or would prevent the performance by any Security Party of any term of any of the Security Documents or the Underlying Documents; or

10.1.30	De-listing: at any time the shares of the DryShips Guarantor are de-listed or cease to trade on the New York Stock Exchange, unless at that time the Creditors have released the DryShips Guarantor from its obligations under the DryShips Guarantee; or

10.1.31	Material events: any other event occurs or circumstance arises which, in the reasonable opinion of the Agent (acting on the instructions of the Majority Banks), is likely materially and adversely to affect either (i) the ability of any Security Party to perform all or any of its obligations under or otherwise to comply with the terms of any of the Security Documents or any of the Underlying Documents or (ii) the security created by any of the Security Documents.

10.2	Acceleration

The Agent may (and if so requested by the Majority Banks shall), without prejudice to any other rights of the Creditors, at any time after the happening of an Event of Default by notice to the Borrower declare that:

10.2.1	the obligation of each Bank to make its Commitment available shall be terminated, whereupon the Total Commitment shall be reduced to zero forthwith; and/or

10.2.2	the Loan and all interest and commitment commission accrued and all other sums payable under the Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable.

10.3	Demand basis

If, pursuant to clause 10.2.2, the Agent declares the Loan to be due and payable on demand, the Agent may (and if so requested by the Majority Banks shall) by written notice to the Borrower:

(a)	call for repayment of the Loan on such date as may be specified whereupon the Loan shall become due and payable on the date so specified together with all interest and commitment commission accrued and all other sums payable under this Agreement; or

(b)	withdraw such declaration with effect from the date specified in such notice.

11	Indemnities

11.1	Miscellaneous indemnities

The Borrower shall on demand indemnify each Creditor, without prejudice to any of the Creditors’ other rights under any of the Security Documents, against any loss (including loss of Margin) or expense which such Creditor shall certify as sustained or incurred by it as a consequence of:

11.1.1	any default in payment by the Borrower of any sum under any of the Security Documents when due; or

11.1.2	the occurrence of any other Event of Default; or

11.1.3	any prepayment of the Loan (or any part thereof) being made under clauses 4.3, 8.2.1(a) or 12.1 or any other repayment or prepayment of the Loan or part thereof being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid; or

11.1.4	the Loan not being made for any reason (excluding any default by any Creditor) after the Drawdown Notice has been given,

including, in any such case, but not limited to, any loss or expense sustained or incurred by a Bank in maintaining or funding its Contribution or, as the case may be, Commitment or any part thereof or in liquidating or re-employing deposits from third parties acquired to effect or maintain its Contribution or, as the case may be, Commitment or any part thereof or any other amount owing to such Bank, or in terminating or reversing, or otherwise in connection with, any open position of a Bank in relation to this Agreement.

11.2	Currency indemnity

If any sum due from the Borrower under any of the Security Documents or any order or judgment given or made in relation thereto has to be converted from the currency (the “first currency”) in which the same is payable under the relevant Security Document or under such order or judgment into another currency (the “second currency”) for the purpose of making or filing a claim or proof against the Borrower, or (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to any of the Security Documents, the Borrower shall indemnify and hold harmless each Creditor from and against any loss suffered as a result of any difference between: (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency, and (ii) the rate or rates of exchange at which the relevant Creditor may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

Any amount due from the Borrower under this clause 11.2 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Security Documents and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

11.3	Environmental indemnity

The Borrower shall indemnify each Creditor on demand and hold it harmless from and against all costs, expenses, payments, charges, losses, demands, liabilities, actions, proceedings

(whether civil or criminal), penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be suffered, incurred or paid by, or made or asserted against such Creditor at any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever out of an Environmental Claim made or asserted against such Creditor if such Environmental Claim would not have been, or been capable of being, made or asserted against such Creditor if it had not entered into any of the Security Documents and/or exercised any of its rights, powers and discretions thereby conferred and/or performed any of its obligations thereunder and/or been involved in any of the transactions contemplated by the Security Documents.

11.4	Central Bank or European Central Bank reserve requirements indemnity

The Borrower shall on demand promptly indemnify each Bank against any cost incurred or loss suffered by such Bank as a result of its complying with the minimum reserve requirements of the European Central Bank and/or with respect to maintaining required reserves with the relevant national Central Bank to the extent that such compliance relates to such Bank’s Commitment and/or Contribution or deposits obtained by it to fund the whole or part of that Contribution and to the extent such cost or loss is not recoverable by such Bank under clause 12.2.

11.5	Waiver

In no event shall a Creditor or any of its Related Companies or any of their respective officers or directors be liable on any theory of liability for any special, indirect, consequential or punitive damages and the Borrower hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favour.

11.6	General indemnity

The Borrower hereby indemnifies and agrees to hold harmless the Creditors and each of their respective Related Companies and each of their respective officers, directors, employees, agents, advisors and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, costs, legal and other expenses (altogether the “Losses”), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any claim, investigation, litigation or proceeding (or the preparation of any defence with respect thereto) commenced or threatened in relation to the Security Documents or any of them (or the transactions contemplated hereby or thereby) or any use made or proposed to be made with the proceeds of the Loan. This indemnity shall apply whether or not such claims, investigation, litigation or proceeding is brought by the Borrower, any other Security Party, any Relevant Party, any of their respective shareholders or creditors, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto, except to the extent that such Losses are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or wilful misconduct.

12	Unlawfulness and increased costs

12.1	Unlawfulness

If it is or becomes contrary to any law or regulation for any Bank to make its Contribution or to maintain its Commitment or fund its Contribution, such Bank shall promptly, through the Agent, give notice to the Borrower whereupon (a) the Total Commitment shall be reduced to zero and (b) the Borrower shall be obliged to prepay the Loan either (i) forthwith or (ii) on a future specified date not being earlier than the latest date permitted by the relevant law or regulation together with interest accrued to the date of prepayment and all other sums payable by the Borrower under this Agreement.

12.2	Increased costs

If the result of any change in, or in the interpretation or application of, or the introduction of, any Capital Adequacy Law or compliance by a Bank with any Capital Adequacy Law, is to:

12.2.1	subject any Bank to Taxes or change the basis of Taxation of any Bank with respect to any payment under any of the Security Documents (other than Taxes or Taxation on the overall net income, profits or gains of such Bank imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

12.2.2	increase the cost to, or impose an additional cost on, any Bank or its holding company in making or keeping such Bank’s Commitment available or maintaining or funding all or part of such Bank’s Contribution; and/or

12.2.3	reduce the amount payable or the effective return to any Bank under any of the Security Documents; and/or

12.2.4	reduce any Bank’s or its holding company’s rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to such Bank’s obligations under any of the Security Documents; and/or

12.2.5	require any Bank or its holding company to make a payment or forego a return on or calculated by reference to any amount received or receivable by such Bank under any of the Security Documents; and/or

12.2.6	require any Bank or its holding company to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of its Commitment or its Contribution from its capital for regulatory purposes, then and in each such case (subject to clause 12.3):

(a)	such Bank shall (through the Agent) notify the Borrower in writing of such event promptly upon its becoming aware of the same; and

(b)	the Borrower shall on demand made at any time, whether or not such Bank’s Contribution has been repaid, pay to the Agent for the account of such Bank the amount which such Bank specifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which such Bank or its holding company regards as confidential) is required to compensate such Bank and/or (as the case may be) its holding company for such liability to Taxes, cost, reduction, payment , foregone return or loss.

For the purposes of this clause 12.2 “holding company” means, in relation to a Bank, the company or entity (if any) within the consolidated supervision of which such Bank is included.

12.3	Exception

Nothing in clause 12.2 shall entitle any Bank to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is the subject of an additional payment under clause 6.6.

13	Security, set-off and pro-rata payments

13.1	Application of moneys

All moneys received by a Creditor under or pursuant to any of the Security Documents and expressed to be applicable in accordance with the provisions of this clause 13.1 shall, if received by a Creditor other than the Agent and the Security Agent, be paid to the Agent for application, and if received by the Agent or the Security Agent shall be applied by the Agent and/or the Security Agent (as the case may be) in the following manner:

13.1.1	first, in or towards payment of all unpaid costs, expenses and fees which may be owing to the Arranger, the Agent or the Security Agent under any of the Security Documents;

13.1.2	secondly, in or towards payment of any unpaid costs, expenses and fees payable to the Banks or the Account Bank or any of them;

13.1.3	thirdly, in or towards payment of any arrears of interest owing in respect of the Loan or any part thereof;

13.1.4	fourthly, in or towards payment to any Bank for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid or prepaid and which amounts are so payable under this Agreement;

13.1.5	fifthly, in or towards repayment of the Loan (whether the same is due and payable or not);

13.1.6	sixthly, in or towards payment to any Creditor of any other sums owing to it under any of the Security Documents (and if any such sums are owing to more than one Creditor, as between such Creditors on a pro rata basis); and

13.1.7	seventhly, the surplus (if any) shall be paid to the Borrower or to whomsoever else may be entitled to receive such surplus.

13.2	Pro-rata payments

13.2.1	If at any time any Bank (the “Recovering Bank”) receives or recovers any amount owing to it by the Borrower under this Agreement by direct payment, set-off or in any manner other than by payment through the Agent pursuant to clauses 6.1 or 6.9 (not being a payment received from a Transferee Bank or a sub-participant in such Bank’s Contribution or any other payment of an amount due to the Recovering Bank for its sole account pursuant to clauses 3.6, 5, 6.6, 11.1, 11.2, 12.1 or 12.2), the Recovering Bank shall, within two (2) Banking Days of such receipt or recovery (a “Relevant Receipt”) notify the Agent of the amount of the Relevant Receipt. If the Relevant Receipt exceeds the amount which the Recovering Bank would have received if the Relevant Receipt had been received by the Agent and distributed pursuant to clauses 6.1 or 6.9 (as the case may be) then:

(a)	within two (2) Banking Days of demand by the Agent, the Recovering Bank shall pay to the Agent an amount equal (or equivalent) to the excess;

(b)	the Agent shall treat the excess amount so paid by the Recovering Bank as if it were a payment made by the Borrower and shall distribute the same to the Banks (other than the Recovering Bank) in accordance with clause 6.9; and

(c)	as between the Borrower and the Recovering Bank the excess amount so re-distributed shall be treated as not having been paid but the obligations of the Borrower to the other Banks shall, to the extent of the amount so re-distributed to them, be treated as discharged.

13.2.2	If any part of the Relevant Receipt subsequently has to be wholly or partly refunded by the Recovering Bank (whether to a liquidator or otherwise), each Bank to which any part of such Relevant Receipt was so re-distributed shall on request from the Recovering Bank repay to the Recovering Bank such Bank’s pro-rata share of the amount which has to be refunded by the Recovering Bank.

13.2.3	Each Bank shall on request supply to the Agent such information as the Agent may from time to time request for the purpose of this clause 13.2.

13.2.4

Notwithstanding the foregoing provisions of this clause 13.2, no Recovering Bank shall be obliged to share any Relevant Receipt which it receives or recovers pursuant to legal proceedings taken by it to recover any sums owing to it under this Agreement with any other party which has a legal right to, but does not, either join in such proceedings or commence and diligently pursue separate proceedings to enforce its rights in the same or another court (unless the proceedings instituted by the Recovering Bank are instituted by it without prior notice having been given to such party through the Agent).

13.3	Set-off

13.3.1	The Borrower authorises the Agent and each Bank (without prejudice to any of the Agent’s or such Bank’s rights at law, in equity or otherwise), at any time and without notice to the Borrower, to apply any credit balance to which the Borrower is then entitled standing upon any account of the Borrower with any branch of such Creditor in or towards satisfaction of any sum due and payable from the Borrower to the Agent or such Bank, as the case may be, under any of the Security Documents. For this purpose, the Agent and each Bank is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application.

13.3.2	No Creditor shall be obliged to exercise any right given to it by this clause 13.3. Each Bank shall notify the Agent and the Agent shall notify the Borrower forthwith upon the exercise or purported exercise of any right of set-off giving full details in relation thereto and the Agent shall inform the other Banks. Nothing in this clause 13.3 shall be effective to create a charge or other Encumbrance.

13.3.3	Nothing in the clause 13.3 shall be effective to create a charge or other security interest.

13.4	No release

For the avoidance of doubt it is hereby declared that failure by any Recovering Bank to comply with the provisions of clause 13.2 shall not release any other Recovering Bank from any of its obligations or liabilities under clause 13.2.

13.5	No charge

The provisions of this clause 13 shall not, and shall not be construed so as to, constitute a charge or other security interest by a Creditor over all or any part of a sum received or recovered by it in the circumstances mentioned in clause 13.2.

14	Accounts

14.1	General

The Borrower undertakes with each Creditor that it will:

14.1.1	on or before the Drawdown Date, open each of the Accounts (and provide the Agent and the Account Bank with any information or documents requested by them under clause 8.1.15 to enable the Account Bank to do so); and

14.1.2	procure that all moneys payable to the Borrower in respect of the Earnings of the Ship shall, unless and until the Agent (acting on the instructions of the Majority Banks) directs to the contrary pursuant to clause 2.1.1 of the Deed of Covenant be paid to the Operating Account Provided however that if any of the moneys paid to the Operating Account are payable in a currency other than Dollars, the Borrower shall procure that the Account Bank shall (and the Borrower hereby irrevocably and unconditionally authorises the Agent to instruct the Account Bank to) convert such moneys into Dollars at the Account Bank’s spot rate of exchange at the relevant time for the purchase of Dollars with such currency and the term “spot rate of exchange” shall include any premium and costs of exchange payable in connection with the purchase of Dollars with such currency.

14.2	Operating Accounts: withdrawals

Unless and until a Default shall occur and be continuing and the Agent (acting on the instructions of the Majority Banks) shall direct to the contrary, the Borrower shall be entitled to withdraw moneys from the Operating Account only for the following purposes:

14.2.1	to pay any amount to the Agent in or towards payments of any instalments of interest or any repayments, reductions or other payments of principal, or any other amounts then payable pursuant to the Security Documents;

14.2.2	to transfer to the Retention Account on each Retention Date all or part of the Retention Amount for such Retention Date;

14.2.3	to pay the proper and reasonable expenses of the Ship (including management fees under the Management Agreement);

14.2.4	to pay the proper and reasonable expenses of administering the Borrower’s affairs; and

14.2.5	to the extent not prohibited by the other provisions of this Agreement to pay cash dividends and distributions to its Shareholder.

14.3	Retention Account: credits and withdrawals

14.3.1	The Borrower undertakes with each Creditor that they will, from the date of this Agreement and so long as any moneys are owing under the Security Documents, on each Retention Date pay to the Account Bank for credit to the Retention Account, the Retention Amount for such Retention Date provided however that, to the extent that there are moneys standing to the credit of the Operating Account as at the relevant Retention Date, such moneys shall, up to an amount equal to the Retention Amount, be transferred to the Retention Account on that Retention Date.

14.3.2	Unless and until there shall occur an Event of Default (whereupon the provisions of clause 14.4 shall apply), all Retention Amounts credited to the Retention Account together with interest from time to time accruing or at any time accrued on any amounts standing to the credit of the Retention Account from time to time, shall be applied by the Account Bank (and the Borrower hereby irrevocably and unconditionally authorises the Agent to instruct the Account Bank to so apply the same) upon each Repayment Date and/or on each day that interest is payable pursuant to clause 3.1, in or towards payment to the Agent of (i) the relevant instalment then falling due for repayment or, as the case may be, (ii) the relevant amount of interest then due. Each such application by the Account Bank shall constitute a payment in or towards satisfaction of the Borrower’s corresponding payment obligations under this Agreement but shall be strictly without prejudice to the obligations of the Borrower to make any such payment to the extent that the aforesaid application by the Account Bank is insufficient to meet the same.

14.3.3	Unless the Agent (acting on the instructions of the Majority Banks) otherwise agrees in writing, the Borrower shall not be entitled to withdraw any moneys from the Retention Account at any time from the date of this Agreement and so long as any moneys are owing under the Security Documents.

14.4	Application of Accounts

At any time after the occurrence of an Event of Default, the Agent may, and on the instructions of the Majority Banks shall, with notice to the Borrower, instruct the Account Bank to apply all moneys then standing to the credit of the Accounts (or either of them) (together with interest from time to time accruing or accrued thereon) in or towards satisfaction of any sums due to the Creditors or any of them under the Security Documents in the manner specified in clause 13.1.

14.5	Charging of Accounts

The Accounts and all amounts from time to time standing to the credit thereof shall be subject to the security constituted and the rights conferred by the Account Pledges.

15	Assignment, transfer and lending office

15.1	Benefit and burden

This Agreement shall be binding upon, and enure for the benefit of, the Creditors and the Borrower and their respective successors in title.

15.2	No assignment by Borrower

The Borrower may not assign or transfer any of its rights or obligations under this Agreement.

15.3	Transfers by Banks

Subject to the prior written consent of (a) the Borrower (such consent not to be unreasonably withheld or delayed) and (b) the Agent, any Bank (the “Transferor Bank”) may at any time cause all or any part of its rights, benefits and obligations under this Agreement and the Security Documents to be transferred to any other bank or financial institution or trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing loans, securities or other financial assets or to any special purpose vehicle (including, without limitation, by way or for the purpose of securitisation or other similar transaction in relation to this Agreement) (a “Transferee Bank”) by delivering to the Agent a Transfer Certificate duly completed and duly executed by the Transferor Bank and the Transferee Bank. The consent of the Borrower referred to above shall not be required in relation to any transfer if (1) a Default has occurred or (2) where the relevant Transferee Bank is (A) another Bank or (B) a Related Company of the relevant Transferor Bank or of another Bank or (3) such transfer is made by the Transferee Bank for the purposes of a securitisation or other similar transaction in relation to this Agreement. No such transfer is binding on, or effective in relation to, the Borrower or the Agent or the other Creditors, unless (i) it is effected or evidenced by a Transfer Certificate which complies with the provisions of this clause 15.3 and is signed by or on behalf of the Transferor Bank, the Transferee Bank and the Agent (on behalf of itself, the Borrower and the other Creditors) and (ii) such transfer of rights under the other Security Documents as the Agent or the Transferee Bank may deem necessary has been effected and registered to the satisfaction of the Agent. Upon signature of any such Transfer Certificate by the Agent, which signature shall be effected as promptly as is practicable after such Transfer Certificate has been delivered to the Agent, and subject to the terms of such Transfer Certificate, such Transfer Certificate shall have effect as set out below.

The following further provisions shall have effect in relation to any Transfer Certificate:

15.3.1	a Transfer Certificate may be in respect of a Bank’s rights in respect of all, or part of, its Commitment and shall be in respect of the same proportion of its Contribution;

15.3.2	a Transfer Certificate shall only be in respect of rights and obligations of the Transferor Bank in its capacity as a Bank and shall not transfer its rights and obligations as Agent, Security Agent or in any other capacity, as the case may be and such other rights and obligations may only be transferred in accordance with any applicable provisions of this Agreement;

15.3.3	a Transfer Certificate shall take effect in accordance with English law as follows:

(a)	to the extent specified in the Transfer Certificate, the Transferor Bank’s payment rights and all its other rights (other than those referred to in clause 15.3.2 above) under this Agreement are assigned to the Transferee Bank absolutely, free of any defects in the Transferor Bank’s title and of any rights or equities which the Borrower had against the Transferor Bank;

(b)	the Transferor Bank’s Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Bank becomes a Bank with a Contribution and a Commitment of the amounts specified in the Transfer Certificate;

(d)	the Transferee Bank becomes bound by all the provisions of this Agreement and the Security Documents which are applicable to the Banks generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent, the Security Agent and the Arranger in accordance with the provisions of clause 16 and to the extent that the Transferee Bank becomes bound by those provisions, the Transferor Bank ceases to be bound by them; and

(e)	the Transferee Bank becomes entitled to all the rights under this Agreement which are applicable to the Banks generally, including but not limited to those relating to the Majority Banks and those under clauses 3.6, 5 and 12 and to the extent that the Transferee Bank becomes entitled to such rights, the Transferor Bank ceases to be entitled to them;

15.3.4	the rights and equities of the Borrower or of any other Security Party referred to above include, but are not limited to, any right of set-off and any other kind of cross-claim; and

15.3.5	the Borrower, the Security Agent and the other Creditors hereby irrevocably authorise and instruct the Agent to sign any such Transfer Certificate on their behalf and undertake not to withdraw, revoke or qualify such authority or instruction at any time. Promptly upon its signature of any Transfer Certificate, the Agent shall notify the Borrower, the Transferor Bank, the Transferee Bank and the other Banks.

15.4	Reliance on Transfer Certificate

15.4.1	The Agent shall be entitled to rely on any Transfer Certificate believed by it to be genuine and correct and to have been presented or signed by the persons by whom it purports to have been presented or signed, and shall not be liable to any of the parties to this Agreement and the Security Documents for the consequences of such reliance.

15.4.2	The Agent shall at all times during the continuation of this Agreement maintain a register in which it shall record the name, Commitments, Contributions and administrative details (including the lending office) from time to time of the Banks holding a Transfer Certificate and the date at which the transfer referred to in such Transfer Certificate held by each Bank was transferred to such Bank, and the Agent shall make the said register available for inspection by any Bank, the Security Agent or the Borrower during normal banking hours upon receipt by the Agent of reasonable prior notice requesting the Agent to do so.

15.4.3	The entries on the said register shall, in the absence of manifest error, be conclusive in determining the identities of the Commitments, the Contributions and the Transfer Certificates held by the Banks from time to time and the principal amounts of such Transfer Certificates and may be relied upon by the Agent, the other Creditors and the other Security Parties for all purposes in connection with this Agreement and the Security Documents.

15.5	Transfer fees and expenses

If any Bank causes the transfer of all or any part of its rights, benefits and/or obligations under the Security Documents, it shall (or it shall ensure that the relevant Transferee Bank shall) pay to the Agent and/or the Security Agent on demand a transfer fee of $1,500 per transfer for the account of the Agent and all costs, fees and expenses (including, but not limited to, legal fees and expenses), and all value added tax thereon, verified by the Agent or, as the case may be, the Security Agent as having been incurred by it in connection with such transfer.

15.6	Documenting transfers

If any Bank assigns all or any part of its rights or transfers all or any part of its rights, benefits and/or obligations as provided in clause 15.3, the Borrower undertakes with each Creditor, immediately on being requested to do so by the Agent and at the cost of the Transferor Bank, to enter into, and procure that the other Security Parties shall (at the cost of the Transferor Bank) enter into, such documents as may be necessary or desirable to transfer to the Transferee Bank all or the relevant part of such Bank’s interest in the Security Documents and all relevant references in this Agreement to such Bank shall thereafter be construed as a reference to the Transferor Bank and/or its Transferee Bank (as the case may be) to the extent of their respective interests.

15.7	Sub-participation

A Bank may sub-participate all or any part of its rights and/or obligations under the Security Documents without the consent of, or notice to, the Borrower but with the prior written consent of the Agent (such consent not to be unreasonably withheld).

15.8	Lending office

Each Bank shall lend through its office at the address specified in schedule 1 or, as the case may be, in any relevant Transfer Certificate or through any other office of such Bank selected from time to time by such Bank through which such Bank wishes to lend for the purposes of this Agreement. If the office through which a Bank is lending is changed pursuant to this clause 15.8, such Bank shall notify the Agent promptly of such change and the Agent shall notify the Borrower, the Security Agent and the other Banks.

15.9	Disclosure of information

Following the Borrower’s consent if and where such consent is required under clause 15.3, a Bank or the Agent may disclose to a potential Transferee Bank or sub-participant or to any other entity or person including for the purpose of achieving a successful securitisation or other similar transaction, the Security Documents, any information which the Bank or the Agent has received in relation to the Borrower, any other Security Party, the Group or their affairs, whether under or in connection with any Security Document or otherwise, and such entity or person to whom such disclosures may be made may include without limitation:

(a)	any private, public or internationally recognised authorities;

(b)	the head office, branches, affiliates and professional advisors of any Creditor;

(c)	any other party to the Security Documents;

(d)	any rating agency or their professional advisors;

(e)	any person with whom the relevant Bank proposes to enter (or contemplates entering) into contractual relations in relation to the loan facility provided under this Agreement or in relation to the Security Documents; and

(f)	any other persons in relation to the funding, refinancing, transfer, assignment, sale, sub- participation, operational arrangement or other transaction in relation thereto including, without limitation, any enforcement, preservation, assignment, transfer, sale or sub- participation of any of the Creditor’s rights and/or obligations.

16	Arranger, Agent and Security Agent

16.1	Appointment of the Agent

Each Bank irrevocably appoints the Agent as its agent for the purposes of this Agreement and such of the Security Documents to which it may be appropriate for the Agent to be party. By virtue of such appointment, each of the Banks hereby authorises the Agent:

16.1.1	to execute such documents as may be approved by the Majority Banks for execution by the Agent; and

16.1.2	(whether or not by or through employees or agents) to take such action on such Bank’s behalf and to exercise such rights, remedies, powers and discretions as are specifically delegated to the Agent by this Agreement and/or any other Security Document, together with such powers and discretions as are reasonably incidental thereto.

16.2	Agent’s actions

Any action taken by the Agent under or in relation to this Agreement or any of the other Security Documents whether with requisite authority or on the basis of appropriate instructions, received from the Banks (or as otherwise duly authorised) shall be binding on all the Banks and the other Creditors.

16.3	Agent’s duties

The Agent shall:

16.3.1	promptly notify each Bank of the contents of each notice, certificate or other document received by it from the Borrower under or pursuant to clauses 8.1.1, 8.1.5, 8.1.6 and 8.1.8; and

16.3.2	(subject to the other provisions of this clause 16) take (or instruct the Security Agent to take) such action or, as the case may be, refrain from taking (or authorise the Security Agent to refrain from taking) such action with respect to the exercise of any of its rights, remedies, powers and discretions as agent, as the Majority Banks may direct.

16.4	Agent’s rights

The Agent may:

16.4.1	in the exercise of any right, remedy, power or discretion in relation to any matter, or in any context, not expressly provided for by this Agreement or any of the other Security Documents, act or, as the case may be, refrain from acting (or authorise the Security Agent to act or refrain from acting) in accordance with the instructions of the Banks, and shall be fully protected in so doing;

16.4.2	unless and until it shall have received directions from the Majority Banks, take such action or, as the case may be, refrain from taking such action (or authorise the Security Agent to take or refrain from taking such action) in respect of a Default of which the Agent has actual knowledge as it shall deem advisable in the best interests of the Banks (but shall not be obliged to do so);

16.4.3	refrain from acting (or authorise the Security Agent to refrain from acting) in accordance with any instructions of the Banks to institute any legal proceedings arising out of or in connection with this Agreement or any of the other Security Documents until it and/or the Security Agent has been indemnified and/or secured to its satisfaction against any and all costs, expenses or liabilities (including legal fees) which it would or might incur as a result;

16.4.4	deem and treat (a) each Bank as the person entitled to the benefit of the Contribution of such Bank for all purposes of this Agreement unless and until a Transfer Certificate shall have been filed with the Agent pursuant to clause 15.3 and shall have become effective, and (b) the office set opposite the name of each of the Banks in schedule 1 or, as the case may be, in any relevant Transfer Certificate to be such Bank’s lending office unless and until a written notice of change of lending office shall have been received by the Agent and the Agent may act upon any such notice unless and until the same is superseded by a further such notice;

16.4.5	rely as to matters of fact which might reasonably be expected to be within the knowledge of any Security Party upon a certificate signed by any director or member of the board of directors or officer (as the case may be) of the relevant Security Party on behalf of the relevant Security Party; and

16.4.6	do anything which is in its opinion necessary or desirable to comply with any law or regulation in any jurisdiction.

16.5	No liability of Arranger or Agent

Neither the Arranger nor the Agent nor any of their respective employees and agents shall:

16.5.1	be obliged to make any enquiry as to the use of any of the proceeds of the Loan unless (in the case of the Agent) so required in writing by a Bank, in which case the Agent shall promptly make the appropriate request to the Borrower; or

16.5.2	be obliged to make any enquiry as to any breach or default by the Borrower or any other Security Party in the performance or observance of any of the provisions of this Agreement or any of the other Security Documents or as to the existence of a Default unless (in the case of the Agent) the Agent has actual knowledge thereof or has been notified in writing thereof by a Bank, in which case the Agent shall promptly notify the Banks of the relevant event or circumstance; or

16.5.3	be obliged to enquire whether or not any representation or warranty made by the Borrower or any other Security Party pursuant to this Agreement or any of the other Security Documents is true; or

16.5.4	be obliged to do anything (including, without limitation, disclosing any document or information) which would, or might in its opinion, be contrary to any law or regulation or be a breach of any duty of confidentiality or otherwise be actionable or render it liable to any person; or

16.5.5	be obliged to account to any Bank for any sum or the profit element of any sum received by it for its own account; or

16.5.6	be obliged to institute any legal proceedings arising out of or in connection with this Agreement or any of the other Security Documents other than on the instructions of the Majority Banks; or

16.5.7	be liable to any Bank for any action taken or omitted under or in connection with this Agreement or any of the other Security Documents unless caused by its gross negligence or wilful misconduct.

For the purposes of this clause 16, neither the Arranger nor the Agent shall be treated as having actual knowledge of any matter of which the corporate finance or any other division outside the agency or loan administration department of the Arranger or the person for the time being acting as the Agent may become aware in the context of corporate finance, advisory or lending activities from time to time undertaken by the relevant Arranger or, as the case may be, the Agent for any Security Party or any other person which may be a trade competitor of any Security Party or may otherwise have commercial interests similar to those of any Security Party.

16.6	Non-reliance on Arranger or Agent

Each Bank acknowledges that it has not relied on any statement, opinion, forecast or other representation made by the Arranger or the Agent to induce it to enter into this Agreement or any of the other Security Documents and that it has made and will continue to make, without reliance on the Arranger or the Agent and based on such documents as it considers appropriate, its own appraisal of the creditworthiness of the Security Parties and its own independent investigation of the financial condition, prospects and affairs of the Security Parties in connection with the making and continuation of such Bank’s Commitment or Contribution under this Agreement. Neither the Arranger nor the Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any other Creditor with any credit or other information with respect to any Security Party whether coming into its possession before the making of the Loan or at any time or times thereafter other than as provided in clause 16.3.1.

16.7	No responsibility on Arranger or Agent for Borrower’s performance

Neither the Arranger nor the Agent shall have any responsibility or liability to any Bank:

16.7.1	on account of the failure of any Security Party to perform its obligations under any of the Security Documents; or

16.7.2	for the financial condition of any Security Party; or

16.7.3	for the completeness or accuracy of any statements, representations or warranties in any of the Security Documents or any document delivered under any of the Security Documents; or

16.7.4	for the execution, effectiveness, adequacy, genuineness, validity, enforceability or admissibility in evidence of any of the Security Documents or of any certificate, report or other document executed or delivered under any of the Security Documents; or

16.7.5	to investigate or make any enquiry into the title of the Borrower or any other Security Party to the Ship or any other security or any part thereof; or

16.7.6	for the failure to register any of the Security Documents with any official or regulatory body or office or elsewhere; or

16.7.7	for taking or omitting to take any other action under or in relation to any of the Security Documents or any aspect of any of the Security Documents; or

16.7.8	on account of the failure of the Security Agent to perform or discharge any of its duties or obligations under the Security Documents; or

16.7.9	otherwise in connection with the Agreement or its negotiation or for acting (or, as the case may be, refraining from acting) in accordance with the instructions of the Banks.

16.8	Reliance on documents and professional advice

The Arranger and the Agent shall be entitled to rely on any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person and shall be entitled to rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it (including those in the Arranger’s or, as the case may be, the Agent’s employment).

16.9	Other dealings

The Arranger and the Agent may, without any liability to account to the Banks, accept deposits from, lend money to, and generally engage in any kind of banking or other business with, and provide advisory or other services to, any Security Party or any of its Related Companies or any of the Banks as if it were not the Arranger or, as the case may be, the Agent.

16.10	Rights of Agent as Bank; no partnership

With respect to its own Commitment and Contribution (if any) the Agent shall have the same rights and powers under the Security Documents as any other Bank and may exercise the same as though it were not performing the duties and functions delegated to it under this Agreement and the term “Banks” shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity as a Bank. This Agreement shall not and shall not be construed so as to constitute a partnership between the parties or any of them.

16.11	Amendments and waivers

16.11.1	Subject to clause 16.11.2, the Agent may, with the consent of the Majority Banks (or if and to the extent expressly authorised by the other provisions of any of the Security Documents) and, if so instructed by the Majority Banks, the Agent shall:

(a)	agree (or authorise the Security Agent to agree) amendments or modifications to any of the Security Documents with any Security Party; and/or

(b)	vary or waive breaches of, or defaults under, or otherwise excuse performance of, any provision of any of the other Security Documents by any Security Party (or authorise the Security Agent to do so).

Any such action so authorised and effected by the Agent shall be documented in such manner as the Agent shall (with the approval of the Majority Banks) determine, shall be promptly notified to the Banks by the Agent and (without prejudice to the generality of clause 16.2) shall be binding on all the Creditors.

16.11.2	Except with the prior written consent of all the Banks, the Agent shall have no authority on behalf of the Banks to agree (or authorise the Security Agent to agree) with any Security Party any amendment or modification to any of the Security Documents or to grant (or authorise the Security Agent to grant) waivers in respect of breaches or defaults or to vary or excuse (or authorise the Security Agent to vary or excuse) performance of or under any of the Security Documents by any Security Party, if the effect of such amendment, modification, waiver or excuse would be to:

(a)	reduce the Margin;

(b)	postpone the due date of, or reduce the amount of any payment of principal, interest or other amount payable by any Security Party under any of the Security Documents;

(c)	change the currency in which any amount is payable by any Security Party under any of the Security Documents;

(d)	increase any Bank’s Commitment;

(e)	extend the Termination Date;

(f)	change any provision of any of the Security Documents which expressly or implied requires the approval or consent of all the Banks such that the relevant approval or consent may be given otherwise than with the sanction of all the Banks;

(g)	change the order of distribution under clause 6.9 or clause 13.1 or change clause 13.2;

(h)	change this clause 16.11;

(i)	change the definition of “Majority Banks” in clause 1.2; or

(j)	release any Security Party from the security constituted by any Security Document (except as required by the terms thereof or by law) or change the terms and conditions upon which such security or guarantee may be, or is required to be, released.

16.12	Reimbursement and indemnity by Banks

Each Bank shall reimburse the Agent (rateably in accordance with such Bank’s Commitment or Contribution), to the extent that the Agent is not reimbursed by the Borrower, for the costs, charges and expenses incurred by the Agent which are expressed to be payable by the Borrower under clause 5.2 including (in each case) the fees and expenses of legal or other professional advisers. Each Bank shall on demand indemnify the Agent (rateably in accordance with such Bank’s Commitment or Contribution) against all liabilities, damages, costs and claims whatsoever incurred by the Agent in connection with any of the Security Documents or the performance of its duties under any of the Security Documents or any action taken or omitted by the Agent under any of the Security Documents, unless such liabilities, damages, costs or claims arise from the Agent’s own gross negligence or wilful misconduct.

16.13	Retirement of Agent

16.13.1	The Agent may, having given to the Borrower and each of the Banks hot less than thirty (30) days’ notice of its intention to do so, retire from its appointment as Agent under this Agreement, provided that no such retirement shall take effect unless there has been appointed by the Banks as a successor agent:

(a)	a Related Company of the Agent nominated by the Agent which the Banks hereby irrevocably and unconditionally agree to appoint or, failing such nomination,

(b)	a Bank nominated by the Majority Banks or, failing such a nomination,

(c)	any reputable and experienced bank or financial institution nominated by the retiring Agent,

and such successor agent shall have accepted such appointment.

Any corporation into which the retiring Agent may be merged or converted or any corporation with which the Agent may be consolidated or any corporation resulting from any merger, conversion, amalgamation, consolidation or other reorganisation to which the Agent shall be a party shall, to the extent permitted by applicable law, be the successor Agent under this Agreement and the other Security Documents without the execution or filing of any document or any further act on the part of any of the parties to this Agreement and the other Security Documents save that notice of any such merger, conversion, amalgamation, consolidation or other reorganisation shall forthwith be given to each Security Party, the Banks. Prior to any such successor being appointed, the Agent agrees to consult with the Borrower as to the identity of the proposed successor and to take account of any reasonable objections which the Borrower may raise to such successor being appointed.

16.13.2	Upon any such successor as aforesaid being appointed, the retiring Agent shall be discharged from any further obligation under the Security Documents (but shall continue to have the benefit of this clause 16 in respect of any action it has taken or refrained from taking prior to such discharge) and its successor and each of the other parties to this Agreement shall have the same rights and obligations among themselves as they would have had if such successor had been a party to this Agreement in place of the retiring Agent. The retiring Agent shall (at the expense of the Borrower) provide its successor with copies of such of its records as its successor reasonably requires to carry out its functions under the Security Documents.

16.14	Appointment and retirement of Security Agent

16.14.1	Appointment

Each of the Banks and the Agent irrevocably appoints the Security Agent as its security agent and trustee for the purposes of this Agreement and the other Security Documents to which the Security Agent is or is to be a party, in each case on the terms set out in this Agreement. By virtue of such appointment, the Agent and each of the Banks hereby authorises the Security Agent (whether or not by or through employees or agents) to take such action on its behalf and to exercise such rights, remedies, powers and discretions as are specifically delegated to the Security Agent by this Agreement and/or any of the other Security Documents, together with such powers and discretions as are reasonably incidental thereto.

16.14.2	Retirement

Without prejudice to clause 16.13, the Security Agent may, having given to the Borrower and each of the Banks not less than fifteen (15) days’ notice of its intention to do so, retire from its appointment as Security Agent under this Agreement and any Trust Deed, provided that no such retirement shall take effect unless there has been appointed by the Banks and the Agent as a successor security agent and trustee:

(a)	a Related Company of the Security Agent nominated by the Security Agent which the Banks hereby irrevocably and unconditionally agree to appoint or, failing such nomination,

(b)	a bank or trust corporation nominated by the Majority Banks or, failing such a nomination,

(c)	any bank or trust corporation nominated by the retiring Security Agent,

and, in any case (i) such successor security agent and trustee shall have duly accepted such appointment by delivering to the Agent (A) written confirmation (in a form acceptable to the Agent) of such acceptance agreeing to be bound by this Agreement in the capacity of Security Agent as if it had been an original party to this Agreement and (B) a duly executed Trust Deed and (ii) such successor security agent and trustee shall have duly entered into, whether with the retiring Security Agent and/or with the Borrower and the other Security Parties and/or with the Creditors or with any of them, such documents in connection with the Security Documents as the Agent shall require in its absolute discretion.

Any corporation into which the retiring Security Agent may be merged or converted or any corporation with which the Security Agent may be consolidated or any corporation resulting from any merger, conversion, amalgamation, consolidation or other reorganisation to which the Security Agent shall be a party shall, to the extent permitted by applicable law, be the successor Security Agent under this Agreement, any Trust Deed and the other Security Documents referred to in clause 16.14.1 without the execution or filing of any document or any further act on the part of any of the parties to this Agreement, any Trust Deed and the other Security Documents save that notice of any such merger, conversion, amalgamation, consolidation or other reorganisation shall forthwith be given to each Security Party, the Banks and the Agent.

Upon any such successor as aforesaid being appointed, the retiring Security Agent shall be discharged from any further obligation under the Security Documents (but shall continue to have the benefit of this clause 16 in respect of any action it has taken or refrained from taking prior to such discharge) and its successor and each of the other parties to this Agreement shall have the same rights and obligations among themselves as they would have had if such successor had been a party to this Agreement in place of the retiring Security Agent. The retiring Security Agent shall (at the expense of the Borrower) provide its successor with copies of such of its records as its successor reasonably requires to carry out its functions under the Security Documents.

16.15	Powers and duties of the Security Agent

16.15.1	The Security Agent shall have no duties, obligations or liabilities to any of the Banks or the Agent beyond those expressly stated in any of the Security Documents. Each of the Banks and the Agent hereby authorises the Security Agent to enter into and execute:

(a)	each of the Security Documents to which the Security Agent is or is intended to be a party; and

(b)	any and all such other Security Documents as may be approved by the Agent in writing (acting on the instructions of the Majority Banks) for entry into by the Security Agent,

and, in each and every case, to hold any and all security thereby created upon trust for the Banks and the Agent in the manner contemplated by this Agreement.

16.15.2	Subject to clause 16.15.3 the Security Agent may, with the prior consent of the Majority Banks communicated in writing by the Agent, concur with any of the Security Parties to:

(a)	amend, modify or otherwise vary any provision of the Security Documents to which the Security Agent is or is intended to be a party; or

(b)	waive breaches of, or defaults under, or otherwise excuse performance of, any provision of the Security Documents to which the Security Agent is or is intended to be a party.

Any such action so authorised and effected by the Security Agent shall be promptly notified to the Banks and the Agent by the Security Agent and shall be binding on the other Creditors.

16.15.3	The Security Agent shall not concur with any Security Party with respect to any of the matters described in clause 16.11.2 without the consent of all the Banks communicated in writing by the Agent.

16.15.4	The Security Agent shall (subject to the other provisions of this clause 16) take such action or, as the case may be, refrain from taking such action, with respect to any of its rights, powers and discretions as security agent and trustee, as the Agent may direct. Subject as provided in the foregoing provisions of this clause, unless and until the Security Agent shall have received such instructions from the Agent, the Security Agent may, but shall not be obliged to, take (or refrain from taking) such action under or pursuant to the Security Documents referred to in clause 16.15.1 as the Security Agent shall deem advisable in the best interests of the Creditors provided that (for the avoidance of doubt), to the extent that this clause might otherwise be construed as authorising the Security Agent to take, or refrain from taking, any action of the nature referred to in clause 16.15.2 - and for which the prior consent of the Banks is expressly required under clause 16.15.3 - clauses 16.15.2 and 16.15.3 shall apply to the exclusion of this clause.

16.15.5	None of the Banks nor the Agent shall have any independent power to enforce any of the Security Documents referred to in clause 16.15.1 or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or any of them or otherwise have direct recourse to the security and/or guarantees constituted by such Security Documents or any of them except through the Security Agent.

16.15.6	For the purpose of this clause 16, the Security Agent may, rely and act in reliance upon any information from time to time furnished to the Security Agent by the Agent (whether pursuant to clause 16.15.7 or otherwise) unless and until the same is superseded by further such information, so that the Security Agent shall have no liability or responsibility to any party as a consequence of placing reliance on and acting in reliance upon any such information unless the Security Agent has actual knowledge that such information is inaccurate or incorrect.

16.15.7	Without prejudice to the foregoing each of the Agent and the Banks (whether directly or through the Agent) shall provide the Security Agent with such written information as it may reasonably require for the purpose of carrying out its duties and obligations under the Security Documents referred to in clause 16.15.1.

16.15.8

Each Bank shall reimburse the Security Agent (rateably in accordance with such Bank’s Commitment or, following draw down, its Contribution), to the extent that the Security Agent is not reimbursed by the Borrower, for the costs, charges and expenses incurred by the Agent which are expressed to be payable by the Borrower under clause 5.2 including (in each case) the fees and expenses of legal or other professional advisers. Each Bank shall on demand indemnify the Security Agent (rateably in accordance with such Bank’s Commitment or, following draw down, its Contribution) against all liabilities, damages, costs and claims whatsoever incurred by the Security Agent in connection with any of the Security Documents or the performance of its duties under any of the Security Documents or any action taken or omitted by the Security Agent under any of the Security Documents, unless such liabilities, damages, costs or claims arise from the Security Agent’s own gross negligence or wilful misconduct.

16.16	Trust provisions

16.16.1	In its capacity as trustee in relation to the Security Documents specified in clause 16.15.1, the Security Agent shall, without prejudice to any of the powers, discretions and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of any of those Security Documents), have all the same powers and discretions as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Agent by any of those Security Documents.

16.16.2	It is expressly declared that, in its capacity as trustee in relation to the Security Documents specified in clause 16.15.1, the Security Agent shall be entitled to invest moneys forming part of the security and which, in the opinion of the Security Agent, may not be paid out promptly following receipt in the name or under the control of the Security Agent in any of the investments for the time being authorised by law for the investment by trustees of trust moneys or in any other property or investments whether similar to the aforesaid or not or by placing the same on deposit in the name or under the control of the Security Agent as the Security Agent may think fit without being under any duty to diversify its investments and the Security Agent may at any time vary or transpose any such property or investments for or into any others of a like nature and shall not be responsible for any loss due to depreciation in value or otherwise of such property or investments. Any investment of any part or all of the security may, at the discretion of the Security Agent, be made or retained in the names of nominees.

16.17	Independent action by Creditors

None of the Creditors shall enforce, exercise any rights, remedies or powers or grant any consents or releases under or pursuant to, or otherwise have a direct recourse to the security and/or guarantees constituted by any of the Security Documents without the prior written consent of the Majority Banks but, Provided such consent has been obtained, it shall not be necessary for any other Creditor to be joined as an additional party in any proceedings for this purpose.

16.18	Common Agent and Security Agent

The Agent and the Security Agent have entered into the Security Documents in their separate capacities (a) as agent for the Banks under and pursuant to this Agreement (in the case of the Agent) and (b) as security agent and trustee for the Banks and the Agent under and pursuant to this Agreement, to hold the guarantees and/or security created by the other Security Documents specified in clause 16.15.1 on the terms set out in such Security Documents (in the case of the Security Agent). However, from time to time the Agent and the Security Agent may be the same entity. When the Agent and the Security Agent are the same entity and any Security Document provides for the Agent to communicate with or provide instructions to the Security Agent (and vice versa), it will not be necessary for there to be any such formal communications or instructions on those occasions.

16.19	Co-operation to achieve agreed priorities of application

The Banks and the Agent shall co-operate with each other and with the Security Agent and any receiver under the Security Documents in realising the property and assets subject to the Security Documents and in ensuring that the net proceeds realised under the Security Documents after deduction of the expenses of realisation are applied in accordance with clause 13.1.

16.20	Prompt distribution of proceeds

Moneys received by any of the Creditors (whether from a receiver or otherwise) pursuant to the exercise of (or otherwise by virtue of the existence of) any rights and powers under or pursuant to any of the Security Documents shall (after providing for all costs, charges, expenses and liabilities and other payments ranking in priority) be paid to the Agent for distribution in accordance with clause 13.1 if such moneys are so received by any of the Creditors other than the Agent or the Security Agent, and if so received by the Agent or the Security Agent, they shall be distributed by the Agent or, as the case may be, the Security Agent, in accordance with clause 13.1. The Agent or, as the case may be, the Security Agent shall make each such application and/or distribution as soon as is practicable after the relevant moneys are received by, or otherwise become available to, the Agent or, as the case may be, the Security Agent save that (without prejudice to any other provision contained in any of the Security Documents) the Agent or, as the case may be, the Security Agent (acting on the instructions of the Majority Banks) or any receiver may credit any moneys received by it to a suspense account for so long and in such manner as the Agent or such receiver may from time to time determine with a view to preserving the rights of the Agent and/or the Security Agent and/or the Account Bank and/or the Arranger and/or the Banks or any of them to provide for the whole of their respective claims against the Borrower or any other person liable.

17	Notices and other matters

17.1	Notices

Every notice, request, demand or other communication under this Agreement or (unless otherwise provided therein) under any of the other Security Documents shall:

17.1.1	be in writing delivered personally or by first-class prepaid letter (airmail if available) or facsimile transmission or other means of telecommunication in permanent written form;

17.1.2	be deemed to have been received, subject as otherwise provided in the relevant Security Document, in the case of a letter, when delivered personally or three (3) days after it has been put in to the post and, in the case of a facsimile transmission or other means of telecommunication in permanent written form, at the time of despatch (provided that if the date of despatch is not a business day in the country of the addressee or if the time of despatch is after the close of business in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day); and

17.1.3	be sent:

(a)	if to the Borrower at:

c/o TMS Tankers Ltd.

Athens Shipmanagement Office

80 Kifisias Avenue

GR151 25 Maroussi

Greece

Fax No:    +30 210 809 0405

Attention: Mr. G. Kourelis

(b)	if to the Arranger, the Agent or the Security Agent at:

DVB Bank SE, London Branch

Park House - 6th Floor

16-18 Finsbury Circus

London EC2M 7EB

United Kingdom

Fax No:    +44 207 256 4352

Attention: Loans Administration Department

with a copy to:

DVB Bank SE

Representative Office Greece

95 Akti Miaouli

185 38 Piraeus

Greece

Fax No:    +30 210 455 7420

Attention: Crude Oil & LNG Tanker Group

(c)	if to a Bank, to its address or facsimile number specified in schedule 1 or, in the case of a Transferee Bank, in any relevant Transfer Certificate,

or, in each case, to such other address and/or numbers as is notified by one party to the other parties under this Agreement.

17.2	Notices through the Agent

Every notice, request, demand or other communication under this Agreement to be given by the Borrower to any other party shall be given to the Agent for onward transmission as appropriate and if such notice, request, demand or other communication is to be given to the Borrower shall (except if otherwise provided in the Security Documents) be given through the Agent.

17.3	No implied waivers, remedies cumulative

No failure or delay on the part of any Creditor to exercise any power, right or remedy under any of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise by any Creditor of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in the Security Documents are cumulative and are not exclusive of any remedies provided by law.

17.4	English language

All certificates, instruments and other documents to be delivered under or supplied in connection with any of the Security Documents shall be in the English language or shall be accompanied by a certified English translation upon which the Creditors or any of them shall be entitled to rely.

17.5	Further assurance

The Borrower undertakes with the Creditors that the Security Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing under any of the Security Documents be valid and binding obligations of the respective parties thereto and rights of the Agent and each of the Banks enforceable in accordance with their respective terms and that it will, at its expense, execute, sign, perfect and do and will procure the execution signing, perfecting and doing each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Agent may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.

17.6	Conflicts

In the event of any conflict between this Agreement and any of the other Borrower’s Security Documents, the provisions of this Agreement shall prevail.

18	Governing law and jurisdiction

18.1	Law

This Agreement and any non-contractual obligations connected with it are governed by, and shall be construed in accordance with, English law.

18.2	Submission to jurisdiction

The Borrower agrees, for the benefit of each of the Creditors, that any legal action or proceedings arising out of or in connection with this Agreement (including any non-contractual obligations connected with it) against the Borrower or any of its assets may be brought in the English courts. The Borrower irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Ince Process Agents Ltd. at present of 5th Floor, International House, 1 St. Katharine’s Way, London E1W 1AY, England to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of any Creditor to take proceedings against the Borrower in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

The parties further agree that only the Courts of England and not those of any other State shall have jurisdiction to determine any claim which the Borrower may have against any Creditor arising out of or in connection with this Agreement (including any non-contractual obligations in connection with it).

18.3	Contracts (Rights of Third Parties) Act 1999

No term of this Agreement is enforceable under the provisions of the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

Schedule 1

The Banks and their Commitments

Name	Lending office and contact details	Commitment $

DVB Bank SE	Lending office DVB Bank SE, Frankfurt Platz der Republik 6, D-60325 Frankfurt am Main Federal Republic of Germany Contact details DVB Bank SE, London Branch Park House - 6th Floor 16-18 Finsbury Circus London EC2M 7EB United Kingdom Fax No: +44 207 256 4352 Attention: Loans Administration Department with a copy to: DVB Bank SE Representative Office Greece 95 Akti Miaouli 185 38 Piraeus Greece Fax No: +30 210 455 7420 Attention: Crude Oil & LNG Tanker Group	32,312,500

TOTAL COMMITMENT		32,312,500

Schedule 2

Documents and evidence required as conditions precedent

(referred to in clause 9.1)

Part 1

Documents and conditions required as conditions precedent to the Total Commitment being made available

1	Constitutional documents

Copies, certified by the legal counsel of each Security Party as true, complete and up to date copies of all documents which contain or establish or relate to the constitution of that Security Party;

2	Corporate authorisations

copies of resolutions of the directors of each Security Party and, if required, shareholders of each Security Party (other than the DryShips Guarantor) approving such of the Underlying Documents and the Security Documents to which such Security Party or such other party is, or is to be, party and authorising the signature, delivery and performance of such Security Party’s or such other party’s obligations thereunder, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Security Party or such other party as:

(a)	being true and correct;

(b)	being duly passed at meetings of the board of the directors of such Security Party or such other party and, if required, of the shareholders of such Security Party (other than the DryShips Guarantor) or such other party each duly convened and held;

(c)	not having been amended, modified or revoked; and

(d)	being in full force and effect,

together with originals or certified copies of any powers of attorney issued by any such Security Party or such other party pursuant to such resolutions;

3	Specimen signatures

copies of the signatures of the persons who have been authorised on behalf of each Security Party to sign such of the Underlying Documents and the Security Documents to which such Security Party is, or is to be, party and to give notices and communications, including notices of drawing, under or in connection with the Security Documents, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Security Party as being the true signatures of such persons;

4	Certificates of incumbency

a list of directors and officers of each Security Party specifying the names and positions of such persons, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Security Party to be true, complete and up to date;

5	Borrower’s consents and approvals

a certificate (dated no earlier than five (5) Banking Days prior to the date of this Agreement) from an officer of the Borrower that no consents, authorisations, licences or approvals are necessary for the Borrower to authorise or are required by the Borrower in connection with the borrowing by the Borrower of the Loan pursuant to this Agreement or the execution, delivery and performance of the Borrower’s Security Documents;

6	Other consents and approvals

a certificate (dated no earlier than five (5) Banking Days prior to the date of this Agreement) from an officer of each Security Party (other than the Borrower) that no consents, authorisations, licences or approvals are necessary for such Security Party to guarantee and/or grant security for the borrowing by the Borrower of the Total Commitment pursuant to this Agreement and execute, deliver and perform the Security Documents insofar as such Security Party is a party thereto;

7	Certified copies of the Underlying Documents

a copy, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) as a true and complete copy by the legal counsel of the Borrower of the Management Agreement, the Contract and the Initial Charter, such Initial Charter to be otherwise in form and substance, and otherwise on terms satisfactory to the Agent in all respects;

8	Marshall Islands opinion

an opinion of Cozen O’ Connor, special legal advisers on matters of Marshall Islands law to the Agent;

9	Greek opinion

an opinion of Mr John Charalampides, special legal advisers on matters of Greek law to the Agent;

10	Further opinions

any such further opinion as may be required by the Agent;

11	Security Documents

the Corporate Guarantees, the Account Pledges, a loans administration form supplied by the Agent (including the Authorised Persons Letter), the Share Pledge and the Authorised Persons Letter (each together with the other documents to be delivered to the Agent pursuant thereto), each duly completed and executed by the Security Parties;

12	Borrower’s process agent

a letter from the Borrower’s agent for receipt of service of proceedings referred to in clause 18.2 accepting its appointment under the said clause and under each of the other Security Documents in which it is or is to be appointed as the Borrower’s agent (or an email by such process agent that it will issue such letter imminently);

13	Corporate Guarantors’ process agent

a letter from each Corporate Guarantor’s agent for receipt of service of proceedings referred to in clause 9.2 of each Corporate Guarantee accepting its appointment under the said clause (or an email by such process agent that it will issue such letter imminently);

14	Registration forms

such statutory forms duly signed by the Borrower and the other Security Parties as may be required by the Agent to perfect the security contemplated by the Security Documents;

15	Bank accounts

evidence that each Account has been opened together with mandate forms in respect thereof duly executed (and relevant electronic banking system duly set up and operating);

16	“KYC”

such documentation and other evidence as is requested by the Agent in order for the Agent or any Bank or the Account Bank to carry out and be satisfied with the results of all necessary “know your client” or other checks which each such Bank or the Account Bank is required to carry out under any applicable law or legislation or by any regulatory or financial services authority (including in the European Union or the U.S.A.), in relation to the transactions contemplated by this Agreement and to the identity of any parties to this Agreement (other than the Creditors) and their directors, members of the board of directors, officers, shareholders and ultimate beneficial owners;

17	Group structure

evidence of the Group legal and capital structure (including a copy of a Group structure chart), such evidence and such legal and capital structure being in a form and substance in all respects acceptable to the Agent; and

18	Fees and commitment commission

evidence that any fees and commitment commission due from the Borrower to any of the Creditors pursuant to the terms of clause 5.1 or any other provision of the Security Documents have been paid in full.

Part 2

Documents and evidence required as conditions precedent to the Loan being made

1	Drawdown notice

The Drawdown Notice duly executed;

2	Conditions precedent

evidence that the conditions precedent set out in Part 1 of schedule 2 remain fully satisfied;

3	Ship conditions

evidence that the Ship:

(a)	Registration and Encumbrances

is permanently or provisionally registered in the name of the Borrower under the laws and flag of the relevant Flag State through the Registry and that the Ship and its Earnings, Insurances and Requisition Compensation are free of Encumbrances;

(b)	Classification

maintains the relevant Classification as a double-hull ship, free of any overdue requirements and recommendations from the Classification Society (and both such Classification and such Classification Society have been verified and confirmed in writing by the Borrower to the Agent not later than 15 days before the proposed Drawdown Date);

(c)	Insurance

is insured in accordance with the provisions of the Security Documents and all requirements of the Security Documents in respect of such insurance have been complied with (including without limitation, confirmation from the protection and indemnity association or other insurer with which the Ship is, or is to be, entered for insurance or insured against protection and indemnity risks (including oil pollution risks) that any necessary declarations required by the association or insurer for the removal of any oil pollution exclusion have been made and that any such exclusion does not apply to the Ship), with the names of the insurance companies and/or underwriters and/or brokers through which the Borrower is intending to effect such insurances and the terms of such insurances, having been notified in writing by the Borrower to the Agent not later than 5 days before the proposed Drawdown Date; and

(d)	Charter

(if available) has been delivered for service under the Initial Charter and has been accepted for service thereunder by the relevant Charterer;

4	Security Documents

the Ship Security Documents and the Charter Assignment in respect of the Initial Charter duly executed and delivered;

5	Title and no Encumbrances

evidence that the transfer of title to the Ship from the Builder to the Borrower has been duly registered in the Registry free of any Encumbrance;

6	Mortgage registration

evidence that the Mortgage over the Ship has been permanently registered against the Ship under the laws and flag of the Flag State through the Registry;

7	Notices of assignment

copies of duly executed notices of assignment required by the terms of the Ship Security Documents and in the forms prescribed by the Ship Security Documents;

8	Security Parties’ process agent

a letter from each Security Party’s agent for receipt of service of proceedings accepting its appointment under each Ship Security Document in which it is to be appointed as agent for service of process (or an email by such process agent that it will issue such letter imminently);

9	Registration forms

such statutory forms duly signed by the Borrower and the other Security Parties as may be required by the Agent to perfect the security contemplated by the Security Documents;

10	Insurance opinion

an opinion from insurance consultants to the Agent at the cost of the Borrower on the Insurances effected or to be effected in respect of the Ship upon and following the Drawdown Date;

11	Maltese opinion

an opinion of Ganado & Associates, special legal advisers on matters of Maltese law to the Agent;

12	Marshall Islands opinion

an opinion of Cozen O’ Connor, special legal advisers on matters of Marshall Islands law to the Agent;

13	Further opinions

any such further opinions as may be required by the Agent;

14	Delivery documents

a copy, certified as a true and complete copy by an officer or a legal counsel of the Borrower, of (a) a duly executed and notarised/legalised bill of sale in respect of the Ship evidencing the full Contract Price, (b) the protocol of delivery and acceptance in respect of the Ship, (c) the builder’s certificate in respect of the Ship and (d) any other delivery documents, each duly executed and exchanged pursuant to the Contract (including any evidence of payment in full of the Contract Price, the commercial invoice constituting adequate such evidence);

15	DOC and application for SMC

a certified copy of the DOC issued to the Operator for the Ship and evidence satisfactory to the Agent that the Operator has applied for an SMC for the Ship to be issued pursuant to the Code;

16	ISPS Code Compliance

(a)	evidence satisfactory to the Agent that the Ship is subject to a ship security plan which complies with the ISPS Code; and

(b)	a copy of the ISSC for the Ship and the continuous synopsis record required by the ISPS Code in respect of the Ship;

17	Certificates

(a)	evidence satisfactory to the Agent that the Ship is free from asbestos/glass wool and nuclear material or nuclear waste; and

(b)	a copy of the chartering description of the Ship, known as form “Q88” for tankers;

18	Stability booklet

a copy of the approval page and a copy of the page where the Ship’s light displacement tonnage is described to be provided, in each case from the stability booklet of the Ship;

19	Survey report

if required by the Agent, a survey report from surveyors appointed by the Agent (acting on the instructions of the Majority Banks), prepared following a physical inspection made by them of the Ship evidencing that the Ship is in a condition satisfactory to the Agent and maintains specifications in all respects acceptable to the Agent;

20	Classification Letter

evidence in all respects satisfactory to the Agent that the Classification Letter has been duly executed by the Borrower and the Security Agent and delivered to the Classification Society;

21	Valuation

a valuation of the Ship (dated not earlier than twenty one (21) days prior to the Drawdown Date) prepared by one, two or three (as the case may be) of the Approved Shipbrokers and made on the basis of, and in accordance with, the provisions of clause 8.2.2, expressed in Dollars; and

22	Fees and commissions

payment of any fees and commissions due from the Borrower to the Agent pursuant to the terms of clause 5.1 or any other provision of the Security Documents.

Schedule 3

Form of Drawdown Notice

(referred to in clause 2.4)

To:	DVB Bank SE

Platz der Republik 6

D-60325 Frankfurt am Main

Federal Republic of Germany

(as Agent)

[—] 2011

U.S. $32,312,500 Loan

Loan Agreement dated [—] 2011

We refer to the above Loan Agreement and hereby give you notice that we wish to draw down the Loan namely $[—] on [—] 2011 [and select a first Interest Period in respect thereof of [—] months] [the first Interest Period in respect thereof to expire on [—] 2011]. The funds should be credited as follows:

[insert details].

We confirm that:

(a)	no event or circumstance has occurred and is continuing which constitutes a Default;

(b)	the representations and warranties contained in (i) clauses 7.1, 7.2 and 7.3.2 of the Loan Agreement and (ii) clause 4 of each Corporate Guarantee, are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;

(c)	the borrowing to be effected by the drawdown of the Loan will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded; and

(d)	no events, conditions, facts or circumstances exist, have arisen or occurred since the date of the Loan Agreement which have had or could be reasonably expected to have a Material Adverse Effect; and

(e)	we will use the proceeds of the Loan for our benefit and under our full responsibility and exclusively for the purpose specified in the Loan Agreement.

Words and expressions defined in the Loan Agreement shall have the same meanings where used herein.

For and on behalf of
OLYMPIAN HERA OWNERS INC.

Schedule 4

Transfer Certificate

(referred to in clause 15.3)

TRANSFER CERTIFICATE

Banks are advised not to employ Transfer Certificates or otherwise to assign or transfer interests in the Loan Agreement without further ensuring that the transaction complies with all applicable laws and regulations, including the Financial Services and Markets Act 2000 and regulations made thereunder and similar statutes which may be in force in other jurisdictions

To:	DVB BANK SE as agent on its own behalf and on behalf of the Borrower, the Banks, the Arranger and the Security Agent defined in the Loan Agreement referred to below.

[Date]

Attention: [—]

This certificate (“Transfer Certificate”) relates to a loan agreement dated [—] (the “Loan Agreement”) and made between (1) Olympian Hera Owners Inc. (the “Borrower”), (2) the banks and financial institutions defined therein as banks (the “Banks”) and (3) DVB Bank SE as Agent, Arranger and Security Agent, in relation to a term loan of up to Thirty two million three hundred and twelve thousand five hundred Dollars ($32,312,500). Terms defined in the Loan Agreement shall, unless otherwise defined herein, have the same meanings herein as therein.

In this Certificate:

the “Transferor Bank” means [full name] of [lending office]; and

the “Transferee Bank” means [full name] of [lending office].

1	The Transferor Bank with full title guarantee assigns to the Transferee Bank absolutely all rights and interests (present, future or contingent) which the Transferor Bank has as a Bank under or by virtue of the Loan Agreement and all the Security Documents in relation to that part of the [Contribution] [Commitment] of the Transferor Bank (or its predecessors in title) details of which are set out below:

Date of Loan	Amount of Loan	Transferor Bank’s [Contribution] [Commitment] to Loan	Maturity Date

2	By virtue of this Transfer Certificate and clause 15 of the Loan Agreement, the Transferor Bank is discharged [entirely from its [Contribution] [Commitment] which amounts to $[ ]] [from [ ] per centum ([ ]%) of its [Contribution] [Commitment], which percentage represents $[ ]].

3	The Transferee Bank hereby requests the Agent (on behalf of itself, the Borrower, the Arranger, the Security Agent and the Banks) to accept the executed copies of this Transfer Certificate as being delivered pursuant to and for the purposes of clause 15.3 of the Loan Agreement so as to take effect in accordance with the terms thereof on [date of transfer],

4	The Transferee Bank:

4.1	confirms that it has received a copy of the Loan Agreement and the other Security Documents together with such other documents and information as it has required in connection with the transaction contemplated thereby;

4.2	confirms that it has not relied and will not hereafter rely on the Transferor Bank, the Agent, the Arranger, the Security Agent or the Banks to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of the Loan Agreement, any of the Security Documents or any such documents or information;

4.3	agrees that it has not relied and will not rely on the Transferor Bank, the Agent, the Arranger, the Security Agent or the Banks to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower, or any other Security Party (save as otherwise expressly provided therein);

4.4	warrants that it has power and authority to become a party to the Loan Agreement and has taken all necessary action to authorise execution of this Transfer Certificate and to obtain all necessary approvals and consents to the assumption of its obligations under the Loan Agreement and the Security Documents; and

4.5	if not already a Bank, appoints (i) the Agent to act as its agent and (ii) the Security Agent to act as its security agent, and trustee in each case as provided in the Loan Agreement and the Security Documents and agrees to be bound by the terms of the Loan Agreement and the other Security Documents.

5	The Transferor Bank:

5.1	warrants to the Transferee Bank that it has full power to enter into this Transfer Certificate and has taken all corporate action necessary to authorise it to do so;

5.2	warrants to the Transferee Bank that this Transfer Certificate is binding on the Transferor Bank under the laws of England, the country in which the Transferor Bank is incorporated and the country in which its lending office is located; and

5.3	agrees that it will, at its own expense, execute any documents which the Transferee Bank reasonably requests for perfecting in any relevant jurisdiction the Transferee Bank’s title under this Transfer Certificate or for a similar purpose.

6	The Transferee Bank hereby undertakes with the Transferor Bank and each of the other parties to the Loan Agreement and the other Security Documents that it will perform in accordance with its terms all those obligations which by the terms of the Loan Agreement and the other Security Documents will be assumed by it after delivery of the executed copies of this Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

7

By execution of this Transfer Certificate on their behalf by the Agent and in reliance upon the representations and warranties of the Transferee Bank, the Borrower, the Agent, the Arranger, the Security Agent and the Banks accept the Transferee Bank as a party to the Loan Agreement and the Security Documents with respect to all those rights and/or obligations which by the terms of the Loan Agreement and the Security Documents will be assumed by the

Transferee Bank (including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent, the Arranger and the Security Agent as provided by the Loan Agreement) after delivery of the executed copies of this Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

8	None of the Transferor Bank, the Agent, the Arranger, the Security Agent or the Banks:

8.1	makes any representation or warranty nor assumes any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Loan Agreement or any of the Security Documents or any document relating thereto; or

8.2	assumes any responsibility for the financial condition of the Borrower or any other Security Party or any party to any such other document or for the performance and observance by the Borrower or any other Security Party or any party to any such other document (save as otherwise expressly provided therein) and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded (except as aforesaid).

9	The Transferor Bank and the Transferee Bank each undertake that they will on demand fully indemnify the Agent in respect of any claim, proceeding, liability or expense which relates to or results from this Transfer Certificate or any matter concerned with or arising out of it unless caused by the Agent’s gross negligence or wilful misconduct, as the case may be.

10	The agreements and undertakings of the Transferee Bank in this Transfer Certificate are given to and for the benefit of and made with each of the other parties to the Loan Agreement and the Security Documents.

11	This Transfer Certificate and any non-contractual obligations connected with this Transfer Certificate shall be governed by, and shall be construed in accordance with, English law.

Transferor Bank	Transferee Bank

By:	By:

Dated:	Dated:

Agent

Agreed for and on behalf of itself as Agent, the Arranger, the Borrower, the Security Agent and the Banks

DVB BANK SE

By:

Dated:

Note: The execution of this Transfer Certificate alone may not transfer a proportionate share of the Transferor Bank’s interest in the security constituted by the Security Documents in the Transferor Bank’s or Transferee Bank’s jurisdiction. It is the responsibility of the Transferee Bank to ascertain whether any other documents are required to perfect a transfer of such a share in the Transferor Bank’s interest in such security in any such jurisdiction and, if so, to seek appropriate advice and arrange for execution of the same.

The Schedule

Outstanding Contribution: $—

Commitment: $—

Portion Transferred: —%

Administrative Details of Transferee Bank

Name of Transferee Bank:

Lending Office:

Contact Person

(Loan Administration Department):

Telephone:

Telefax No:

Contact Person

(Credit Administration Department):

Telephone:

Telefax No:

Account for payments:

Schedule 5

Form of Asclepius Guarantee

Private & Confidential

Dated [—] 2011

OLYMPIAN ASCLEPIUS HOLDING INC.	(1)

and

DVB BANK SE	(2)

CORPORATE GUARANTEE

Contents

Clause		Page

1	Interpretation	1

2	Guarantee	5

3	Payments and Taxes	8

4	Representations and warranties	8

5	Undertakings	11

6	Set-off	16

7	Benefit of this Guarantee	17

8	Notices and other matters	17

9	Law and jurisdiction	19

Schedule 1 Form of Compliance Certificate		20

THIS GUARANTEE is dated [—] 2011 and made BETWEEN:

(1)	OLYMPIAN ASCLEPIUS HOLDING INC. (the “Guarantor”), and

(2)	DVB BANK SE as security agent and trustee for and on behalf of the Secured Creditors (as defined below) (the “Security Agent”).

WHEREAS:

(A)	by a loan agreement dated [—] 2011 (the “Agreement”) and made between (1) Olympian Hera Owners Inc. as borrower (therein and herein referred to as the “Borrower”), (2) DVB Bank SE as arranger, agent (in such capacity the “Agent”) and Security Agent and (3) the banks and financial institutions referred to in schedule 1 thereto as lenders (the “Banks” and, together with the Agent, the “Secured Creditors”), the Banks agreed (inter alia) to make available to the Borrower, upon the terms and conditions therein contained, a term loan of up to $32,312,500;

(B)	pursuant to clause 16.14 of the Agreement, each of the Secured Creditors has appointed the Security Agent as its security agent and trustee and pursuant to a Trust Deed dated [—] and executed by the Security Agent (as trustee) in favour of the Secured Creditors, the Security Agent agreed to hold, receive, administer and enforce this Guarantee for and on behalf of itself and the Secured Creditors; and

(C)	the execution and delivery of this Guarantee (referred to as the Asclepius Guarantee in the Agreement) is one of the conditions precedent to each of the Banks making its Commitment available under the Agreement.

IT IS AGREED as follows:

1	Interpretation

1.1	Defined expressions

In this Guarantee, unless the context otherwise requires or unless otherwise defined in this Guarantee, words and expressions defined in the Agreement and used in this Guarantee shall have the same meanings where used in this Guarantee.

1.2	Definitions

In this Guarantee, unless the context otherwise requires:

“Accounting Information” means (a) the annual audited consolidated financial statements of the Group and (b) the half-yearly unaudited consolidated financial statements of the Group, each as provided or (as the context may require) to be provided to the Security Agent in accordance with clause 5.1.4;

“Accounting Period” means (a) each financial year of the Guarantor and (b) each half-year of each financial year of the Guarantor, for which Accounting Information is required to be delivered pursuant to this Guarantee;

“Agent” includes its successors in title and its replacements;

“Applicable Accounting Principles” means the most recent and up-to-date US GAAP applicable at any relevant time;

“Banks” includes their respective successors in title and Transferee Banks;

“Borrowed Money” means Indebtedness in respect of (a) money borrowed or raised and debit balances at banks, (b) any bond, note, loan stock, debenture or similar debt instrument, (c) acceptance or documentary credit facilities, (d) receivables sold or discounted (otherwise than on a non-recourse basis), (e) deferred payments for assets or services acquired, (f) finance

1

leases and hire purchase contracts, (g) swaps, forward exchange contracts, futures and other derivatives (and if the agreement under which any such transaction is entered requires netting of mutual liabilities, the Indebtedness, for the net amount shall be taken into account as calculated on a “marked to market” basis), (h) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or of any of (b) to (i) above and (i) guarantees in respect of Indebtedness of any person falling within any of (a) to (h) above;

“Cash” means, at any relevant time:

(a)	cash in hand legally and beneficially owned by any member of the Group; and

(b)	cash deposits legally and beneficially owned by any member of the Group and which are deposited with (i) any of the Banks, (ii) any other deposit taking institution having a rating of at least A from Standard & Poor’s Ratings Group or the equivalent with any other principal credit rating agency in the USA or Europe or (iii) any other lender or financial institution approved by the Security Agent, which in each case:

(1)	is free from any Encumbrance;

(2)	is otherwise at the free and unrestricted disposal of the relevant member of the Group by which it is owned; and

(3)	in the case of cash in hand or cash deposits held by a member of the Group which is not the Borrower, is (in the opinion of the Security Agent, based upon such documents and evidence as the Security Agent may require the Borrower to provide in order to form the basis of such opinion) capable or, upon the occurrence of an Event of Default, would become capable, of being paid without restriction to the Guarantor, within five (5) Banking Days of its request or demand therefor, either by way of a dividend or by way of a repayment of principal (or the payment of interest thereon), in respect of an inter-company loan from the Guarantor to that member of the Group,

Provided however that restricted cash of the Group which represents minimum liquidity required to be maintained under borrowing arrangements shall be taken into account as “Cash” if and for as long as it is free from Encumbrances;

“Collateral Instruments” means notes, bills of exchange, certificates of deposit and other negotiable and non-negotiable instruments, guarantees, indemnities and other assurances against financial loss and any other documents or instruments which contain or evidence an obligation (with or without security) to pay, discharge or be responsible directly or indirectly for, any indebtedness or liabilities of the Borrower or any other person liable and includes any documents or instruments creating or evidencing a mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest of any kind;

“Compliance Certificate” means a certificate in the form set out in schedule 1;

“DryShips Guarantee” means the corporate guarantee executed or (as the context may require) to be executed by the DryShips Guarantor in favour of the Security Agent in the form set out in schedule 6 of the Agreement;

“DryShips Guarantor” means DryShips Inc. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and includes its successors in title;

2

“EBITDA” means, in respect of a Four-Quarter Period, the consolidated net pre-taxation profits of the Group as stated in the most recent Accounting Information relevant to such Four-Quarter Period and all as adjusted by:

(a)	adding back Interest Expense;

(b)	taking no account of any exceptional or extraordinary item;

(c)	adding back depreciation and amortisation of assets; and

(d)	taking no account of any other non-cash items, including (without limitation) any non-cash gain or loss on sale or cancellation of vessels, any unrealised gain or loss on derivative contracts, provisions for doubtful accounts, asset impairments, any gain or loss from equity investments, stock-based compensation or any gain or loss arising from any non-controlling interest;

“Equity Ratio” means, at any relevant time, the ratio of (a) the Shareholders’ Equity to (b) the Total Assets;

“Fleet Market Value” means, as of the date of calculation, the aggregate market value of:

(a)	the Ship, as most recently determined pursuant to valuations obtained by the Agent (at the cost and expense of the Borrower) and made in accordance with the provisions of clauses 8.1.8 and/or 8.2.2 of the Agreement; and

(b)	all other Fleet Vessels (other than the Ship), as most recently determined by the Security Agent in its discretion, pursuant to valuations made available to the Security Agent (at the cost and expense of the Guarantor) pursuant to clause 5.1.5 of this Guarantee;

“Fleet Vessels” means all the vessels (including, but not limited to, the Ship, but excluding vessels under construction which are not yet delivered to a member of the Group) from time to time owned by the members of the Group and “Fleet Vessel” means any of them;

“Four-Quarter Period” means each twelve-month period ending on 31 March, 30 June, 30 September or 31 December of any calendar year;

“Group” means, together, the Guarantor and its Subsidiaries from time to time (which, for the avoidance of doubt, includes the Borrower) and “member of the Group” shall only mean the Guarantor or any of its Subsidiaries;

“Guarantee” includes each separate or independent stipulation or agreement by the Guarantor contained in this Guarantee;

“Guaranteed Liabilities” means all moneys, obligations and liabilities expressed to be guaranteed by the Guarantor in clause 2.1;

“Guarantor” includes the successors in title of the Guarantor;

“Incapacity” means, in relation to a person, the death, bankruptcy, unsoundness of mind, insolvency, liquidation, dissolution, winding-up, administration, receivership, amalgamation, reconstruction or other incapacity of that person whatsoever (and, in the case of a partnership, includes the termination or change in the composition of the partnership);

“Interest Cover Ratio” means, at any relevant time and in respect of a Four-Quarter Period, the ratio of (a) EBITDA to (b) Interest Expense for such Four-Quarter Period;

“Interest Expense” means, in respect of a Four-Quarter Period, all interest and other financing charges incurred or paid by the Group, as stated in the most recent Accounting Information relevant to such Four-Quarter Period;

3

“Material Adverse Effect” means a material adverse effect:

(a)	on the business, assets, nature of assets, operations, prospects, liabilities or condition (financial or otherwise) of any Security Party, any member of the Group or the Group as a whole; or

(b)	on the ability of any of the Borrower, the Guarantor, the DryShips Guarantor or any other Security Party to comply with any of their respective obligations under the Security Documents or any of them; or

(c)	on the legality, validity or enforceability of any of the Security Documents or any of the rights or remedies of the Creditors or any of them thereunder; or

(d)	in any Relevant Jurisdiction (or any of the financial markets thereof);

“Relevant Jurisdiction” means, any jurisdiction in which or where the Guarantor is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected;

“Relevant Portion” means, at any relevant time, a fraction having one as the numerator and the amount of Fleet Vessels (including the Ship) as at that time, as the denominator;

“Security Agent” includes the successors in title and replacements of the Security Agent;

“Shareholders’ Equity” means, at any time, the shareholders’ equity for the Group as shown in the then most recent Accounting Information, adjusted at any relevant time to take account of the difference between the aggregate book values of the Fleet Vessels and the Fleet Market Value;

“Tangible Net Worth” means, as at any relevant time, the issued share capital of the Guarantor plus reserves of the Group, each as shown in the then most recent Accounting Information but:

(a)	after adding (i) any credit balance on the Guarantor’s relevant consolidated profit and loss account (known as “Retained Earnings”) and (ii) in the event that the Fleet Market Value exceeds the book values of the Fleet Vessels as shown in the relevant Accounting Information, the relevant excess; and

(b)	after subtracting:

(i)	any debit balance on the Guarantor’s relevant consolidated profit and loss account (known as “Retained Losses”);

(ii)	any amount shown in the relevant Accounting Information for goodwill, including on consolidation, or any other intangible property;

(iii)	distributions or proposed distributions not provided for in the relevant Accounting Information; and

(iv)	in the event that the Fleet Market Value is less than the book values of the Fleet Vessels as shown in the relevant Accounting Information, the relevant shortfall;

“Total Assets” means, at any time, the total assets of the Group (as shown in, and calculated in accordance with, the then most recent Accounting Information) adjusted at any relevant time to take account of the difference between the aggregate book values of the Fleet Vessels and the Fleet Market Value; and

“Working Capital” means, at any time, the current assets less the current liabilities (but excluding the current portion of long-term debt) of the Group (each as shown in, and calculated in accordance with, the then most recent Accounting Information).

4

1.3	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Guarantee.

1.4	Construction of certain terms

Clause 1.4 of the Agreement shall apply to this Guarantee as if set out herein.

2	Guarantee

2.1	Covenant to pay

In consideration of (a) the Banks making or continuing loans or advances to, or otherwise giving credit or granting banking facilities or accommodation or granting time to, the Borrower pursuant to the Agreement and (b) other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Guarantor, the Guarantor hereby guarantees to pay to the Security Agent, for the account of the Secured Creditors, on demand by the Security Agent all moneys and discharge all obligations and liabilities now or hereafter due, owing or incurred by the Borrower to the Secured Creditors or any of them under or pursuant to the Agreement and the other Security Documents or any of them, when the same become due for payment or discharge whether by acceleration or otherwise, and whether such moneys, obligations or liabilities are express or implied, present, future or contingent, joint or several, incurred as principal or surety, originally owing to the Secured Creditors or any of them or purchased or otherwise acquired by any of them, denominated in Dollars or in any other currency, or incurred on any banking account or in any other manner whatsoever.

Such liabilities shall, without limitation, include interest (as well after as before judgment) to date of payment at such rates and upon such terms as may from time to time be agreed, commission, fees and other charges and all legal and other costs, charges and expenses on a full and unqualified indemnity basis which may be incurred by the Secured Creditors or any of them in relation to any such moneys, obligations or liabilities or generally in respect of the Borrower, the Guarantor or any Collateral Instrument.

2.2	Guarantor as principal debtor; indemnity

As a separate and independent stipulation, the Guarantor agrees that if any purported obligation or liability of the Borrower which would have been the subject of this Guarantee had it been valid and enforceable is not or ceases to be valid or enforceable against the Borrower on any ground whatsoever whether or not known to the Security Agent and/or the Secured Creditors or any of them (including, without limitation, any irregular exercise or absence of any corporate power or lack of authority of, or breach of duty by, any person purporting to act on behalf of the Borrower or any legal or other limitation, whether under the Limitation Acts or otherwise or any disability or Incapacity or any change in the constitution of the Borrower) the Guarantor shall nevertheless be liable to the Security Agent in respect of that purported obligation or liability as if the same were fully valid and enforceable and the Guarantor were the principal debtor in respect thereof. The Guarantor hereby agrees to keep the Security Agent fully indemnified on demand against all damages, losses, costs and expenses arising from any failure of the Borrower to perform or discharge any such purported obligation or liability.

2.3	Statements of account conclusive

Any statement of account, signed as correct by an officer of the Security Agent, showing the amount of the Guaranteed Liabilities shall, in the absence of manifest error, be prima facie evidence against the Guarantor.

2.4	No security taken by Guarantor

The Guarantor warrants that it has not taken or received, and undertakes that until all the Guaranteed Liabilities of the Borrower have been paid or discharged in full, it will not take or receive, the benefit of any security from the Borrower or any other person in respect of its obligations under this Guarantee.

5

2.5	Interest

The Guarantor agrees to pay interest on each amount demanded of it under this Guarantee from the date of such demand until payment (as well after as before judgment) at the rate specified in clause 3.4 of the Agreement which shall apply to this Guarantee mutatis mutandis. Such interest shall be compounded at the end of each period determined for this purpose by the Security Agent in the event of it not being paid when demanded but without prejudice to any Secured Creditor’s right to require payment of such interest.

2.6	Continuing security and other matters

This Guarantee shall:

2.6.1	secure the ultimate balance from time to time owing to the Secured Creditors or any of them by the Borrower and shall be a continuing security, notwithstanding any settlement of account or other matter whatsoever;

2.6.2	be in addition to any present or future Collateral Instrument, right or remedy held by or available to the Security Agent or any of the Secured Creditors; and

2.6.3	not be in any way prejudiced or affected by the existence of any such Collateral Instrument, rights or remedies or by the same becoming wholly or in part void, voidable or unenforceable on any ground whatsoever or by the Security Agent or any of the Secured Creditors dealing with, exchanging, varying or failing to perfect or enforce any of the same or giving time for payment or indulgence or compounding with any other person liable.

2.7	Liability unconditional

The liability of the Guarantor shall not be affected nor shall this Guarantee be discharged or reduced by reason of:

2.7.1	the Incapacity or any change in the name, style or constitution of the Borrower or any other person liable;

2.7.2	the Security Agent or any of the Secured Creditors granting any time, indulgence or concession to, or compounding with, discharging, releasing or varying the liability of, the Borrower or any other person liable or renewing, determining, varying or increasing any accommodation, facility or transaction or otherwise dealing with the same in any manner whatsoever or concurring in, accepting or varying any compromise, arrangement or settlement or omitting to claim or enforce payment from the Borrower or any other person liable; or

2.7.3	any act or omission which would have discharged or affected the liability of the Guarantor had it been a principal debtor instead of a guarantor or by anything done or omitted which but for this provision might operate to exonerate the Guarantor.

2.8	Collateral Instruments

Neither the Security Agent nor any of the Secured Creditors shall be obliged to make any claim or demand on the Borrower or to resort to any Collateral Instrument or other means of payment now or hereafter held by or available to it before the Security Agent enforcing this Guarantee and no action taken or omitted by the Security Agent or any of the Secured Creditors in connection with any such Collateral Instrument or other means of payment shall discharge, reduce, prejudice or affect the liability of the Guarantor under this Guarantee nor shall the Security Agent or any of the Secured Creditors be obliged to apply any moneys or other property received or recovered in consequence of any enforcement or realisation of any such Collateral Instrument or other means of payment in reduction of the Guaranteed Liabilities.

6

2.9	Waiver of Guarantor’s rights

Until all the Guaranteed Liabilities have been paid, discharged or satisfied in full (and notwithstanding payment of a dividend in any liquidation or under any compromise or arrangement) the Guarantor agrees that, without the prior written consent of the Security Agent (acting on the instructions of the Majority Banks), it will not:

2.9.1	exercise its rights of subrogation, reimbursement and indemnity against the Borrower or any other person liable;

2.9.2	demand or accept repayment in whole or in part of any Indebtedness now or hereafter due to the Guarantor from the Borrower or from any other person liable or demand or accept any Collateral Instrument in respect of the same or dispose of the same;

2.9.3	take any step to enforce any right against the Borrower or any other person liable in respect of any Guaranteed Liabilities; or

2.9.4	claim any set-off or counterclaim against the Borrower or any other person liable or claim or prove in competition with the Security Agent or any of the Secured Creditors in the liquidation of the Borrower or any other person liable or have the benefit of, or share in, any payment from or composition with the Borrower or any other person liable or any other Collateral Instrument now or hereafter held by the Security Agent or any of the Secured Creditors for any Guaranteed Liabilities or for the obligations or liabilities of any other person liable but so that, if so directed by the Security Agent, it will prove for the whole or any part of its claim in the liquidation of the Borrower or any other person liable on terms that the benefit of such proof and of all money received by it in respect thereof shall be held on trust for the Security Agent and applied in or towards discharge of the Guaranteed Liabilities in such manner as the Security Agent shall deem appropriate.

2.10	Suspense accounts

Any moneys received in connection with this Guarantee (whether before or after any Incapacity of the Borrower or the Guarantor) may be placed to the credit of a suspense account with a view to preserving the rights of the Security Agent or any of the Secured Creditors to prove for the whole of its claims against the Borrower or any other person liable or may be applied in or towards satisfaction of such of the Guaranteed Liabilities as the Security Agent may from time to time conclusively determine in its absolute discretion.

2.11	Settlements conditional

Any release, discharge or settlement between the Guarantor and the Security Agent or any of the Secured Creditors shall be conditional upon no security, disposition or payment to the Security Agent or any of the Secured Creditors by the Borrower or any other person liable being void, set aside or ordered to be refunded pursuant to any enactment or law relating to bankruptcy, liquidation, administration or insolvency or for any other reason whatsoever and if such condition shall not be fulfilled the Security Agent shall be entitled to enforce this Guarantee subsequently as if such release, discharge or settlement had not occurred and any such payment had not been made.

2.12	Guarantor to deliver up certain property

If, contrary to clauses 2.4 or 2.9, the Guarantor takes or receives the benefit of any security or receives or recovers any money or other property, such security, money or other property shall be held on trust for the Security Agent and shall be delivered to the Security Agent on demand.

2.13	Retention of this Guarantee

The Security Agent shall be entitled to retain this Guarantee after as well as before the payment or discharge of all the Guaranteed Liabilities for such period as the Security Agent may determine (but not longer than 24 months after the date of full payment and discharge of the Guaranteed Liabilities).

7

3	Payments and Taxes

3.1	No set off or counterclaim

All payments to be made by the Guarantor under this Guarantee shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in clause 3.2, free and clear of any deductions or withholdings, in Dollars on the due date to such account of the Security Agent as it may specify in writing to the Guarantor from time to time.

3.2	Grossing up for Taxes

If at any time the Guarantor is required to make any deduction or withholding in respect of Taxes from any payment due under this Guarantee for the account of the Security Agent (or if the Security Agent is required to make any such deduction or withholding from a payment to a Secured Creditor of moneys received under this Guarantee), the sum due from the Guarantor in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Security Agent or, as the case may be, such Secured Creditor receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Guarantor shall indemnify the Security Agent against any losses or costs incurred by it by reason of any failure of the Guarantor to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Guarantor shall promptly deliver to the Security Agent any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

3.3	Currency indemnity

If any sum due from the Guarantor under this Guarantee or any order or judgment given or made in relation hereto has to be converted from the currency (the “first currency”) in which the same is payable under this Guarantee or under such order or judgment into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against the Guarantor, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to this Guarantee, the Guarantor shall indemnify and hold harmless the Security Agent from and against any loss suffered as a result of any difference between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the Security Agent may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Guarantor under this clause 3.3 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Guarantee and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

4	Representations and warranties

4.1	Continuing representations and warranties

The Guarantor represents and warrants to the Security Agent that:

4.1.1	Due incorporation

the Guarantor is duly incorporated and validly existing in good standing under the laws of the Republic of the Marshall Islands as a Marshall Islands corporation and has power to carry on its business as it is now being conducted and to own its property and other assets;

8

4.1.2	Corporate power

the Guarantor has power to execute, deliver and perform its obligations under this Guarantee; all necessary corporate and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of the Guarantor to borrow or give guarantees will be exceeded as a result of this Guarantee;

4.1.3	Binding obligations

this Guarantee constitutes valid and legally binding obligations of the Guarantor enforceable in accordance with its terms;

4.1.4	No conflict with other obligations

the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, this Guarantee by the Guarantor will not:

(a)	contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Guarantor is subject; or

(b)	conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Guarantor is a party or is subject or by which it or any of its property is bound; or

(c)	contravene or conflict with any provision of the constitutional documents of the Guarantor; or

(d)	result in the creation or imposition of or oblige the Guarantor to create any Encumbrance (other than a Permitted Encumbrance) on any of the undertaking, assets, rights or revenues of the Guarantor;

4.1.5	No litigation

no litigation, arbitration or administrative proceeding is taking place, pending or, to the knowledge of the officers of the Guarantor, threatened against the Guarantor or any other member of the Group or any other Security Party which could have a Material Adverse Effect;

4.1.6	No filings required

it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Guarantee that it or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to this Guarantee and this Guarantee is in proper form for its enforcement in the courts of each Relevant Jurisdiction;

4.1.7	Choice of law

the choice of English law to govern this Guarantee and the submission by the Guarantor to the non-exclusive jurisdiction of the English courts are valid and binding;

4.1.8	No immunity

the Guarantor is subject to civil and commercial law with respect of its obligations under this Guarantee and the transactions contemplated thereby constitute private and commercial acts done for private and commercial purposes and neither the Guarantor nor any of its assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement);

9

4.1.9	Consents obtained

every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by the Guarantor to authorise, or required by the Guarantor in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of this Guarantee or the performance by the Guarantor of its obligations under this Guarantee has been obtained or made and is in full force and effect and there has been no default in the observance of any of the conditions or restrictions (if any) imposed in, or in connection with, this Guarantee;

4.1.10	Shareholdings

the Borrower is a wholly-owned indirect Subsidiary of the Guarantor;

4.1.11	Compliance with laws and regulations

the Guarantor is in compliance with the terms and conditions of all laws, regulations, agreements, licences and concessions material to the carrying on of its business (including in relation to Taxation);

4.1.12	No Material Adverse Effect

no events, conditions, facts or circumstances exist or have arisen or occurred since the date of this Guarantee, which have had or could reasonably be expected to have a Material Adverse Effect; and

4.1.13	Taxation

(a)	the Guarantor is not (and no other member of the Group is) overdue in the filing of any tax returns and the Guarantor is not (and no other member of the Group is) overdue in the payment of any amounts in respect of Taxes (or its equivalent in any other currency);

(b)	no claims or investigations are being, or are reasonably likely to be, made or conducted against the Guarantor (or any other member of the Group) with respect to Taxes; and

(c)	the Guarantor (and each other member of the Group) is resident for taxation purposes only in the jurisdiction of its incorporation.

4.2	Initial representations and warranties

The Guarantor further represents and warrants to the Security Agent that:

4.2.1	Pari passu and subordinated indebtedness

(a)	the obligations of the Guarantor under this Guarantee are direct, general and unconditional obligations of the Guarantor and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Guarantor except for obligations which are mandatorily preferred by operation of law and not by contract; and

(b)	any Indebtedness of the Guarantor owing to any of its shareholders or other members of the Group is subordinated in all respects to the Guarantor’s obligations under this Guarantee;

4.2.2	No default under other Indebtedness

the Guarantor is not (nor would with the giving of notice or lapse of time or the satisfaction of any other condition or combination thereof be) in breach of or in default under any agreement relating to Indebtedness to which it is a party or by which it may be bound;

10

4.2.3	Information

the information, exhibits and reports furnished by the Guarantor to the Creditors or any of them in connection with the negotiation and preparation of this Guarantee are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein misleading;

4.2.4	No withholding Taxes

no Taxes are imposed by withholding or otherwise on any payment to be made by the Guarantor under this Guarantee or are imposed on or by virtue of the execution or delivery by the Guarantor of this Guarantee or any other document or instrument to be executed or delivered under this Guarantee;

4.2.5	No Default

no Default has occurred and is continuing; and

4.2.6	Shareholdings

the Guarantor is an indirect Subsidiary of the DryShips Guarantor.

4.3	Repetition of representations and warranties

On and as of the Drawdown Date and (except in relation to the representations and warranties in clause 4.2) on each Interest Payment Date, the Guarantor shall:

4.3.1	be deemed to repeat the representations and warranties in clauses 4.1 and 4.2 as if made with reference to the facts and circumstances existing on such day; and

4.3.2	be deemed to further represent and warrant to the Security Agent that the then latest audited consolidated financial statements of the Group delivered to the Security Agent under this Guarantee (if any) have been prepared in accordance with the Applicable Accounting Principles which have been consistently applied and present fairly and accurately the consolidated financial position of the Group as at the end of the financial period to which the same relate and the consolidated results of the operations of the Group for the financial period to which the same relate and, as at the end of such financial period, neither the Guarantor nor any other member of the Group nor the Group as a whole had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements.

5	Undertakings

5.1	General

The Guarantor undertakes with the Security Agent that, from the date of this Guarantee and so long as any moneys are owing, whether actually or contingently, under any of the Security Documents (including this Guarantee) and while all or any part of the Total Commitment remains outstanding, it will:

5.1.1	Notice of Default and other events

promptly inform the Security Agent of any occurrence of which it becomes aware which might adversely affect the ability of any Security Party to perform its obligations under any of the Security Documents or the Underlying Documents and, without limiting the generality of the foregoing and without prejudice to clause 5.1.5, will inform the Security Agent of any material litigation involving the Group or any member thereof, any Environmental Claim, any discharge of a Pollutant from the Ship or any other Relevant Ship or any other incident which

11

may give rise to an Environmental Claim and of any Default, forthwith upon becoming aware thereof and will from time to time, if so requested by the Security Agent, confirm to the Security Agent in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing;

5.1.2	Consents and licences - compliance with laws and regulations

(a)	without prejudice to clauses 4.1 of this Guarantee, obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, licence or approval of governmental or public bodies or authorities or courts and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law for the continued due performance of all the obligations of the Guarantor under this Guarantee; and

(b)	comply with all laws, regulations, agreements, licences and concessions material to the carrying on of its business (including in relation to Taxation);

5.1.3	Pari passu and subordination

without prejudice to the provisions of clause 5.2, ensure that:

(a)	its obligations under this Guarantee shall, without prejudice to the provisions of clause 5.2 and the security created or intended to be created by the Security Documents to which it is or is to be a party, at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract; and

(b)	its Indebtedness (if any) to its shareholders or its Related Companies is on terms acceptable to the Security Agent in its absolute discretion and is and shall remain at all times fully subordinated towards its obligations under this Guarantee;

5.1.4	Financial statements

prepare or cause to be prepared:

(a)	audited consolidated financial statements of the Group in accordance with the Applicable Accounting Principles consistently applied in respect of each financial year (namely, each 12-month period ending on 31 December of each calendar year); and

(b)	unaudited consolidated financial statements of the Group in accordance with the Applicable Accounting Principles consistently applied in respect of the first half-year of each financial year (namely, each 6-month period ending on 30 June of each calendar year), together with details of all off-balance sheet and time charter commitments of the Group and, in each case, deliver to the Security Agent as many copies of the same as the Security Agent may reasonably require as soon as practicable but not later than:

(i)	in the case of annual audited financial statements, one hundred and eighty (180) days after the end of the financial period to which they relate (namely, not later than 30 June of each calendar year); and

(ii)	in the case of unaudited financial statements, ninety (90) days after the end of the financial period to which they relate (namely, not later than 30 September of each calendar year);

12

5.1.5	Compliance Certificate and valuations

(a)	deliver to the Security Agent in sufficient copies for all the Banks, a Compliance Certificate (including any supporting schedules or other information and evidence as the Security Agent may require) for the relevant Accounting Periods executed by a duly authorised signatory of the Borrower and a duly authorised signatory of the Guarantor, at the time when consolidated financial statements of the Group are delivered to the Agent and/or the Security Agent in accordance with clause 8.1.5 of the Agreement and clause 5.1.4 of this Guarantee (namely, not later than 30 June and 30 September, respectively, of each calendar year) and, if a Default has occurred, at any other time as and when the Security Agent in its absolute discretion shall require;

(b)	deliver or cause to be delivered to the Security Agent valuations of each Fleet Vessel prepared in accordance with, and in the manner specified in, clause 5.3.3 (at the cost of the Guarantor) at the time when any consolidated financial statements of the Group are delivered to the Agent and/or the Security Agent in accordance with clause 8.1.5 of the Agreement and/or and clause 5.1.4 of this Guarantee (namely, not later than 30 June and 30 September, respectively, of each calendar year), and prepared as at the date to which the relevant financial statements which they accompany are drawn up and, if a Default has occurred, at any other time as and when the Security Agent in its absolute discretion shall require;

5.1.6	Delivery of reports

deliver to the Security Agent sufficient copies for all the Banks of every report, circular, notice or like document issued by the Guarantor to its shareholders or creditors generally (including, in the event of a listing of the Guarantor’s shares on any stock exchange, filings and reports to any relevant authorities, including, if applicable, the SEC of the U.S.A.);

5.1.7	Provision of further information

(a)	provide the Security Agent with such financial and other information concerning the Borrower, the Guarantor, the other Security Parties, any other Relevant Parties, the Fleet Vessels, the Group and its members and their respective affairs, the Initial Charter and any other Charter as the Security Agent or any Bank (acting through the Security Agent) may from time to time reasonably require and keep the Security Agent advised regularly of all major financial developments in relation to the Borrower, the Guarantor, the other Security Parties, any other Relevant Parties, the Group and its members including, without prejudice to the generality of the foregoing, any vessel sales or purchases and any new borrowings; and

(b)	provide the Security Agent and each Bank with all assistance, support, information and materials reasonably required by any of them at any time in order to:

(i)	achieve successful syndication of the facility made available under the Agreement and to prepare an information memorandum (the accuracy of which will be warranted by the Guarantor and/or Borrower) for the purpose of achieving such syndication; and/or

(ii)	achieve a successful securitisation or any other similar transaction involving the Agreement and the Security Documents,

and, in doing so, the Guarantor shall ensure that:

(1)	senior management members of the Guarantor and the Group participate in any relevant presentations made by the Agent or a Bank to third parties;

(2)	any syndication or securitisation effort by the Agent or the Banks benefits from the existing banking relationships of the Group; and

13

(3)	any materials provided in accordance with this clause 5.1.7(b) include, without limitation, information relating to the business plans, asset valuations, disposals and other such information pertaining to the Group, its business, affairs and its assets as may be reasonably requested by the Security Agent and/or any Bank provided however that no such information shall be requested or disclosed (A) if such disclosure would constitute a breach of any applicable laws or regulations of any stock exchange, or (B) if such disclosure would be of a commercially sensitive nature the public disclosure of which would be prejudicial to the interests of the Guarantor; and

5.1.8	Shareholdings

be at all times the legal and beneficial owner of 100% of (i) the total issued share capital and (ii) the total issued voting share capital of the Borrower.

5.2	Negative undertakings

The Guarantor undertakes with the Security Agent that, from the date of this Guarantee and so long as any moneys are owing under the Security Documents and while all or any part of the Total Commitment remains outstanding, it will not, without the prior written consent of the Security Agent (acting on the instructions of the Majority Banks):

5.2.1	Negative pledge

create, cause or permit any Encumbrance to subsist, arise or be created or extended over all or any part of its present or future undertaking, assets, rights or revenues or over the shares of the Borrower, to secure or prefer any present or future Indebtedness or other liability or obligation of any Security Party or any other person (and, for the avoidance of doubt, the undertaking, assets, rights and revenues of the Guarantor’s Subsidiaries (except for the shares of the Borrower) shall not be deemed included in the undertakings, assets, rights and revenues of the Guarantor for the purposes of this clause 5.2.1);

5.2.2	No merger

merge or consolidate with any other person or enter into any demerger, amalgamation or any corporate reconstruction or redomiciliation of any kind except for a merger or demerger of the Guarantor following a spin-off of the Guarantor from the DryShips Guarantor or a following listing of the Guarantor’s shares on NASDAQ or any other stock exchange acceptable to the Agent (acting on the instructions of the Majority Banks) and provided that:

(a)	any such merger or demerger is an integral part of such spin-off or listing; and

(b)	the Guarantor is the/a surviving entity of such merger or demerger;

5.2.3	Constitutional documents

change, amend or vary, or agree to or permit any change, amendment or variation of or to, its constitutional documents, except for the purpose of attempting or achieving a spin-off of the Guarantor from the DryShips Guarantor or a listing of the Guarantor’s shares on NASDAQ or any other stock exchange acceptable to the Agent (acting on the instructions of the Majority Banks), each to the extent not prohibited by this Guarantee;

5.2.4	Financial year

change, permit or agree to any change in, the way of computation of its financial year;

5.2.5	Share capital and distribution

purchase or otherwise acquire for value any shares of its capital or declare or pay any dividends or distribute any of its present or future assets, undertaking, rights or revenues to

14

any of its shareholders Provided however that the Guarantor may declare or pay cash dividends to it shareholders at any time if no Event of Default shall have occurred and is continuing at the time of declaration or payment of such dividends or would occur as a result of the declaration or payment of such dividends; or

5.2.6	Intra-Group transactions

enter into any transactions or agreements with any other member of the Group or any of its Related Companies other than on an arm’s length basis and for full consideration.

5.3	Financial undertakings and valuations

5.3.1	The Guarantor undertakes with the Security Agent that, from the date of this Guarantee and so long as any moneys are owing under the Security Documents and while all or any part of the Total Commitment remains outstanding, it will ensure that:

(a)	Cash

(i)	from the date of this Guarantee until 31 December 2011, the aggregate amount of Cash held in the Group on a consolidated basis shall at all times be the higher of (1) not less than $1,250,000 per Fleet Vessel and (2) $9,000,000;

(ii)	from 1 January 2012 and at all times thereafter, the aggregate amount of Cash held in the Group on a consolidated basis shall at all times be the higher of (1) $1,250,000 per Fleet Vessel and (2) $15,000,000,

provided however that the Relevant Portion of the minimum amount of Cash required at any relevant time under this clause 5.3.1(a) shall be maintained at that time in the Operating Account;

(b)	Working Capital

the Working Capital shall at all times be higher than zero (0);

(c)	Equity Ratio

the Equity Ratio shall not at any time be lower than 0.35:1.00;

(d)	Tangible Net Worth

if the DryShips Guarantor is released from its obligations under the DryShips Guarantee as provided in clause 2.14 of the DryShips Guarantee, at all times after such release, the Tangible Net Worth shall be not less than $200,000,000; and

(e)	Interest Cover Ratio

at all times the Interest Cover Ratio in relation to any Four-Quarter Period:

(i)	ending on or before 31 December 2011 (inclusive), shall not be lower than 2.00:1.00;

(ii)	ending after 1 January 2012 but not after 31 December 2012 (inclusive), shall not be lower than 2.50:1.00; and

(iii)	ending after 1 January 2013, shall not be lower than 3.00:1.00.

5.3.2	Interpretation

(a)	For the purposes of this clause 5.3, all the terms defined in clause 1.2 and used in this clause 5.3 or any other provision of the Security Documents, and other accounting

15

terms used in this clause 5.3, are to be determined on a consolidated basis in respect of the Group, and (except as items are expressly included or excluded in the relevant definition or provision) are used and shall be construed in accordance with the Applicable Accounting Principles consistently applied and as determined from any relevant Accounting Information, Compliance Certificate or any other information available to the Security Agent and/or the Agent at any relevant time.

(b)	The compliance of the Guarantor with the undertakings set out in clause 5.3.1 shall be determined by the Security Agent in its sole discretion on the basis of calculations made by the Security Agent and/or the Agent whether or not, at that time, any relevant Accounting Information or Compliance Certificate which is due to be delivered, has been actually delivered to the Agent and/or the Security Agent pursuant to clause 5.1.4 of this Guarantee or clause 8.1.5 of the Agreement.

(c)	Without prejudice to the other terms of this clause 5.3 and, in particular, the time when compliance with the financial undertakings of clause 5.3.1 is to be measured by the Security Agent pursuant to clause 5.3.3, the Guarantor hereby undertakes that the financial undertakings of clause 5.3.1 will be complied with at all times during the whole term of each Accounting Period.

(d)	For the purposes of this clause 5.3: (i) no item shall be deducted or credited more than once in any calculation; and (ii) any amount expressed in a currency other than Dollars shall be converted into Dollars in accordance with the Applicable Accounting Principles consistently applied.

5.3.3	Valuations

(a)	Each Fleet Vessel shall, for the purposes of this Guarantee, be valued in Dollars at the times set out in clause 5.1.5, by two (2) of the Approved Shipbrokers selected by the Guarantor, or failing such selection by the Guarantor, appointed by the Security Agent in its absolute discretion. Each such valuation for a Fleet Vessel shall be addressed to the Security Agent, shall be dated not more than 30 days previously and shall be made without, unless required by the Security Agent, physical inspection and on the basis of a sale for prompt delivery for cash at arm's length on normal commercial terms as between a willing buyer and a willing seller, without taking into account the benefit of any charterparty or other engagement concerning such Fleet Vessel. The arithmetic mean of such two (2) valuations shall constitute the value of a Fleet Vessel for the purposes of this clause 5.3.3 and the other provisions of this Guarantee and the other Security Documents.

(b)	The value of a Fleet Vessel determined in accordance with the provisions of this clause 5.3.3 shall be binding upon the parties hereto until such time as any further such valuations shall be obtained in respect of such Fleet Vessel under clause 5.1.5.

(c)	All costs in connection with the Security Agent obtaining any valuations of the Fleet Vessels referred to in clause 5.1.5 and/or this clause 5.3.3 shall be borne by the Guarantor.

(d)	The Guarantor undertakes with the Security Agent to supply to the Security Agent and to any such Approved Shipbrokers such information concerning a Fleet Vessel and its condition as such Approved Shipbrokers may require for the purpose of making any such valuation.

6	Set-off

The Guarantor authorises the Security Agent, at any time after the occurrence of an Event of Default, to apply any credit balance to which the Guarantor is then entitled on any account of the Guarantor with the Security Agent at any of its branches in or towards satisfaction of any sum then due and payable from the Guarantor to the Security Agent under this Guarantee. For this purpose the Security Agent is authorised to purchase with the moneys standing to the credit

16

of such account such other currencies as may be necessary to effect such application. The Security Agent shall not be obliged to exercise any right given to it by this clause 6. The Security Agent shall notify the Guarantor and the Secured Creditors forthwith upon the exercise or purported exercise of any right of set-off giving full details in relation thereto.

7	Benefit of this Guarantee

7.1	Benefit and burden

This Guarantee shall be binding upon the Guarantor and its successors in title and shall enure for the benefit of the Security Agent and its successors in title and/or replacements. The Guarantor expressly acknowledges and accepts the provisions of clause 16 of the Agreement and agrees that any person who replaces the Security Agent in accordance with such clause shall be entitled to the benefit of this Guarantee.

7.2	Changes in constitution or reorganisation of Secured Creditors

For the avoidance of doubt and without prejudice to the provisions of clause 7.1, this Guarantee shall remain binding on the Guarantor notwithstanding any change in the constitution of any of the Secured Creditors or the Security Agent or its absorption in, or amalgamation with, or the acquisition of all or part of its undertaking or assets by, any other person, or any reconstruction or reorganisation of any kind, to the intent that this Guarantee shall remain valid and effective in all respects in favour of any successor in title or replacement of the Security Agent in the same manner as if such successor in title or replacement had been named in this Guarantee as a party instead of, or in addition to, the Security Agent.

7.3	No assignment by Guarantor

The Guarantor may not assign or transfer any of its rights or obligations under this Guarantee.

7.4	Disclosure of information

The Security Agent may, without the consent of the Guarantor (but provided that the Borrower have in the meantime given their consent in relation to that transfer, if and where the same is required under clause 15.3 of the Agreement), disclose to a prospective replacement of the Security Agent or a Transferee Bank or to any other person who may propose entering into contractual relations with the Security Agent in relation to the Agreement such information about the Guarantor as the Security Agent shall consider appropriate provided that the Security Agent shall ensure that such information shall be disclosed on a confidential basis to any such person.

8	Notices and other matters

8.1	Notice

Clauses 17.1 and 17.2 of the Agreement shall apply to this Guarantee as if set out herein and every notice, request, demand or other communication under this Guarantee shall be sent:

8.1.1	if to the Guarantor at:

c/o TMS Tankers Ltd.

Athens Shipmanagement office

80 Kifisias Avenue

GR 151 25 Maroussi

Athens

Greece

Fax no:	+30 210 809 0405
Tel no:	+30 210 809 0400
E-mail:	management@tms-tankers.com

Attention:	Mr. G. Kourelis

17

8.1.2	if to the Security Agent at:

DVB Bank SE

Park House - 6th Floor

16-18 Finsbury Circus

London EC2M 7EB

Fax No:	+44 207 256 4352
Attention:	Loans Administration Department

with a copy to:

DVB Bank SE

Representative Office Greece

95 Akti Miaouli

185 38 Piraeus

Greece

Fax No:	+30 210 455 7420
Attention:	Crude Oil & LNG Tanker Group

or to such other address or facsimile number as is notified by the Guarantor or the Security Agent to the other party to this Guarantee.

8.2	No implied waivers, remedies cumulative

No failure or delay on the part of the Security Agent to exercise any power, right or remedy under this Guarantee shall operate as a waiver thereof, nor shall any single or partial exercise by the Security Agent of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in this Guarantee are cumulative and are not exclusive of any remedies provided by law.

8.3	English translations

All certificates, instruments and other documents to be delivered under or supplied in connection with this Guarantee shall be in the English language or shall be accompanied by a certified English translation upon which the Security Agent shall be entitled to rely.

8.4	Other guarantors

The Guarantor agrees to be bound by this Guarantee notwithstanding that any other person intended to execute or to be bound by any other guarantee or assurance under or pursuant to the Agreement may not do so or may not be effectually bound and notwithstanding that such other guarantee or assurance may be determined or be or become invalid or unenforceable against any other person, whether or not the deficiency is known to the Security Agent or any of the Secured Creditors.

8.5	Expenses

The Guarantor agrees to reimburse the Security Agent on demand for all legal and other costs, charges and expenses on a full and unqualified indemnity basis which may be incurred by the Security Agent in relation to the enforcement of this Guarantee against the Guarantor.

8.6	Partial invalidity

If, at any time, any provision of this Guarantee is or becomes illegal, invalid or unenforceable in any respect under any law or jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision in any other respect or under the law of any other jurisdiction will be affected or impaired in any way.

18

8.7	Miscellaneous

8.7.1	This Guarantee contains the entire agreement of the parties and its provisions supersede any and all other prior correspondence and oral negotiation by the parties in respect of the matters regulated by the Guarantee.

8.7.2	This Guarantee shall not be amended or varied in its terms by any oral agreement or representation or in any other manner other than by an instrument in writing of even date herewith or subsequent hereto executed by or on behalf of the parties hereto.

9	Law and jurisdiction

9.1	Law

This Guarantee and any non-contractual obligations in connection with it are governed by, and shall be construed in accordance with, English law.

9.2	Submission to jurisdiction

The Guarantor agrees for the benefit of the Security Agent that any legal action or proceedings arising out of or in connection with this Guarantee (including any non-contractual obligations in connection with this Guarantee) against the Guarantor or any of its assets may be brought in the English courts, irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Ince Process Agents Ltd., at present of 5th Floor, International House, 1 St. Katharine’s Way, London E1W 1AY, England to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Security Agent to take proceedings against the Guarantor in the courts of any other competent jurisdiction, nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not. The Guarantor further agrees that only the courts of England and not those of any other state shall have jurisdiction to determine any claim which the Guarantor may have against the Security Agent arising out of or in connection with this Guarantee (including any non-contractual obligations in connection with this Guarantee).

9.3	Contracts (Rights of Third Parties) Act 1999

No term of this Guarantee is enforceable under the provisions of the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Guarantee.

IN WITNESS whereof the parties to this Guarantee have caused this Guarantee to be duly executed as a deed on the date first above written.

19

Schedule 1

Form of Compliance Certificate

To:	DVB BANK SE
(as Agent and Security Agent)

From:	OLYMPIAN ASCLEPIUS HOLDING INC.
OLYMPIAN HERA OWNERS INC.

Dated: [—]

US$32,312,500 Loan - Loan Agreement dated [—] 2011 - Corporate Guarantee dated [—] 2011 (the “Corporate Guarantee”)

Terms defined in the Loan Agreement and the Corporate Guarantee shall have the same meaning when used herein.

We refer to clause [5.3.1] of the Corporate Guarantee and hereby certify that, as at [insert date of accounts] and on the date hereof:

1	Financial covenants

(a)	the Cash of the Group on a consolidated basis is $[—], calculated as shown in [Appendix A] versus the required amount of $[—];

(b)	the Working Capital is [—], calculated as shown in [Appendix B];

(c)	the Equity Ratio is [—], calculated as shown in [Appendix C] versus the minimum ratio of 0.35:1.00; [and

(d)	[the Tangible Net Worth is $[—], calculated as shown in [Appendix D], versus the minimum required amount of $200,000,000; and]

(e)	the Interest Cover Ratio for the Four-Quarter Period ended on [—] is [—]: 1.00 calculated as shown in [Appendix E], versus the minimum required ratio of [2.00:1.00] [2.50:1.00] [3.00:1.00] [.][,]

[and we hereby confirm that the above comply with the provisions of clause 5.3.1 of the Corporate Guarantee.]

2	Share capital and distribution

We further refer to clause 5.2.5 of the Guarantee and hereby certify that:

(a)	during [insert relevant period covered by relevant financial statements] the Guarantor [has] [has not] [declared or paid dividends] to its shareholder [in the amount of $[—]] [insert dividend details for relevant period covered by relevant financial statements][;

(b)	[no Event of Default had occurred and was continuing at the time of declaration or payment of such dividends nor will result or has resulted from the declaration or payment of such dividends]].

3	Security Requirement

We further refer to clause 8.2.1 of the Loan Agreement and hereby certify that, as at [insert date of valuation] and on the date hereof:

(a)	the Security Value is in the amount of $[—], calculated as shown in [Appendix F]; and

20

(b)	the Loan is in the amount of $[—] calculated as shown in [Appendix G]; and

(c)	the Security Requirement ratio is [—]%, versus the required ratio of [130] [135]%

4	Default

[No Default has occurred and is continuing]

or

[The following Default has occurred and is continuing: [provide details of Default]. [The following steps are being taken to remedy it: [provide details of steps being taken to remedy Default]].

Signed:
duly authorised signatory For and on behalf of: OLYMPIAN ASCLEPIUS HOLDING INC.

Signed:
duly authorised signatory
For and on behalf of:
OLYMPIAN HERA OWNERS INC.

21

EXECUTED as a DEED	)
by	)
for and on behalf of	)
OLYMPIAN ASCLEPIUS HOLDING INC.	)	Attorney-in-Fact
in the presence of:	)

Witness
Name:
Address:
Occupation:

EXECUTED as a DEED	)
by	)
for and on behalf of	)
DVB BANK SE	)	Attorney-in-Fact
in the presence of:	)

Witness
Name:
Address:
Occupation:

22

Schedule 6

Form of DryShips Guarantee

Private & Confidential

Dated [—] 2011

DRYSHIPS INC.	(1)

and

DVB BANK SE	(2)

CORPORATE GUARANTEE

Contents

Clause		Page

1	Interpretation	1

2	Guarantee	3

3	Payments and Taxes	6

4	Representations and warranties	7

5	Undertakings	10

6	Set-off	13

7	Benefit of this Guarantee	14

8	Notices and other matters	14

9	Law and jursidiction	16

Schedule 1 Form of Compliance Certificate		17

THIS GUARANTEE is dated [—] 2011 and made BETWEEN:

(1)	DRYSHIPS INC. (the “Guarantor”); and

(2)	DVB BANK SE as security agent and trustee for and on behalf of the Secured Creditors (as defined below) (the “Security Agent”).

WHEREAS:

(A)	by a loan agreement dated [—] 2011 (the “Agreement”) and made between (1) Olympian Hera Owners Inc. as borrower (therein and herein referred to as the “Borrower”), (2) DVB Bank SE as arranger, agent (in such capacity the “Agent”) and Security Agent and (3) the banks and financial institutions referred to in schedule 1 thereto as lenders (the “Banks” and, together with the Agent, the “Secured Creditors”), the Banks agreed (inter alia) to make available to the Borrower, upon the terms and conditions therein contained, a term loan of up to $32,312,500;

(B)	pursuant to clause 16.14 of the Agreement, each of the Secured Creditors has appointed the Security Agent as its security agent and trustee and pursuant to a Trust Deed dated [—] 2011 and executed by the Security Agent (as trustee) in favour of the Secured Creditors, the Security Agent agreed to hold, receive, administer and enforce this Guarantee for and on behalf of itself and the Secured Creditors; and

(C)	the execution and delivery of this Guarantee (referred to as the DryShips Guarantee in the Agreement) is one of the conditions precedent to each of the Banks making its Commitment available under the Agreement.

IT IS AGREED as follows:

1	Interpretation

1.1	Defined expressions

In this Guarantee, unless the context otherwise requires or unless otherwise defined in this Guarantee, words and expressions defined in the Agreement and used in this Guarantee shall have the same meanings where used in this Guarantee.

1.2	Definitions

In this Guarantee, unless the context otherwise requires:

“Accounting Information” means (a) the annual audited consolidated financial statements of the Group and (b) the half-yearly unaudited consolidated financial statements of the Group, each as provided or (as the context may require) to be provided to the Security Agent in accordance with clause 5.1.4;

“Accounting Period” means (a) each financial year of the Guarantor and (b) each half-year of each financial year of the Guarantor, for which Accounting Information is required to be delivered pursuant to this Guarantee;

“Agent” includes its successors in title and its replacements;

“Applicable Accounting Principles” means the most recent and up-to-date US GAAP applicable at any relevant time;

“Asclepius Guarantee” means the corporate guarantee executed or (as the context may require) to be executed by the Asclepius Guarantor in favour of the Security Agent in the form set out in schedule 5 of the Agreement;

1

“Asclepius Guarantor” means Olympian Asclepius Holding Inc. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and includes its successors in title;

“Banks” includes their respective successors in title and Transferee Banks;

“Collateral Instruments” means notes, bills of exchange, certificates of deposit and other negotiable and non-negotiable instruments, guarantees, indemnities and other assurances against financial loss and any other documents or instruments which contain or evidence an obligation (with or without security) to pay, discharge or be responsible directly or indirectly for, any indebtedness or liabilities of the Borrower or any other person liable and includes any documents or instruments creating or evidencing a mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest of any kind;

“Compliance Certificate” means a certificate in the form set out in schedule 1;

“Fleet Market Value” means, as of the date of calculation, the aggregate market value of:

(a)	the Ship, as most recently determined pursuant to valuations obtained by the Agent (at the cost and expense of the Borrower) and made in accordance with the provisions of clause 8.2.2 of the Agreement; and

(b)	all other Fleet Vessels (other than the Ship), as most recently determined by the Security Agent in its discretion, pursuant to valuations obtained by the Security Agent (at the cost and expense of the Guarantor) pursuant to clause 5.1.5;

“Fleet Vessels” means all the vessels (including, but not limited to, the Ship, but excluding vessels under construction which are not yet delivered to a member of the Group) from time to time owned by the members of the Group and “Fleet Vessel” means any of them;

“Group” means the Guarantor and its Subsidiaries from time to time (which, for the avoidance of doubt, includes the Borrower) and “member of the Group” only mean the Guarantor or any of its Subsidiaries;

“Guarantee” includes each separate or independent stipulation or agreement by the Guarantor contained in this Guarantee;

“Guaranteed Liabilities” means all moneys, obligations and liabilities expressed to be guaranteed by the Guarantor in clause 2.1;

“Guarantor” includes the successors in title of the Guarantor;

“Incapacity” means, in relation to a person, the death, bankruptcy, unsoundness of mind, insolvency, liquidation, dissolution, winding-up, administration, receivership, amalgamation, reconstruction or other incapacity of that person whatsoever (and, in the case of a partnership, includes the termination or change in the composition of the partnership);

“Relevant Jurisdiction” means any jurisdiction in which or where the Guarantor is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected;

“Security Agent” includes the successors in title and replacements of the Security Agent; and

“Tangible Net Worth” means, as at any relevant time, the issued share capital of the Guarantor plus reserves of the Group, each as shown in the then most recent Accounting Information, but:

(a)	after adding (i) any credit balance on the Guarantor’s relevant consolidated profit and loss account (known as ‘Retained Earnings’) and (ii) in the event that the Fleet Market Value exceeds the book values of the Fleet Vessels as shown in the relevant Accounting Information, the relevant excess; and

2

(b)	after subtracting;

(i)	any debit balance on the Guarantor’s relevant consolidated profit and loss account (known as “Retained Losses”);

(ii)	any amount shown in the relevant Accounting Information for goodwill, including on consolidation, or any other intangible property;

(iii)	distributions or proposed distributions not provided for in the relevant Accounting Information; and

(iv)	in the event that the Fleet Market Value is less than the book values of the Fleet Vessels as shown in the relevant Accounting Information, the relevant shortfall.

1.3	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Guarantee.

1.4	Construction of certain terms

Clause 1.4 of the Agreement shall apply to this Guarantee as if set out herein.

2	Guarantee

2.1	Covenant to pay

In consideration of (a) the Banks making or continuing loans or advances to, or otherwise giving credit or granting banking facilities or accommodation or granting time to, the Borrower pursuant to the Agreement and (b) other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Guarantor, the Guarantor hereby guarantees to pay to the Security Agent, for the account of the Secured Creditors, on demand by the Security Agent all moneys and discharge all obligations and liabilities now or hereafter due, owing or incurred by the Borrower to the Secured Creditors or any of them under or pursuant to the Agreement and the other Security Documents or any of them, when the same become due for payment or discharge whether by acceleration or otherwise, and whether such moneys, obligations or liabilities are express or implied, present, future or contingent, joint or several, incurred as principal or surety, originally owing to the Secured Creditors or any of them or purchased or otherwise acquired by any of them, denominated in Dollars or in any other currency, or incurred on any banking account or in any other manner whatsoever.

Such liabilities shall, without limitation, include interest (as well after as before judgment) to date of payment at such rates and upon such terms as may from time to time be agreed, commission, fees and other charges and all legal and other costs, charges and expenses on a full and unqualified indemnity basis which may be incurred by the Secured Creditors or any of them in relation to any such moneys, obligations or liabilities or generally in respect of the Borrower, the Guarantor or any Collateral Instrument.

2.2	Guarantor as principal debtor; indemnity

As a separate and independent stipulation, the Guarantor agrees that if any purported obligation or liability of the Borrower which would have been the subject of this Guarantee had it been valid and enforceable is not or ceases to be valid or enforceable against the Borrower on any ground whatsoever whether or not known to the Security Agent and/or the Secured Creditors or any of them (including, without limitation, any irregular exercise or absence of any corporate power or lack of authority of, or breach of duty by, any person purporting to act on behalf of the Borrower or any legal or other limitation, whether under the Limitation Acts or otherwise or any disability or Incapacity or any change in the constitution of the Borrower) the Guarantor shall nevertheless be liable to the Security Agent in respect of that purported obligation or liability as if the same were fully valid and enforceable and the Guarantor were the principal debtor in

3

respect thereof. The Guarantor hereby agrees to keep the Security Agent fully indemnified on demand against all damages, losses, costs and expenses arising from any failure of the Borrower to perform or discharge any such purported obligation or liability.

2.3	Statements of account conclusive

Any statement of account, signed as correct by an officer of the Security Agent, showing the amount of the Guaranteed Liabilities shall, in the absence of manifest error, be prima facie evidence against the Guarantor.

2.4	No security taken by Guarantor

The Guarantor warrants that it has not taken or received, and undertakes that until all the Guaranteed Liabilities of the Borrower have been paid or discharged in full, it will not take or receive, the benefit of any security from the Borrower or any other person in respect of its obligations under this Guarantee.

2.5	Interest

The Guarantor agrees to pay interest on each amount demanded of it under this Guarantee from the date of such demand until payment (as well after as before judgment) at the rate specified in clause 3.4 of the Agreement which shall apply to this Guarantee mutatis mutandis. Such interest shall be compounded at the end of each period determined for this purpose by the Security Agent in the event of it not being paid when demanded but without prejudice to any Secured Creditor’s right to require payment of such interest.

2.6	Continuing security and other matters

This Guarantee shall:

2.6.1	secure the ultimate balance from time to time owing to the Secured Creditors or any of them by the Borrower and shall be a continuing security, notwithstanding any settlement of account or other matter whatsoever;

2.6.2	be in addition to any present or future Collateral Instrument, right or remedy held by or available to the Security Agent or any of the Secured Creditors; and

2.6.3	not be in any way prejudiced or affected by the existence of any such Collateral Instrument, rights or remedies or by the same becoming wholly or in part void, voidable or unenforceable on any ground whatsoever or by the Security Agent or any of the Secured Creditors dealing with, exchanging, varying or failing to perfect or enforce any of the same or giving time for payment or indulgence or compounding with any other person liable.

2.7	Liability unconditional

The liability of the Guarantor shall not be affected nor shall this Guarantee be discharged or reduced by reason of:

2.7.1	the Incapacity or any change in the name, style or constitution of the Borrower or any other person liable;

2.7.2	the Security Agent or any of the Secured Creditors granting any time, indulgence or concession to, or compounding with, discharging, releasing or varying the liability of, the Borrower or any other person liable or renewing, determining, varying or increasing any accommodation, facility or transaction or otherwise dealing with the same in any manner whatsoever or concurring in, accepting or varying any compromise, arrangement or settlement or omitting to claim or enforce payment from the Borrower or any other person liable; or

4

2.7.3	any act or omission which would have discharged or affected the liability of the Guarantor had it been a principal debtor instead of a guarantor or by anything done or omitted which but for this provision might operate to exonerate the Guarantor.

2.8	Collateral Instruments

Neither the Security Agent nor any of the Secured Creditors shall be obliged to make any claim or demand on the Borrower or to resort to any Collateral Instrument or other means of payment now or hereafter held by or available to it before the Security Agent enforcing this Guarantee and no action taken or omitted by the Security Agent or any of the Secured Creditors in connection with any such Collateral Instrument or other means of payment shall discharge, reduce, prejudice or affect the liability of the Guarantor under this Guarantee nor shall the Security Agent or any of the Secured Creditors be obliged to apply any moneys or other property received or recovered in consequence of any enforcement or realisation of any such Collateral Instrument or other means of payment in reduction of the Guaranteed Liabilities.

2.9	Waiver of Guarantor’s rights

Until all the Guaranteed Liabilities have been paid, discharged or satisfied in full (and notwithstanding payment of a dividend in any liquidation or under any compromise or arrangement) the Guarantor agrees that, without the prior written consent of the Security Agent (acting on the instructions of the Majority Banks), it will not:

2.9.1	exercise its rights of subrogation, reimbursement and indemnity against the Borrower or any other person liable;

2.9.2	demand or accept repayment in whole or in part of any Indebtedness now or hereafter due to the Guarantor from the Borrower or from any other person liable or demand or accept any Collateral Instrument in respect of the same or dispose of the same;

2.9.3	take any step to enforce any right against the Borrower or any other person liable in respect of any Guaranteed Liabilities; or

2.9.4	claim any set-off or counterclaim against the Borrower or any other person liable or claim or prove in competition with the Security Agent or any of the Secured Creditors in the liquidation of the Borrower or any other person liable or have the benefit of, or share in, any payment from or composition with the Borrower or any other person liable or any other Collateral Instrument now or hereafter held by the Security Agent or any of the Secured Creditors for any Guaranteed Liabilities or for the obligations or liabilities of any other person liable but so that, if so directed by the Security Agent, it will prove for the whole or any part of its claim in the liquidation of the Borrower or any other person liable on terms that the benefit of such proof and of all money received by it in respect thereof shall be held on trust for the Security Agent and applied in or towards discharge of the Guaranteed Liabilities in such manner as the Security Agent shall deem appropriate.

2.10	Suspense accounts

Any moneys received in connection with this Guarantee (whether before or after any Incapacity of the Borrower or the Guarantor) may be placed to the credit of a suspense account with a view to preserving the rights of the Security Agent or any of the Secured Creditors to prove for the whole of its claims against the Borrower or any other person liable or may be applied in or towards satisfaction of such of the Guaranteed Liabilities as the Security Agent may from time to time conclusively determine in its absolute discretion.

2.11	Settlements conditional

Any release, discharge or settlement between the Guarantor and the Security Agent or any of the Secured Creditors shall be conditional upon no security, disposition or payment to the Security Agent or any of the Secured Creditors by the Borrower or any other person liable being void, set aside or ordered to be refunded pursuant to any enactment or law relating to

5

bankruptcy, liquidation, administration or insolvency or for any other reason whatsoever and if such condition shall not be fulfilled the Security Agent shall be entitled to enforce this Guarantee subsequently as if such release, discharge or settlement had not occurred and any such payment had not been made.

2.12	Guarantor to deliver up certain property

If, contrary to clauses 2.4 or 2.9, the Guarantor takes or receives the benefit of any security or receives or recovers any money or other property, such security, money or other property shall be held on trust for the Security Agent and shall be delivered to the Security Agent on demand.

2.13	Retention of this Guarantee

The Security Agent shall be entitled to retain this Guarantee after as well as before the payment or discharge of all the Guaranteed Liabilities for such period as the Security Agent may determine (but not longer than 24 months after the date of full payment and discharge of all the Guaranteed Liabilities).

2.14	Release of Guarantee

If at any time during the Security Period:

(a)	the shares of the Asclepius Guarantor are listed and traded on NASDAQ or on any other stock exchange acceptable to the Security Agent (acting on the instructions of the Majority Banks); and

(b)	the Tangible Net Worth (as defined in the Asclepius Guarantee) as at the end of the then latest Accounting Period (as defined in the Asclepius Guarantee) is no less than $200,000,000; and

(c)	no Default has occurred and is continuing; and

(d)	the Asclepius Guarantor demonstrates to the satisfaction of the Agent that it comfortably meets all its obligations and covenants under the Asclepius Guarantee,

and the Guarantor, the Borrower and the Asclepius Guarantor have so requested the Security Agent and the Agent in writing, and the Security Agent (acting on the instructions of the Majority Banks in their discretion) consents to such request in writing, then the Security Agent shall release in writing the Guarantor from all its obligations under this Guarantee as soon as reasonably practicable after the relevant request, but at the cost and expense of the Guarantor.

3	Payments and Taxes

3.1	No set off or counterclaim

All payments to be made by the Guarantor under this Guarantee shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in clause 3.2, free and clear of any deductions or withholdings, in Dollars on the due date to such account of the Security Agent as it may specify in writing to the Guarantor from time to time.

3.2	Grossing up for Taxes

If at any time the Guarantor is required to make any deduction or withholding in respect of Taxes from any payment due under this Guarantee for the account of the Security Agent (or if the Security Agent is required to make any such deduction or withholding from a payment to a Secured Creditor of moneys received under this Guarantee), the sum due from the Guarantor in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Security Agent or, as the case may be, such Secured Creditor receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have

6

received had no such deduction or withholding been required to be made and the Guarantor shall indemnify the Security Agent against any losses or costs incurred by it by reason of any failure of the Guarantor to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Guarantor shall promptly deliver to the Security Agent any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

3.3	Currency indemnity

If any sum due from the Guarantor under this Guarantee or any order or judgment given or made in relation hereto has to be converted from the currency (the “first currency”) in which the same is payable under this Guarantee or under such order or judgment into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against the Guarantor, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to this Guarantee, the Guarantor shall indemnify and hold harmless the Security Agent from and against any loss suffered as a result of any difference between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the Security Agent may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Guarantor under this clause 3.3 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Guarantee and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

4	Representations and warranties

4.1	Continuing representations and warranties

The Guarantor represents and warrants to the Security Agent that:

4.1.1	Due incorporation

the Guarantor is duly incorporated and validly existing in good standing under the laws of the Republic of the Marshall Islands as a Marshall Islands corporation and has power to carry on its business as it is now being conducted and to own its property and other assets;

4.1.2	Corporate power

the Guarantor has power to execute, deliver and perform its obligations under this Guarantee; all necessary corporate and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of the Guarantor to borrow or give guarantees will be exceeded as a result of this Guarantee;

4.1.3	Binding obligations

this Guarantee constitutes valid and legally binding obligations of the Guarantor enforceable in accordance with its terms;

4.1.4	No conflict with other obligations

the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, this Guarantee by the Guarantor will not:

(a)	contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Guarantor is subject; or

7

(b)	conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Guarantor is a party or is subject or by which it or any of its property is bound; or

(c)	contravene or conflict with any provision of the constitutional documents of the Guarantor; or

(d)	result in the creation or imposition of or oblige the Guarantor to create any Encumbrance (other than a Permitted Encumbrance) on any of the undertaking, assets, rights or revenues of the Guarantor;

4.1.5	No litigation

no litigation, arbitration or administrative proceeding is taking place, pending or, to the knowledge of the officers of the Guarantor, threatened against the Guarantor or any other member of the Group or any other Security Party which could have a Material Adverse Effect;

4.1.6	No filings required

it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Guarantee that it or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to this Guarantee and this Guarantee is in proper form for its enforcement in the courts of each Relevant Jurisdiction;

4.1.7	Choice of law

the choice of English law to govern this Guarantee and the submission by the Guarantor to the non-exclusive jurisdiction of the English courts are valid and binding;

4.1.8	No immunity

the Guarantor is subject to civil and commercial law with respect of its obligations under this Guarantee and the transactions contemplated thereby constitute private and commercial acts done for private and commercial purposes and neither the Guarantor nor any of its assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement);

4.1.9	Consents obtained

every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by the Guarantor to authorise, or required by the Guarantor in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of this Guarantee or the performance by the Guarantor of its obligations under this Guarantee has been obtained or made and is in full force and effect and there has been no default in the observance of any of the conditions or restrictions (if any) imposed in, or in connection with, this Guarantee; and

4.1.10	Compliance with laws and regulations

the Guarantor is in compliance with the terms and conditions of all laws, regulations, agreements, licences and concessions material to the carrying on of its business (including in relation to Taxation);

8

4.1.11	No Material Adverse Effect

no events, conditions, facts or circumstances exist or have arisen or occurred since the date of this Guarantee, which have had or could reasonably be expected to have a Material Adverse Effect; and

4.1.12	Taxation

(a)	the Guarantor is not (and no other member of the Group is) overdue in the filing of any tax returns and the Guarantor is not (and no other member of the Group is) overdue in the payment of any amounts in respect of Taxes (or its equivalent in any other currency);

(b)	no claims or investigations are being, or are reasonably likely to be, made or conducted against the Guarantor (or any other member of the Group) with respect to Taxes; and

(c)	the Guarantor (and each other member of the Group) is resident for taxation purposes only in the jurisdiction of its incorporation; and

4.1.13	Shareholding

the Guarantor is the legal and beneficial owner (either directly or indirectly) of more than 50% of (i) the total issued share capital and (ii) the total issued voting share capital, of the Asclepius Guarantor.

4.2	Initial representations and warranties

The Guarantor further represents and warrants to the Security Agent that:

4.2.1	Pari passu and subordinated indebtedness

(a)	the obligations of the Guarantor under this Guarantee are direct, general and unconditional obligations of the Guarantor and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Guarantor except for obligations which are mandatorily preferred by operation of law and not by contract; and

(b)	any Indebtedness of the Guarantor owing to any of its shareholders or other members of the Group is subordinated in all respects to the Guarantor’s obligations under this Guarantee;

4.2.2	No default under other Indebtedness

the Guarantor is not (nor would with the giving of notice or lapse of time or the satisfaction of any other condition or combination thereof be) in breach of or in default under any agreement relating to Indebtedness to which it is a party or by which it may be bound;

4.2.3	Information

the information, exhibits and reports furnished by the Guarantor to the Creditors or any of them in connection with the negotiation and preparation of this Guarantee are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein misleading;

4.2.4	No withholding Taxes

no Taxes are imposed by withholding or otherwise on any payment to be made by the Guarantor under this Guarantee or are imposed on or by virtue of the execution or delivery by the Guarantor of this Guarantee or any other document or instrument to be executed or delivered under this Guarantee; and

9

4.2.5	No Default

no Default has occurred and is continuing.

4.3	Repetition of representations and warranties

On and as of the Drawdown Date and (except in relation to the representations and warranties in clause 4.2) on each Interest Payment Date, the Guarantor shall be deemed to repeat the representations and warranties in clauses 4.1 and 4.2 as if made with reference to the facts and circumstances existing on such day.

5	Undertakings

5.1	General

The Guarantor undertakes with the Security Agent that, from the date of this Guarantee and so long as any moneys are owing, whether actually or contingently, under any of the Security Documents (including this Guarantee) and while all or any part of the Total Commitment remains outstanding, it will:

5.1.1	Notice of Default and other events

promptly inform the Security Agent of any occurrence of which it becomes aware which might adversely affect the ability of any Security Party to perform its obligations under any of the Security Documents or the Underlying Documents and, without limiting the generality of the foregoing and without prejudice to clause 5.1.5, will inform the Security Agent of any material litigation involving the Group or any member thereof, any Environmental Claim, any discharge of a Pollutant from the Ship or any other Relevant Ship or any other incident which may give rise to an Environmental Claim and of any Default, forthwith upon becoming aware thereof and will from time to time, if so requested by the Security Agent, confirm to the Security Agent in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing;

5.1.2	Consents and licences - compliance with laws and regulations

(a)	without prejudice to clauses 4.1 of this Guarantee, obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, licence or approval of governmental or public bodies or authorities or courts and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law for the continued due performance of all the obligations of the Guarantor under this Guarantee; and

(b)	comply with all laws, regulations, agreements, licences and concessions material to the carrying on of its business (including in relation to Taxation);

5.1.3	Pari passu and subordination

without prejudice to the provisions of clause 5.2, ensure that:

(a)	its obligations under this Guarantee shall, without prejudice to the provisions of clause 5.2 and the security created or intended to be created by the Security Documents to which it is or is to be a party, at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract; and

10

(b)	its Indebtedness (if any) to its shareholders or its Related Companies is on terms acceptable to the Security Agent in its absolute discretion and is and shall remain at all times fully subordinated towards its obligations under this Guarantee;

5.1.4	Financial statements

prepare or cause to be prepared:

(a)	audited consolidated financial statements of the Group in accordance with the Applicable Accounting Principles consistently applied in respect of each financial year (namely, each 12-month period ending on 31 December of each calendar year); and

(b)	unaudited consolidated financial statements of the Group in accordance with the Applicable Accounting Principles consistently applied in respect of the first half-year of each financial year (namely, each 6-month period ending on 30 June of each calendar year), together with details of all off-balance sheet and time charter commitments of the Group and, in each case, deliver to the Security Agent as many copies of the same as the Security Agent may reasonably require as soon as practicable but not later than:

(i)	in the case of annual audited financial statements, one hundred and eighty (180) days after the end of the financial period to which they relate (namely, not later than 30 June of each calendar year); and

(ii)	in the case of unaudited financial statements, ninety (90) days after the end of the financial period to which they relate (namely, not later than 30 September of each calendar year);

5.1.5	Compliance Certificate and valuations

(a)	deliver to the Security Agent in sufficient copies for all the Banks, a Compliance Certificate (including any supporting schedules or other information and evidence as the Agent may require) for the relevant Accounting Periods executed by a duly authorised signatory of the Borrower and a duly authorised signatory of the Guarantor, at the time when any consolidated financial statements of the Group are delivered to the Security Agent in accordance with clause 5.1.4 of this Guarantee (namely, not later than 30 June and 30 September, respectively, of each calendar year) and, if a Default has occurred, at any other time as and when the Security Agent in its absolute discretion shall require; and

(b)	deliver or cause to be delivered to the Security Agent valuations of each Fleet Vessel prepared in accordance with, and in the manner specified in, clause 5.3.3 (at the cost of the Guarantor) at the time when any consolidated financial statements of the Group are delivered to the Security Agent in accordance with clause 5.1,4 of this Guarantee (namely, not later than 30 June and 30 September, respectively, of each calendar year), and prepared as at the date to which the relevant financial statements which they accompany are drawn up and, if a Default has occurred, at any other time as and when the Security Agent in its absolute discretion shall require;

5.1.6	Delivery of reports

deliver to the Security Agent sufficient copies for all the Banks of every report, circular, notice or like document issued by the Guarantor to its shareholders or creditors generally (including filings and reports to the SEC of the U.S.A. and/or NASDAQ);

5.1.7	Provision of further information

(a)

provide the Security Agent with such financial and other information concerning the Borrower, the Guarantor, their Related Companies, the other Security Parties, the Group and its members and their respective affairs, the Initial Charter and any other Charter as the Security Agent or any Bank (acting through the Security Agent) may from

11

time to time reasonably require and keep the Security Agent advised regularly of all major financial developments in relation to the Borrower, the Guarantor, the other Security Parties and the Group and its members including, without prejudice to the generality of the foregoing, any vessels sales or purchases and any new borrowings; and

(b)	provide the Security Agent and each Bank with all assistance, support, information and materials reasonably required by any of them at any time in order to:

(i)	achieve successful syndication of the facility made available under the Agreement and to prepare an information memorandum (the accuracy of which will be warranted by the Guarantor and/or Borrower) for the purpose of achieving such syndication; and/or

(ii)	achieve a successful securitisation or any other similar transaction involving the Agreement and the Security Documents,

and, in doing so, the Guarantor shall ensure that:

(1)	senior management members of the Guarantor and the Group participate in any relevant presentations made by the Agent or a Bank to third parties;

(2)	any syndication or securitisation effort by the Agent or the Banks benefits from the existing banking relationships of the Group; and

(3)	any materials provided in accordance with this clause 5.1.7(b) include, without limitation, information relating to the business plans, asset valuations, disposals and other such information pertaining to the Group, its business, affairs and its assets as may be reasonably requested by the Security Agent and/or any Bank provided however that no such information shall be requested or disclosed (A) if such disclosure would constitute a breach of any applicable laws or regulations of any stock exchange, or (B) if such disclosure would be of a commercially sensitive nature the public disclosure of which would be prejudicial to the interests of the Guarantor; and

5.1.8	Shareholdings

be at all times the legal and beneficial owner (whether directly or indirectly) of more than 50% of (i) the total issued share capital and (ii) the total issued voting share capital, of the Asclepius Guarantor.

5.2	Negative undertaking

The Guarantor undertakes with the Security Agent that, from the date of this Guarantee and so long as any moneys are owing under the Security Documents and while all or any part of the Total Commitment remains outstanding, it will not, without the prior written consent of the Security Agent (acting on the instructions of the Majority Banks) change, permit or agree to any change in, the way of computation of its financial year.

5.3	Financial undertakings and valuations

5.3.1	The Guarantor undertakes with the Security Agent that, from the date of this Guarantee and at all times until the Guarantor’s release in accordance with clause 2.14, it will ensure that the Tangible Net Worth shall be not less than $200,000,000.

5.3.2	Interpretation

(a)

For the purposes of this clause 5.3, all the terms defined in clause 1.2 and used in this clause 5.3 or any other provision of the Security Documents, and other accounting terms used in this clause 5.3, are to be determined on a consolidated basis in respect of the Group, and (except as items are expressly included or excluded in the relevant definition or provision) are used and shall be construed in accordance with the

12

Applicable Accounting Principles consistently applied and as determined from any relevant Accounting Information, Compliance Certificate or any other information available to the Security Agent and/or the Agent at any relevant time.

(b)	The compliance of the Guarantor with the undertakings set out in clause 5.3.1 shall be determined by the Security Agent in its sole discretion on the basis of calculations made by the Security Agent and/or the Agent whether or not, at that time, any relevant Accounting Information or Compliance Certificate which is due to be delivered, has been actually delivered to the Agent and/or the Security Agent pursuant to clause 5.1.4 of this Guarantee or clause 8.1.5 of the Agreement.

(c)	Without prejudice to the other terms of this clause 5.3 and, in particular, the time when compliance with the financial undertakings of clause 5.3.1 is to be measured by the Security Agent pursuant to clause 5.3.3, the Guarantor hereby undertakes that the financial undertakings of clause 5.3.1 will be complied with at all times during the whole term of each Accounting Period.

(d)	For the purposes of this clause 5.3: (i) no item shall be deducted or credited more than once in any calculation; and (ii) any amount expressed in a currency other than Dollars shall be converted into Dollars in accordance with the Applicable Accounting Principles consistently applied.

5.3.3	Valuations

(a)	Each Fleet Vessel shall, for the purposes of this Guarantee, be valued in Dollars at the times set out in clause 5.1.5, by two (2) of the Approved Shipbrokers selected by the Guarantor, or failing such selection, appointed by the Security Agent in its absolute discretion. Each such valuation for a Fleet Vessel shall be addressed to the Security Agent, shall be dated not more than 30 days previously and shall be made without, unless required by the Security Agent, physical inspection and on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller, without taking into account the benefit of any charterparty or other engagement concerning such Fleet Vessel. The arithmetic mean of such two (2) valuations shall constitute the value of a Fleet Vessel for the purposes of this clause 5.3.3 and the other provisions of this Guarantee and the other Security Documents.

(b)	The value of a Fleet Vessel determined in accordance with the provisions of this clause 5.3.3 shall be binding upon the parties hereto until such time as any further such valuations shall be obtained in respect of such Fleet Vessel under clause 5.1.5.

(c)	All costs in connection with the Security Agent obtaining any valuations of the Fleet Vessels referred to in clause 5.1.5 and/or this clause 5.3.3 shall be borne by the Guarantor.

(d)	The Guarantor undertakes with the Security Agent to supply to the Security Agent and to any such Approved Shipbrokers such information concerning a Fleet Vessel and its condition as such Approved Shipbrokers may require for the purpose of making any such valuation.

6	Set-off

The Guarantor authorises the Security Agent, at any time after the occurrence of an Event of Default, to apply any credit balance to which the Guarantor is then entitled on any account of the Guarantor with the Security Agent at any of its branches in or towards satisfaction of any sum then due and payable from the Guarantor to the Security Agent under this Guarantee. For this purpose the Security Agent is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application. The Security Agent shall not be obliged to exercise any right given to it by this clause 6. The Security Agent shall notify the Guarantor and the Secured Creditors forthwith upon the exercise or purported exercise of any right of set-off giving full details in relation thereto.

13

7	Benefit of this Guarantee

7.1	Benefit and burden

This Guarantee shall be binding upon the Guarantor and its successors in title and shall enure for the benefit of the Security Agent and its successors in title and/or replacements. The Guarantor expressly acknowledges and accepts the provisions of clause 16 of the Agreement and agrees that any person who replaces the Security Agent in accordance with such clause shall be entitled to the benefit of this Guarantee.

7.2	Changes in constitution or reorganisation of Secured Creditors

For the avoidance of doubt and without prejudice to the provisions of clause 7.1, this Guarantee shall remain binding on the Guarantor notwithstanding any change in the constitution of any of the Secured Creditors or the Security Agent or its absorption in, or amalgamation with, or the acquisition of all or part of its undertaking or assets by, any other person, or any reconstruction or reorganisation of any kind, to the intent that this Guarantee shall remain valid and effective in all respects in favour of any successor in title or replacement of the Security Agent in the same manner as if such successor in title or replacement had been named in this Guarantee as a party instead of, or in addition to, the Security Agent.

7.3	No assignment by Guarantor

The Guarantor may not assign or transfer any of its rights or obligations under this Guarantee.

7.4	Disclosure of information

The Security Agent may, without the consent of the Guarantor (but provided that the Borrower has in the meantime given its consent in relation to that transfer, if and where the same is required under clause 15.3 of the Agreement), disclose to a prospective replacement of the Security Agent or a Transferee Bank or to any other person who may propose entering into contractual relations with the Security Agent in relation to the Agreement such information about the Guarantor as the Security Agent shall consider appropriate provided that the Security Agent shall ensure that such information shall be disclosed on a confidential basis to any such person.

8	Notices and other matters

8.1	Notice

Clauses 17.1 and 17.2 of the Agreement shall apply to this Guarantee as if set out herein and every notice, request, demand or other communication under this Guarantee shall be sent:

8.1.1	if to the Guarantor, at:

c/o TMS Tankers Ltd.

Athens Shipmanagement office

80 Kifisias Avenue

GR 151 25 Maroussi

Athens

Greece

Fax no:	+30 210 809 0405
Tel:	+30 210 809 0400
e-mail:	management@tms-tankers.com
Attention:	Mr. G. Kourelis

14

8.1.2	if to the Security Agent at:

DVB Bank SE

Park House - 6th Floor

16-18 Finsbury Circus

London EC2M 7EB

Fax No:	+44 207 256 4352
Attention:	Loans Administration Department

with a copy to:

DVB Bank SE

Representative Office Greece

95 Akti Miaouli

185 38 Piraeus

Greece

Fax No:	+30 210 455 7420
Attention:	Crude Oil & LNG Tanker Group

or to such other address or facsimile number as is notified by the Guarantor or the Security Agent to the other party to this Guarantee.

8.2	No implied waivers, remedies cumulative

No failure or delay on the part of the Security Agent to exercise any power, right or remedy under this Guarantee shall operate as a waiver thereof, nor shall any single or partial exercise by the Security Agent of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in this Guarantee are cumulative and are not exclusive of any remedies provided by law.

8.3	English translations

All certificates, instruments and other documents to be delivered under or supplied in connection with this Guarantee shall be in the English language or shall be accompanied by a certified English translation upon which the Security Agent shall be entitled to rely.

8.4	Other guarantors

The Guarantor agrees to be bound by this Guarantee notwithstanding that any other person intended to execute or to be bound by any other guarantee or assurance under or pursuant to the Agreement may not do so or may not be effectually bound and notwithstanding that such other guarantee or assurance may be determined or be or become invalid or unenforceable against any other person, whether or not the deficiency is known to the Security Agent or any of the Secured Creditors.

8.5	Expenses

The Guarantor agrees to reimburse the Security Agent on demand for all legal and other costs, charges and expenses on a full and unqualified indemnity basis which may be incurred by the Security Agent in relation to the enforcement of this Guarantee against the Guarantor.

8.6	Partial invalidity

If, at any time, any provision of this Guarantee is or becomes illegal, invalid or unenforceable in any respect under any law or jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision in any other respect or under the law of any other jurisdiction will be affected or impaired in any way.

15

8.7	Miscellaneous

8.7.1	This Guarantee contains the entire agreement of the parties and its provisions supersede any and all other prior correspondence and oral negotiation by the parties in respect of the matters regulated by the Guarantee.

8.7.2	This Guarantee shall not be amended or varied in its terms by any oral agreement or representation or in any other manner other than by an instrument in writing of even date herewith or subsequent hereto executed by or on behalf of the parties hereto.

9	Law and jurisdiction

9.1	Law

This Guarantee and any non-contractual obligations in connection with it are governed by, and shall be construed in accordance with, English law.

9.2	Submission to jurisdiction

The Guarantor agrees for the benefit of the Security Agent that any legal action or proceedings arising out of or in connection with this Guarantee (including any non-contractual obligations in connection with this Guarantee) against the Guarantor or any of its assets may be brought in the English courts, irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Ince Process Agents Ltd., at present of 5th Floor, International House, 1 St. Katharine’s Way, London E1W 1 AY, England to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Security Agent to take proceedings against the Guarantor in the courts of any other competent jurisdiction, nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not. The Guarantor further agrees that only the courts of England and not those of any other state shall have jurisdiction to determine any claim which the Guarantor may have against the Security Agent arising out of or in connection with this Guarantee (including any non-contractual obligations in connection with this Guarantee).

9.3	Contracts (Rights of Third Parties) Act 1999

No term of this Guarantee is enforceable under the provisions of the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Guarantee.

IN WITNESS whereof the parties to this Guarantee have caused this Guarantee to be duly executed as a deed on the date first above written.

16

Schedule 1

Form of Compliance Certificate

To:	DVB BANK SE
(as Agent and Security Agent)

From:	DRYSHIPS INC.
OLYMPIAN HERA OWNERS INC.

Dated: [—]

US$32,312,500 Loan - Loan Agreement dated [—] 2011 - Corporate Guarantee dated [—] 2011 (the “Corporate Guarantee”)

Terms defined in the Loan Agreement and the Corporate Guarantee shall have the same meaning when used herein.

We refer to clause 5.3.1 of the Corporate Guarantee and hereby certify that, as at [insert date of accounts] and on the date hereof:

1	Financial covenants

The Tangible Net Worth is $[—], calculated as shown in [Appendix A], versus the minimum required amount of $200,000,000;

[and we hereby confirm that the above comply with the provisions of clause 5.3.1 of the Corporate Guarantee.]

2	Default

[No Default has occurred and is continuing]

or

[The following Default has occurred and is continuing: [provide details of Default], [The following steps are being taken to remedy it: [provide details of steps being taken to remedy Default]].

Signed:
[duly authorised signatory]
For and on behalf of:
DRYSHIPS INC.

Signed:
[duly authorised signatory]
For and on behalf of:
OLYMPIAN HERA OWNERS INC.

17

EXECUTED as a DEED	)
by	)
for and on behalf of	)
DRYSHIPS INC.	)	Attorney-in-Fact
in the presence of:	)

Witness
Name:
Address:
Occupation:

EXECUTED as a DEED	)
by	)
for and on behalf of	)
DVB BANK SE	)	Attorney-in-Fact
in the presence of:	)

Witness
Name:
Address:
Occupation:

18

Schedule 7

Form of Mortgage

Form No. 9A

MORTGAGE (Body Corporate)

Official No.	Name of Ship	Home Port		No., Year and Port of Registry		Whether a Sailing, Steam or Motor Ship	Power of Engines, if any
9528043	DAYTONA	VALLETTA		PROVISIONAL		MOTOR SHIP	14400KW
Length (Article 1 (8)) Breadth (Reg 2 (3)) Moulded Depth Amidships to Upper Deck (Reg 2 (2))		Metres	Centimetres	Gross Tonnage	61332	and as described in more detail in the Certificate of the Surveyor and the Register.
		240	63
		43	80	Net Tonnage	35877
		21	00

WHEREAS (a) by virtue of trust provisions contained in the Loan Agreement (as defined below) and a declaration of trust dated             , 2011 (such provisions and declaration of trust as may be amended, varied and/or supplemented from time to time hereinafter called the “Trust”) DVB BANK SE acting through its office at Platz der Republik 6, D-60325 Frankfurt am Main, Federal Republic of Germany (hereinafter sometimes called the “Mortgagee” which expression shall include its successors and assigns) was appointed as agent and security trustee for itself and for the Secured Creditors (as defined hereunder) for the purpose of, inter alia, receiving, registering, discharging, assigning and enforcing any security for the benefit of all and any beneficiaries as may from time to time be entitled to benefit by virtue of and in accordance with the provisions of the Trust and WHEREAS there is an account current between OLYMPIAN HERA OWNERS INC., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (hereinafter sometimes called the “Mortgagor”) and the Mortgagee regulated by (i) a loan agreement dated             , 2011 (hereinafter as the same may from time to time hereafter be supplemented, varied and/or amended called the “Loan Agreement”) for a term loan of up to USD32,312,500 (thirty two million three hundred and twelve thousand five hundred United States Dollars) and made between (1) the Mortgagor as borrower, (2) the banks and financial institutions set out in Schedule 1 to the Loan Agreement as lenders (the “Lenders”), (3) the Mortgagee as arranger, agent (the “Agent” and together with the Lenders, the “Secured Creditors”) and security agent; (ii) a deed of covenants collateral to this Mortgage and bearing even date herewith between the Mortgagor and the Mortgagee as security agent and trustee (hereinafter as the same may from time to time hereafter be supplemented, varied and/or amended called the “Deed of Covenants”) and WHEREAS pursuant to the Loan Agreement the Mortgagor has agreed to execute and does hereby execute this Mortgage in favour of the Mortgagee as security agent and trustee for the purposes of securing (a) payment by the Mortgagor to the Mortgagee and/or the Secured Creditors of all sums for the time being and from time to time owing by the Mortgagor to the Mortgagee and/or the Secured Creditors on the said account current, whether by way of principal, interest thereon or otherwise, including all sums due or to become due to the Mortgagee and/or the Secured Creditors (whether actually, contingently, presently and/or in the future) under the Loan Agreement and the Deed of Covenants or any of them as well as all costs, charges, expenses or other moneys, and where applicable interest thereon, connected with or for the purpose of creating, preserving, maintaining, administering, protecting, enforcing or attempting to enforce this security, under and by virtue of and in the manner and at the times set forth in the Loan Agreement and the Deed of Covenants or any of them and (b) the due and punctual performance and fulfilment of all the terms, covenants, conditions and obligations of the Mortgagor to the Mortgagee and/or the Secured Creditors under and pursuant to the Loan Agreement and the Deed of Covenants and this Mortgage, and WHEREAS the amount of principal and interest and all other moneys due to the Mortgagee and/or the Secured Creditors at any given time can be ascertained by reference to the Loan Agreement and/or the Deed of Covenants and/or the books of account (or other accounting records) of the Mortgagee and/or to a certificate issued by the Mortgagee pursuant to the Loan Agreement and the Deed of Covenants or any of them which amount the Mortgagor accepts as conclusive and binding and shall (save for manifest error) be the certain and liquidated amount due by the Mortgagor to the Mortgagee and/or the Secured Creditors as aforesaid and WHEREAS the Mortgagor is prohibited from creating any further mortgages over and/or from transferring the Ship above particularly described or any share or shares therein without the prior written consent of the Mortgagee;

Now we the (b) Olympian Hera Owners Inc. in consideration of the premises for ourselves and our successors, covenant with the said (c) DVB Bank SE and (d) its assigns, to pay to him or them or it the sums for the time being due on this security, whether by way of principal or interest, at the times and manner aforesaid. And for the purpose of better securing to the said (c) DVB Bank SE the payment of such sums as last aforesaid, we hereby mortgage to the said (c) DVB Bank SE all the shares, of which we are the Owners in the Ship above particularly described, and in her boats and appurtenances.

Lastly, we for ourselves and our successors, covenant with the said (c) DVB Bank SE and (d) its assigns that we have power to mortgage in manner aforesaid the above mentioned shares, and that the same are free from encumbrances (e).

Executed this              day of              Two Thousand and Eleven in the presence of (g) Dr. Daniel Aquilina

Signature of witness	Signature/s (f)	for and on behalf of (b) Olympian Hera Owners Inc.

(a) Here state by way of recital the details of the security, giving the full name of Mortgagor or Mortgagee, the nature of the transaction and the manner and time of payment, (b) Name of the Company, (c) Full name of Mortgagee (d) “his”, “their” or “its”. (e) If any prior encumbrance, add “save as appears by the Registry of the said Ship”. (f) Signature/s and description of duly authorised representative/s. (g) Name and description of witness.

NOTE – A Mortgage of a Maltese Ship shall have no effect unless and until the Mortgage Deed is recorded at the Port of Registry of the Ship. Also, a Mortgage takes its priority from the date of production for registry, not from the date of the instrument.

NOTE – Registered Owners or Mortgagees are reminded of the importance of keeping the Ship’s Registrar informed of any change of residence on their part.

Schedule 8

Form of Deed of Covenant

Private & Confidential

Dated [—] 2011

OLYMPIAN HERA OWNERS INC.	(1)

and

DVB BANK SE	(2)

DEED OF COVENANT

relating to m.v. Daytona

Contents

Clause		Page

1	Definitions	1

2	Mortgage and assignment	5

3	Covenant to pay	6

4	Continuing security and other matters	7

5	Covenants	8

6	Powers of Mortgagee to protect security and remedy defaults	15

7	Powers of Mortgagee on Event of Default	16

8	Application of moneys	18

9	Remedies cumulative and other provisions	19

10	Costs and indemnity	19

11	Attorney	20

12	Further assurance	21

13	Notices	21

14	Counterparts	22

15	Severability of provisions	22

16	Law, and jurisdiction	22

Schedule 1 Forms of Loss Payable Clauses		24

Schedule 2 Form of Notice of Assignment of Insurances		26

Schedule 3 Power of Attorney		27

Schedule 4 Letter of Acceptance to act as process agent		28

1

THIS DEED OF COVENANT is dated [—] 2011 and made BETWEEN:

1	OLYMPIAN HERA OWNERS INC., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the “Owner”); and

2	DVB BANK SE, a banking corporation incorporated and established under the laws of the Federal Republic of Germany, acting for the purpose of this Deed through its office at Platz der Republik 6, D-60325 Frankfurt am Main, Federal Republic of Germany as security agent and trustee for and on behalf of the other Secured Creditors (as defined below) (the “Mortgagee”).

WHEREAS:

(A)	the Owner is the sole, absolute and unencumbered, legal and beneficial owner of all shares in the Ship described in clause 1.2;

(B)	by a loan agreement (the “Loan Agreement”) dated [—] 2011 and made between (1) the Owner as borrower (therein referred to as the “Borrower”), (2) DVB Bank SE as arranger, agent (in such capacity the “Agent”) and security agent and (3) the banks and financial institutions referred to in schedule 1 thereto as lenders (the “Banks” and, together with the Agent, the “Secured Creditors”), the Banks agreed (inter alia) to make available to the Owner upon the terms and conditions therein contained, a loan facility of up to $32,312,500;

(C)	pursuant to clause 16.14 of the Loan Agreement, each of the Secured Creditors has appointed the Mortgagee as its security agent and trustee and pursuant to a Trust Deed dated [—] 2011 and executed by the Mortgagee (as trustee) in favour of the Secured Creditors, the Mortgagee agreed to hold, receive, administer and enforce this Deed as security agent and trustee for and on behalf of itself and the Secured Creditors;

(D)	the Owner has executed in favour of the Mortgagee a statutory Maltese mortgage of even date herewith in account current form constituting a first priority mortgage of all shares in the said Ship; and

(E)	this Deed is supplemental to the Loan Agreement and the Mortgage and to the security thereby created and is the Deed of Covenant referred to in the Loan Agreement but shall nonetheless continue in full force and effect notwithstanding any discharge of the Mortgage.

NOW THIS DEED WITNESSES AND IT IS HEREBY AGREED as follows:

1	Definitions

1.1	Defined expressions

Words and expressions defined in the Loan Agreement shall, unless the context otherwise requires or unless otherwise defined herein, have the same meanings when used in this Deed.

1.2	Definitions

In this Deed, unless the context otherwise requires:

“Agent” includes its successors in title and its replacements;

“Account Bank” means National Bank of Greece S.A., a company incorporated in the Hellenic Republic with its registered office at 86 Aeolou Street, GR 10559 Athens, Greece, acting through its branch at Akti Miaouli & 2 Bouboulinas Street, 185 35 Piraeus, Greece and includes its successors in title;

“Approved Brokers” means such firm of insurance brokers appointed by the Owner, as may from time to time be approved in writing by the Mortgagee for the purposes of this Deed;

1

“Banking Day” means a day on which dealings in deposits in Dollars are carried on in the London Interbank Eurocurrency Market and (other than Saturday or Sunday) on which banks are open for business in London, Piraeus, Athens, Frankfurt and New York City (or any other relevant place of payment under the Loan Agreement);

“Banks” includes their successors in title and their Transferee Banks;

“Casualty Amount” means Five hundred thousand Dollars ($500,000) (or the equivalent in any other currency);

“Collateral Instruments” means notes, bills of exchange, certificates of deposit and other negotiable and non-negotiable instruments, guarantees, indemnities and other assurances against financial loss and any other documents or instruments which contain or evidence an obligation (with or without security) to pay, discharge or be responsible directly or indirectly for, any indebtedness or liabilities of the Owner or any other person liable and includes any documents or instruments creating or evidencing a mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest of any kind;

“Default” means any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

“Earnings” means all moneys whatsoever from time to time due or payable to the Owner during the Security Period arising out of the use or operation of the Ship including (but without limiting the generality of the foregoing) all freight, hire and passage moneys, income arising under pooling arrangements, compensation payable to the Owner in the event of requisition of the Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys, damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship (including any Charter);

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest or other encumbrance of any kind securing any obligation of any person or any type of preferential arrangement (including without limitation title transfer and/or retention arrangements having a similar effect);

“Expenses” means the aggregate at any relevant time (to the extent that the same have not been received or recovered by the Mortgagee or any Receiver) of:

(a)	all losses, liabilities, costs, charges, expenses, damages and outgoings of whatever nature (including, without limitation, Taxes, repair costs, registration fees and insurance premiums) suffered, incurred or paid by the Mortgagee or any Receiver in connection with the exercise of the powers referred to in or granted by this Deed or otherwise payable by the Owner in accordance with clause 10; and

(b)	interest on all such losses, liabilities, costs, charges, expenses, damages and outgoings from the date on which the same were suffered, incurred or paid by the Mortgagee or any Receiver until the date of receipt or recovery thereof (whether before or after judgment) at a rate per annum calculated in accordance with clause 3.4 of the Loan Agreement (as conclusively certified by the Mortgagee or such Receiver, as the case may be);

“Insurances” means all policies and contracts of insurance (which expression includes all entries of the Ship in a protection and indemnity or war risks association) which are from time to time during the Security Period in place or taken out or entered into by or for the benefit of the Owner (whether in the sole name of the Owner or in the joint names of the Owner and the Mortgagee or otherwise) in respect of the Ship and her Earnings or otherwise howsoever in connection with the Ship and all benefits thereof (including claims of whatsoever nature and return of premiums);

2

“Loan” means the aggregate principal amount advanced and/or to be advanced from time to time by the Banks to the Owner pursuant to the Loan Agreement or, as the context may require, the amount thereof at any time outstanding;

“Loan Agreement” means the agreement dated [—] 2011 mentioned in recital (B) hereto as may be amended and/or supplemented from time to time;

“Loss Payable Clauses” means the provisions regulating the manner of payment of sums receivable under the Insurances which are to be incorporated in the relevant insurance documents, such provisions to be in the forms set out in schedule 2 or in such other forms as may from time to time be agreed in writing by the Mortgagee;

“Management Agreement” means the agreement dated 28 December 2010 as amended and supplemented by Addendum No. 1 thereto dated 13 January 2011, each made between the Owner and the Manager providing (inter alia) for the Manager to carry out the technical and commercial management of the Ship;

“Mortgage” means the first priority statutory mortgage mentioned in recital (D);

“Mortgaged Property” means:

(a)	the Ship;

(b)	the Insurances;

(c)	the Earnings; and

(d)	any Requisition Compensation;

“Mortgagee” includes the successors in title and replacements of the Mortgagee;

“Notice of Assignment of Insurances” means a notice of assignment in the form set out in schedule 2 or in such other form as may from time to time be required or agreed in writing by the Mortgagee in its absolute discretion;

“Operating Account” means a Dollar account of the Owner opened or (as the context may require) to be opened by the Owner with the Account Bank with account number 196/932841-68 and includes any sub-accounts thereof and any other account designated in writing by the Mortgagee to be an Operating Account for the purposes of this Deed;

“Outstanding Indebtedness” means the aggregate of the Loan and interest accrued and accruing thereon, the Expenses and all other sums of money from time to time owing to the Security Agent, the Secured Creditors or any of them, whether actually or contingently, under the Loan Agreement and the other Security Documents or any of them;

“Owner” includes the successors in title of the Owner;

“Port of Registry” means the Port of Valletta or such other port of registry approved in writing by the Mortgagee which the Ship is, or is to be registered on, or at any relevant time hereafter;

“Receiver” means any receiver and/or manager appointed pursuant to clause 7.2;

“Requisition Compensation” means all sums of money or other compensation from time to time payable during the Security Period by reason of the Compulsory Acquisition of the Ship;

“Security Documents” means the Loan Agreement, the Mortgage, this Deed and any other such document as is defined in the Loan Agreement as a Security Document or as may have been or may hereafter be executed to guarantee and/or secure all or any part of the Loan, interest thereon and other moneys from time to time owing by the Owner or any other Security Party pursuant to the Loan Agreement or any other Security Document (whether or not any such document also secures money from time owing pursuant to any other document or agreement);

3

“Security Period” means the period commencing on the date hereof and terminating upon discharge of the security created by the Security Documents by payment of all moneys payable thereunder;

“Ship” means the vessel Daytona registered at the Port of Valletta under IMO Number 9528043 and includes any share or interest therein and her engines, machinery, boats, tackle, outfit, equipment, spare gear, fuel, consumable or other stores, belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired and also any and all additions, improvements and replacements hereafter made in or to such vessel or any part thereof or in or to her equipment and appurtenances aforesaid;

“Taxes” includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof and “Taxation” shall be construed accordingly; and

“Total Loss” means:

(a)	the actual, constructive, compromised or arranged total loss of the Ship; or

(b)	the Compulsory Acquisition of the Ship; or

(c)	the hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of the Ship (other than where the same amounts to the Compulsory Acquisition of the Ship) by any person (including any Government Entity), or by persons acting or purporting to act on behalf of any Government Entity, unless the Ship be released and restored to the Owner from such condemnation, capture, seizure, arrest, detention or confiscation within thirty (30) days after the occurrence thereof or, in the case of any such hijacking or theft only, within sixty (60) days after the occurrence thereof.

1.3	Insurance terms

In clause 5.1.1:

1.3.1	“excess risks” means the proportion (if any) of claims for general average, salvage and salvage charges and under the ordinary collision clause not recoverable in consequence of the value at which the Ship is assessed for the purpose of such claims exceeding her insured value;

1.3.2	“protection and indemnity risks” means the usual risks (including oil pollution and freight, demurrage and defence cover) covered by a protection and indemnity association which is a member of the International Group of P&l Clubs (including, without limitation, the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation therein of Clause 8 of the Institute Time Clauses (Hulls) (1/11/95) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision); and

1.3.3	“war risks” includes those risks covered by the standard form of English marine policy with Institute War and Strikes Clauses Hulls-Time (1/11/95) attached or similar cover.

1.4	Construction of Mortgage terms

In the Mortgage:

1.4.1	references to “interest” shall be construed as references to interest covenanted to be paid in accordance with clause 3.1.2 and any interest specified in paragraph (b) of the definition of “Expenses” in clause 1.2;

4

1.4.2	references to “principal” shall be construed as references to all moneys (other than interest) for the time being comprised in the Outstanding Indebtedness; and

1.4.3	the expression “all sums for the time being and from time to time owing by the Mortgagor to the Mortgagee” means the whole of the Outstanding Indebtedness.

1.5	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Deed.

1.6	Construction of certain terms

In this Deed, unless the context otherwise requires:

1.6.1	references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Deed and references to this Deed include its schedules;

1.6.2	references to (or to any specified provision of) this Deed or any other document shall be construed as references to this Deed, that provision or that document as in force for the time being and as amended in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties;

1.6.3	words importing the plural shall include the singular and vice versa;

1.6.4	references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity;

1.6.5	references to a “guarantee” shall include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly; and

1.6.6	references to statutory provisions shall be construed as references to those provisions as replaced or amended or re-enacted from time to time.

1.7	Conflict with Loan Agreement

This Deed shall be read together with the Loan Agreement but in case of any conflict between the two instruments, the provisions of the Loan Agreement shall prevail.

2	Mortgage and assignment

2.1	Mortgage and assignment

By way of security for payment of the Outstanding Indebtedness, the Owner with full title guarantee hereby mortgages and charges to and in favour of the Mortgagee all its rights, title and interest present and future in and to the Mortgaged Property and, without prejudice to the generality of the foregoing, hereby assigns and agrees to assign to the Mortgagee absolutely all its rights, title and interest in and to the Earnings, the Insurances and any Requisition Compensation and all its benefits and interests present and future therein Provided however that:

2.1.1	Earnings

the Earnings shall be payable to the Operating Account until such time as a Default shall occur and the Mortgagee shall direct to the contrary whereupon the Owner shall forthwith, and the Mortgagee may at any time thereafter, instruct the persons from whom the Earnings are then payable to pay the same to the Mortgagee or as the Mortgagee may direct, in each

5

case for the account of the Mortgagee, and any Earnings then in the hands of the Owner’s brokers or other agents shall be deemed to have been received by them for the use and on behalf of the Mortgagee;

2.1.2	Insurance

unless and until a Default shall occur (whereupon all insurance recoveries, other than any moneys payable under any loss of earnings insurance, shall be receivable by the Mortgagee and applied in accordance with clause 8.1 or clause 8.4 (as the case may be)):

(a)	any moneys payable under the Insurances other than any moneys payable under any loss of earnings insurance, shall be payable in accordance with the terms of the relevant Loss Payable Clause and the Mortgagee will not in the meantime give any notification to the contrary to the insurers as contemplated by the Loss Payable Clauses;

(b)	any insurance moneys received by the Mortgagee in respect of any major casualty (as specified in the relevant Loss Payable Clause) shall, unless prior to receipt or whilst such moneys are in the hands of the Mortgagee there shall have occurred a Default (whereupon such insurance monies shall be applied in accordance with clause 8.1 or clause 8.4 (as the case may be)), be paid over to the Owner upon the Owner furnishing evidence satisfactory to the Mortgagee that all loss and damage resulting from such casualty has been properly made good and repaired, and that all repair accounts and other liabilities whatsoever in connection with the casualty have been fully paid and discharged by the Owner, provided however that the insurers with whom the fire and usual marine risks insurances are effected may, in the case of a major casualty, and with the previous consent in writing of the Mortgagee, make payment on account of repairs in the course of being effected; and

(c)	any moneys payable under any loss of earnings insurance shall be payable in accordance with the terms of the relevant Loss Payable Clause and shall be subject to such provisions of this clause 2 as shall apply to Earnings and the Mortgagee will not give any notification to the insurers as contemplated in such Loss Payable Clause unless and until the Mortgagee shall have become entitled under clause 2.1.1 to direct that the Earnings be paid to the Mortgagee.

2.2	Notice

The Owner hereby covenants and undertakes with the Mortgagee that it will from time to time upon the written request of the Mortgagee give written notice (in such form as the Mortgagee shall reasonably require) of the assignment herein contained to the persons from whom any part of the Mortgaged Property is or may be due.

2.3	Use of Owner’s name

The Owner covenants and undertakes with the Mortgagee to do or permit to be done each and every act or thing which the Mortgagee may from time to time require to be done for the purpose of enforcing the Mortgagee’s rights under this Deed and to allow its name to be used as and when required by the Mortgagee for that purpose.

2.4	Reassignment

Upon payment and discharge in full to the satisfaction of the Mortgagee of the Outstanding Indebtedness, the Mortgagee shall, at the request and cost of the Owner, re-assign the Earnings, the Insurances and any Requisition Compensation to the Owner or as it may direct.

3	Covenant to pay

3.1	In consideration of (a) the agreement of the Banks to advance, subject to the terms of the Loan Agreement, the total principal sum of up to $32,312,500 and (b) the advance by the Banks to the Owner on or before the date hereof of the total principal sum of Thirty two million three hundred and twelve thousand five hundred Dollars ($32,312,500 (receipt of which sum the Owner hereby acknowledges), the Owner hereby covenants with the Mortgagee:

3.1.1	to repay the Loan by the instalments and on the dates referred to and otherwise in the manner and upon the terms set out in the Loan Agreement;

6

3.1.2	to pay interest on the Loan, and on any overdue interest or other moneys payable under the Loan Agreement, at the rate or rates from time to time applicable thereto in the manner and upon the terms set out in the Loan Agreement; and

3.1.3	to pay all other moneys payable by the Owner under the Security Documents or any of them at the times and in the manner therein specified.

4	Continuing security and other matters

4.1	Continuing security

The security created by the Mortgage and this Deed shall:

4.1.1	be held by the Mortgagee as a continuing security for the payment of the Outstanding Indebtedness and the performance and observance of and compliance with all of the covenants, terms and conditions contained in the Security Documents, express or implied and the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the amount hereby and thereby secured (or by any settlement of accounts between the Owner or any other person who may be liable to the Mortgagee or the Secured Creditors or any of them in respect of the Outstanding Indebtedness or any part thereof and the Mortgagee);

4.1.2	be in addition to, and shall not in any way prejudice or affect, and may be enforced by the Mortgagee without prior recourse to, the security created by any of the other Security Documents or by any present or future Collateral Instruments, right or remedy held by or available to the Mortgagee or the Secured Creditors or any right or remedy of the Mortgagee or the Secured Creditors thereunder; and

4.1.3	not be in any way prejudiced or affected by the existence of any of the other Security Documents or any such Collateral Instrument, rights or remedies or by the same becoming wholly or in part void, voidable or unenforceable on any ground whatsoever or by the Mortgagee dealing with, exchanging, varying or failing to perfect or enforce any of the same, or giving time for payment or performance or indulgence or compounding with any other person liable.

4.2	Rights additional

All the rights, remedies and powers vested in the Mortgagee hereunder shall be in addition to and not a limitation of any and every other right, power or remedy vested in the Mortgagee or the Secured Creditors under the Loan Agreement, the other Security Documents or any such Collateral Instrument or at law and that all the powers so vested in the Mortgagee or the Secured Creditors may be exercised from time to time and as often as the Mortgagee or the Secured Creditors may deem expedient.

4.3	No enquiry

Neither the Mortgagee nor any Receiver shall be obliged to make any enquiry as to the nature or sufficiency of any payment received by it under the Mortgage and/or this Deed or to make any claim or take any action to collect any moneys hereby assigned or to enforce any rights or benefits hereby assigned to the Mortgagee or to which the Mortgagee may at any time be entitled under the Mortgage and/or this Deed.

7

4.4	Obligations of Owner and Mortgagee

The Owner shall remain liable to perform all the obligations assumed by it in relation to the Mortgaged Property and the Mortgagee shall be under no obligation of any kind whatsoever in respect thereof or be under any liability whatsoever in the event of any failure by the Owner to perform its obligations in respect thereof.

4.5	Discharge of Mortgage

Notwithstanding that this Deed is expressed to be supplemental to the Mortgage it shall continue in full force and effect after any discharge of the Mortgage.

5	Covenants

5.1	The Owner hereby covenants with the Mortgagee and undertakes throughout the Security Period:

5.1.1	Insurance

(a)	Insured risks, amounts and terms

to insure and keep the Ship insured free of cost and expense to the Mortgagee and in the sole name of the Owner or in the joint names of the Owner and the Manager or, if so required by the Mortgagee, in the joint names of the Owner, the Manager and the Mortgagee (but without liability on the part of the Mortgagee for premiums or calls):

(i)	against fire and usual marine risks (including excess risks) and war risks, on an agreed value basis, in such amounts (but not in any event less than whichever shall be the greater of the market value of the Ship for the time being (as most recently determined by the Mortgagee under clause 8.2.2 of the Loan Agreement) and of an amount which shall be equal to at least One hundred and twenty per cent (120%) of the Loan) and upon such terms as shall from time to time be approved in writing by the Mortgagee;

(ii)	against protection and indemnity risks (including pollution risks for the highest amount in respect of which cover is or may become available for ships of the same type, size, age and flag as the Ship (and in any event for an amount of no less than $1,000,000,000) and a freight, demurrage and defence cover) for the full value and tonnage of the Ship (as approved in writing by the Mortgagee) and upon such terms as shall from time to time be approved in writing by the Mortgagee; and

(iii)	in respect of such other matters of whatsoever nature and howsoever arising as may from time to time be requested by the Mortgagee,

and to pay to the Mortgagee the cost (as conclusively certified by the Mortgagee) of (aa) any mortgagee’s interest insurance (including, if the Mortgagee shall so require, mortgagee’s additional perils (including all P&l risks) coverage) which the Mortgagee may from time to time effect in respect of the Ship, upon such terms and in such amounts (not exceeding One hundred and twenty per cent (120%) of the Loan) as it shall deem desirable; and (bb) any other insurance cover which the Mortgagee may from time to time effect in respect of the Ship and/or in respect of its interest or potential third party liability as mortgagee of the Ship as the Mortgagee shall reasonably require (including, without limitation, political risks and/or mortgage rights insurance in case where the Flag State is not acceptable to the Banks or the Ship trades in territories where the Banks consider that any such additional cover is required by them (but without prejudice to the rights of the Creditors to approve the Flag State of the Ship at all times) and without prejudice to the obligations of the Owner as to the trading of the Ship contained in this Deed) having regard to any limitations in respect of amount or extent of cover which may from time to time be applicable to any of the other insurances referred to in this clause 5.1.1(a);

8

(b)	Approved brokers, insurers and associations

to effect the insurances aforesaid in such currency as the Mortgagee may approve and through the Approved Brokers (other than the said mortgagee’s interest insurance which shall be effected through brokers nominated by the Mortgagee) and with such insurance companies and/or underwriters as shall from time to time be approved in writing by the Mortgagee, provided however that the insurances against war risks and protection and indemnity risks may be effected by the entry of the Ship with such war risks and protection and indemnity associations as shall from time to time be approved in writing by the Mortgagee;

(c)	Fleet liens, set-off and cancellation

if any of the insurances referred to in clause 5.1.1(a) form part of a fleet cover, to procure that the Approved Brokers shall undertake to the Mortgagee that they shall neither set off against any claims in respect of the Ship any premiums due in respect of other vessels under such fleet cover or any premiums due for other insurances, nor cancel the insurance for reason of non-payment of premiums for other vessels under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of the Ship if and when so requested by the Mortgagee;

(d)	Payment of premiums and calls

punctually to pay all premiums, calls, contributions or other sums payable in respect of all such insurances and to produce all relevant receipts or other evidence of payment when so required by the Mortgagee;

(e)	Renewal

at least fourteen (14) days before the relevant policies, contracts or entries expire, to notify the Mortgagee of the names of the brokers and/or the war risks and protection and indemnity associations proposed to be employed by the Owner or any other party for the purposes of the renewal of such insurances and of the amounts in which such insurances are proposed to be renewed and the risks to be covered and, subject to compliance with any requirements of the Mortgagee pursuant to this clause 5.1.1, to procure that appropriate instructions for the renewal of such insurances on the terms so specified are given to the Approved Brokers and/or to the approved war risks and protection and indemnity associations at least seven (7) days before the relevant policies, contracts or entries expire, and that the Approved Brokers and/or the approved war risks and protection and indemnity associations will at least fourteen (14) days before such expiry (or within such shorter period as the Mortgagee may from time to time agree) confirm in writing to the Mortgagee as and when such renewals have been effected in accordance with the instructions so given;

(f)	Guarantees

to arrange for the execution and delivery of such guarantees or indemnities as may from time to time be required by any protection and indemnity or war risks association;

(g)	Hull policy documents, notices, loss payable clauses and brokers’ undertakings to deposit with the Approved Brokers (or procure the deposit of) all slips, cover notes, policies, certificates of entry or other instruments of insurance from time to time issued in connection with such of the insurances referred to in clause 5.1.1(a) as are effected through the Approved Brokers and procure that the interest of the Mortgagee shall be endorsed thereon by incorporation of the relevant Loss Payable Clause and, where the Insurances have been assigned to the Mortgagee, by means of a Notice of Assignment

9

of Insurances (signed by the Owner and by any other assured who shall have assigned its interest in the Insurances to the Mortgagee) and that the Mortgagee shall be furnished with pro forma copies thereof and a letter or letters of undertaking from the Approved Brokers in such form as shall from time to time be required by the Mortgagee;

(h)	Associations’ loss payable clauses, undertakings and certificates to procure that any protection and indemnity and/or war risks associations in which the Ship is for the time being entered shall endorse the relevant Loss Payable Clause on the relevant certificate of entry or policy and shall furnish the Mortgagee with a copy of such certificate of entry or policy and a letter or letters of undertaking in such form as shall from time to time be required by the Mortgagee;

(i)	Extent of cover and exclusions

to take all necessary action and comply with all requirements which may from time to time be applicable to the Insurances (including, without limitation, the making of all requisite declarations within any prescribed time limits and the payment of any additional premiums or calls) so as to ensure that the Insurances are not made subject to any exclusions or qualifications to which the Mortgagee has not given its prior written consent and are otherwise maintained on terms and conditions from time to time approved in writing by the Mortgagee;

(j)	Correspondence with brokers and associations

to provide to the Mortgagee, at the time of each such communication, copies of all written communications between the Owner and the Approved Brokers and approved war risks and protection and indemnity associations which relate to compliance with requirements from time to time applicable to the Insurances including, without limitation, all requisite declarations and payments of additional premiums or calls referred to in clause 5.1.1 (i);

(k)	Independent report

if so requested by the Mortgagee, but at the cost of the Owner (which cost, if no Default has occurred, shall be borne by the Owner only once per calendar year), to furnish the Mortgagee from time to time with a detailed report signed by an independent firm of marine insurance brokers appointed by the Mortgagee dealing with the insurances maintained on the Ship and stating the opinion of such firm as to the adequacy thereof;

(l)	Collection of claims

to do all things necessary and provide all documents, evidence and information to enable the Mortgagee to collect or recover any moneys which shall at any time become due in respect of the Insurances;

(m)	Employment of Ship

not to employ the Ship or suffer the Ship to be employed otherwise than in conformity with the terms of the Insurances (including any warranties express or implied therein) without first obtaining the consent of the insurers to such employment and complying with such requirements as to extra premium or otherwise as the insurers may prescribe; and

(n)	Application of recoveries

to apply all sums receivable under the Insurances which are paid to the Owner in accordance with the Loss Payable Clauses in repairing all damage and/or in discharging the liability in respect of which such sums shall have been received;

10

5.1.2	Ship’s name and registration

not to change the name of the Ship and to keep the Ship registered as a Maltese ship at the Port of Registry and not to do or suffer to be done anything, or omit to do anything the doing or omission of which could or might result in such registration being forfeited or imperilled or closed or which could or might result in the Ship being required to be registered otherwise than as a Maltese ship at the Port of Registry and not to register the Ship or permit its registration under any other flag or at any other port without the prior written consent of the Mortgagee (acting on the instructions of the Majority Banks) and if the said registration of the Ship is for a limited period, to renew the registration of the Ship at least forty-five (45) days prior to the expiry of such registration and to provide evidence of such renewal to the Mortgagee at least thirty (30) days prior to such expiry;

5.1.3	Repair

to keep the Ship in a good and efficient state of repair and procure that all repairs to or replacement of any damaged, worn or lost parts or equipment are effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Ship;

5.1.4	Modification; removal of parts; equipment owned by third parties not without the prior written consent of the Mortgagee (acting on the instructions of the Majority Banks) to, or suffer any other person to:

(a)	make any modification to the Ship in consequence of which her structure, type or performance characteristics could or might be materially altered or her value materially reduced; or

(b)	remove any material part of the Ship or any equipment the value of which is such that its removal from the Ship would materially reduce the value of the Ship without replacing the same with equivalent parts or equipment which are owned by the Owner free from Encumbrances; or

(c)	install on the Ship any equipment owned by a third party which cannot be removed without causing damage to the structure or fabric of the Ship;

5.1.5	Maintenance of class; compliance with regulations

to maintain the Classification as the class of the Ship free of all overdue recommendations, qualifications or requirements, to promptly perform all requirements qualifications or recommendations of the Classification Society which would result in the withdrawal of the Classification as the class of the Ship if not performed and to comply with and ensure that the Ship at all times complies with the provisions of the Maltese Merchant Shipping Act, Cap. 234 and all regulations and requirements (statutory or otherwise) from time to time applicable to vessels registered at the Port of Registry or otherwise applicable to the Ship;

5.1.6	Surveys

to submit the Ship to continuous surveys and such periodical or other surveys as may be required for classification purposes and to supply to the Mortgagee copies of all survey reports issued in respect thereof;

5.1.7	Inspection

to ensure that the Mortgagee, by surveyors or other persons appointed by it for such purpose, may board the Ship at all reasonable times (and in doing so the Mortgagee shall use its reasonable endeavours to not adversely affect the operation of the Ship) for the purpose of inspecting the Ship and to afford all proper facilities for such inspections and for this purpose to give the Mortgagee reasonable advance notice of any intended drydocking of

11

the Ship (whether for the purpose of classification, survey or otherwise). The cost and expenses of any such inspection up to three times during the Security Period shall be borne by the Owner unless an Event of Default has occurred in which case the cost of any and all such inspections shall be borne by the Owner;

5.1.8	Prevention of and release from arrest

promptly to pay and discharge all debts, damages, liabilities and outgoings whatsoever which have given or may give rise to maritime, statutory or possessory liens on, or claims enforceable against, the Ship, its Earnings or Insurances or any part thereof and, in the event of a writ or libel being filed against the Ship, its Earnings or Insurances or any part thereof, or of any of the same being arrested, attached or levied upon pursuant to legal process or purported legal process or in the event of detention of the Ship in exercise or purported exercise of any such lien or claim as aforesaid, to procure the release of the Ship, its Earnings and Insurances from such arrest, detention attachment or levy or, as the case may be, the discharge of the writ or libel forthwith upon receiving notice thereof by providing bail or procuring the provision of security or otherwise as the circumstances may require;

5.1.9	Employment

not to employ the Ship or permit its employment in any manner, trade or business which is forbidden by international law, or which is unlawful or illicit under the law of any relevant jurisdiction, or in carrying illicit or prohibited goods, or in any manner whatsoever which may render the Ship liable to condemnation in a prize court, or to destruction, seizure, confiscation, penalty or sanctions and, in the event of hostilities in any part of the world (whether war be declared or not), not to employ the Ship or permit its employment in carrying any contraband goods, or enter or trade to or to continue to trade in any zone which has been declared a war zone by any Government Entity or by the Ship’s war risks insurers unless the prior written consent of the Mortgagee is obtained and such special insurance cover as the Mortgagee (acting on the instructions of the Majority Banks) may require shall have been effected by the Owner and at its expense;

5.1.10	Information

promptly to furnish the Mortgagee with all such information as it may from time to time require regarding the Ship, its employment, position and engagements, particulars of all towages and salvages, and copies of all charters and other contracts for its employment, or otherwise howsoever concerning her;

5.1.11	Notification of certain events

to notify the Mortgagee forthwith by facsimile thereafter confirmed by letter of:

(a)	any damage to the Ship requiring repairs the cost of which will or might exceed the Casualty Amount;

(b)	any occurrence in consequence of which the Ship has or may become a Total Loss;

(c)	any requisition of the Ship for hire;

(d)	any requirement or recommendation made by any insurer or the Classification Society or by any competent authority which is not, or cannot be, complied with in accordance with its terms;

(e)	any arrest or detention of the Ship or any exercise or purported exercise of a lien or other claim on the Ship or the Earnings or Insurances or any part thereof;

(f)	any petition or notice of meeting to consider any resolution to wind up the Owner (or any event analogous thereto under the laws of the place of its incorporation);

12

(g)	the occurrence of any Default; and

(h)	the occurrence of any Environmental Claim against the Owner, the Ship, any other Relevant Party or any other Relevant Ship or any incident, event or circumstances which may give rise to any such Environmental Claim;

5.1.12	Payment of outgoings and evidence of payments

promptly to pay all tolls, dues and other outgoings whatsoever in respect of the Ship and its Earnings and Insurances and to keep proper books of account in respect of the Ship and its Earnings and, as and when the Mortgagee may so require, to make such books available for inspection on behalf of the Mortgagee, and to furnish satisfactory evidence that the wages and allotments and the insurance and pension contributions of the Master and crew are being promptly and regularly paid and that all deductions from crew’s wages in respect of any applicable tax liability are being properly accounted for and that the Master has no claim for disbursements other than those incurred by him in the ordinary course of trading on the voyage then in progress;

5.1.13	Encumbrances

not without the prior written consent of the Mortgagee (acting on the instructions of the Majority Banks) (and then only subject to such conditions as the Mortgagee may impose) to create or purport or agree to create or permit to arise or subsist any Encumbrance (other than Permitted Liens) over or in respect of the Ship, any share or interest therein or in any other part of the Mortgaged Property otherwise than to or in favour of the Mortgagee;

5.1.14	Sale or other disposal

not without the prior written consent of the Mortgagee (acting on the instructions of the Majority Banks) (and then only subject to such conditions as the Mortgagee may impose) to sell, agree to sell, transfer, abandon or otherwise dispose of the Ship or any share or interest therein;

5.1.15	Chartering

save for the Initial Charter, not without the prior written consent of the Mortgagee (acting on the instructions of the Majority Banks) (which the Mortgagee shall have full liberty to withhold) and, if such consent is given, only subject to such conditions as the Mortgagee may impose, to let the Ship:

(a)	on demise charter for any period;

(b)	by any time or consecutive voyage charter for a term which exceeds or which by virtue of any optional extensions therein contained may exceed twelve (12) months’ duration;

(c)	on terms whereby more than two (2) months’ hire (or the equivalent) is payable in advance; or

(d)	below the market rate prevailing at the time when the Ship is fixed or other than on arm’s length terms;

5.1.16	Sharing of Earnings

not without the prior written consent of the Mortgagee (acting on the instructions of the Majority Banks) (and then only subject to such conditions as the Mortgagee may impose) to enter into any agreement or arrangement whereby the Earnings may be shared with any other person;

13

5.1.17	Payment of Earnings

to procure that the Earnings are paid to the Operating Account pursuant to clause 14.1 of the Loan Agreement (or to such other account as the Mortgagee may from time to time agree) and to procure that the same are paid to the Mortgagee at all times if and when the same shall be or shall have become so payable in accordance with the Security Documents after the Mortgagee shall have directed pursuant to clause 2.1.1 that the same shall be no longer receivable by the Owner and that any Earnings which are so payable and which are in the hands of the Owner’s brokers or agents are duly accounted for and paid over to the Mortgagee forthwith on demand;

5.1.18	Repairers’ liens

not without the prior written consent of the Mortgagee to put the Ship into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed the Casualty Amount unless such person shall first have given to the Mortgagee in terms satisfactory to it, a written undertaking not to exercise any lien on the Ship or the Earnings for the cost of such work or otherwise;

5.1.19	Manager

not without the prior written consent of the Mortgagee (acting on the instructions of the Majority Banks) to appoint any manager of the Ship other than the Manager or to terminate, or amend the terms of, the Management Agreement;

5.1.20	Notice of Mortgage

to place and at all times and places to retain a properly certified copy of the Mortgage and this Deed (which shall form part of the Ship’s documents) on board the Ship with the Ship’s papers and cause such certified copy of the Mortgage and this Deed to be exhibited to any and all persons having business with the Ship which might create or imply any commitment or encumbrance whatsoever on or in respect of the Ship (other than a lien for crew’s wages and salvage) and to any representative of the Mortgagee and to place and keep prominently displayed in the navigation room and in the Master’s cabin of the Ship a framed printed notice in plain type reading as follows:

“NOTICE OF MORTGAGE

This Ship is subject to a first priority mortgage and deed of covenant in favour of DVB BANK SE, a banking corporation incorporated and established under the laws of the Federal Republic of Germany, acting through its office at Platz der Republik 6, D-60325 Frankfurt am Main, Federal Republic of Germany. Under the said mortgage and deed of covenant, neither the Owner nor any charterer nor the Master of this Ship has any right, power or authority to create, incur or permit to be imposed upon this Ship any commitments or encumbrances whatsoever other than for crew’s wages and salvage”

and in terms of the said notice it is hereby agreed that save and subject as otherwise herein provided, neither the Owner nor any charterer nor the Master of the Ship nor any other person has any right, power or authority to create, incur or permit to be imposed upon the Ship any lien whatsoever other than for crew’s wages and salvage;

5.1.21	Conveyance on default

where the Ship is (or is to be) sold in exercise of any power contained in this Deed or otherwise conferred on the Mortgagee, to execute, forthwith upon request by the Mortgagee, such form of conveyance of the Ship as the Mortgagee may require;

14

5.1.22	Anti-drug abuse

without prejudice to clause 5.1.9, to take all necessary and proper precautions to prevent any infringements of the Anti-Drug Abuse Act of 1986 of the United States of America or any similar legislation applicable to the Ship in any jurisdiction in or to which the Ship shall be employed or located or trade or which may otherwise be applicable to the Ship and/or the Owner and, if the Mortgagee shall so require, to enter into a “Carrier Initiative Agreement” with the United States Customs and Border Protection and to procure that the same agreement (or any similar agreement hereafter introduced by any Government Entity of the United States of America) is maintained in full force and effect and performed by the Owner;

5.1.23	Compliance with Environmental Laws

to comply with, and procure that all Environmental Affiliates of the Owner comply with, all Environmental Laws including, without limitation, requirements relating to manning and establishment of financial responsibility and to obtain and comply with, and procure that all Environmental Affiliates of the Owner obtain and comply with, all Environmental Approvals;

5.1.24	Injunction order

to appear, if and when requested by the Mortgagee, before the relevant courts of the Republic of Malta and consent to an injunction order restraining the Owner from selling, transferring, mortgaging or in any other way charging or dealing in the Ship pursuant to Section 37 of the Maltese Merchant Shipping Act, Cap. 234;

5.1.25	Section 45A of the Maltese Shipping Act, Cap. 234

to execute, whenever required by the Mortgagee, an instrument of mortgage amending the Mortgage in terms of Section 45A of the Maltese Merchant Shipping Act, Cap. 234;

5.1.26	Survey reports

to deliver to the Mortgagee after each inspection made under clause 5.1.7, a report prepared by the surveyors or inspectors appointed by the Mortgagee to so inspect the Ship, in relation to the seaworthiness and safe operation of the Ship, to produce evidence to the Mortgagee that any recommendations made in such reports have been complied with or will be complied with in accordance with their terms, in full and thereafter to procure that such recommendations are so complied with. The cost of any such report up to three times during the Security Period shall be borne by the Owner unless an Event of Default has occurred in which case the cost of any and all such reports shall be borne by the Owner;

5.1.27	Resident Agent

to appoint a resident agent in terms of the Merchant Shipping (Ships Eligible for Registration) Regulations 2003, of Malta and ensure that the resident agent is validly appointed throughout the Security Period; and

5.1.28	Compliance

to comply with and ensure that the Ship at all times complies with the provisions of the Merchant Shipping Act, Cap. 234, and with all regulations and requirements (statutory or otherwise) from time to time applicable to vessels registered at the Port of Valletta or otherwise applicable to the Ship.

6	Powers of Mortgagee to protect security and remedy defaults

6.1	Protective action

The Mortgagee shall, without prejudice to its other rights, powers and remedies under any of the Security Documents, be entitled (but not bound) at any time, and as often as may be necessary,

15

to take any such action as the Mortgagee in its discretion may think fit for the purpose of protecting or maintaining the security created by this Deed and the other Security Documents, and all Expenses attributable thereto shall be payable by the Owner on demand.

6.2	Remedy of defaults

Without prejudice to the generality of the provisions of clause 6.1:

6.2.1	if the Owner fails to comply with any of the provisions of clause 5.1.1, the Mortgagee shall be entitled (but not bound) to effect and thereafter to maintain all such insurances upon the Ship as the Mortgagee in its discretion may think fit in order to procure the compliance with such provisions or alternatively, to require the Ship (at the Owner’s risk) to remain in, or to proceed to and remain in a port designated by the Mortgagee until such provisions are fully complied with;

6.2.2	if the Owner fails to comply with any of the provisions of clauses 5.1.3, 5.1.5 or 5.1.6, the Mortgagee shall be entitled (but not bound) to arrange for the carrying out of such repairs, changes or surveys as it may deem expedient or necessary in order to procure the compliance with such provisions; and

6.2.3	if the Owner fails to comply with any of the provisions of clause 5.1.8, the Mortgagee shall be entitled (but not bound) to pay and discharge all such debts, damages, liabilities and outgoings as are therein mentioned and/or to take any such measures as it may deem expedient or necessary for the purpose of securing the release of the Ship in order to procure the compliance with such provisions, and the Expenses attributable to the exercise by the Mortgagee of any such powers shall be payable by the Owner to the Mortgagee on demand.

7	Powers of Mortgagee on Event of Default

7.1	Powers

Upon the happening of any Event of Default, the Mortgagee shall become forthwith entitled following notice given to the Owner in accordance with the provisions of clause 10.2 of the Loan Agreement to declare the Outstanding Indebtedness or any relevant part thereof to be due and payable immediately or in accordance with such notice, whereupon the Outstanding Indebtedness or the relevant part thereof shall become so due and payable and following such notice given to the Owner as required under Maltese law the Mortgagee shall become forthwith entitled, as and when it may see fit, to put into force and exercise in relation to the Mortgaged Property or any part thereof all or any of the rights, powers and remedies possessed by it as mortgagee of the Mortgaged Property (whether at law, by virtue of the Mortgage and this Deed or otherwise) and in particular (without limiting the generality of the foregoing):

7.1.1	to take possession of the Ship;

7.1.2	to require that all policies, contracts, certificates of entry and other records relating to the Insurances (including details of and correspondence concerning outstanding claims) be delivered forthwith to such adjusters and/or brokers and/or other insurers as the Mortgagee may nominate;

7.1.3	to collect, recover, compromise and give a good discharge for, all claims then outstanding or thereafter arising under the Insurances or any of them or in respect of any other part of the Mortgaged Property, and to take over or institute (if necessary using the name of the Owner) all such proceedings in connection therewith as the Mortgagee in its absolute discretion thinks fit, and, in the case of the Insurances, to permit the brokers through whom collection or recovery is effected to charge the usual brokerage therefor;

7.1.4	to discharge, compound, release or compromise claims in respect of the Ship or any other part of the Mortgaged Property which have given or may give rise to any charge or lien or other claim on the Ship or any other part of the Mortgaged Property or which are or may be enforceable by proceedings against the Ship or any other part of the Mortgaged Property;

16

7.1.5	to sell the Ship or any share or interest therein, with or without the benefit of any charterparty, and free from any claim by the Owner (whether in admiralty, in equity, at law or by statute) by public auction or private contract, at such place and upon such terms as the Mortgagee in its absolute discretion may determine, with power to postpone any such sale, and without being answerable for any loss occasioned by such sale or resulting from postponement thereof and with power, where the Mortgagee purchases the Ship, to make payment of the sale price by making an equivalent reduction in the amount of the Outstanding Indebtedness in the manner referred to in clause 8.1;

7.1.6	to manage, insure, maintain and repair the Ship, and to employ, sail or lay up the Ship in such manner and for such period as the Mortgagee in its absolute discretion deems expedient accounting only for net profits arising from any such employment; and

7.1.7	to recover from the Owner on demand all Expenses incurred or paid by the Mortgagee in connection with the exercise of the powers (or any of them) referred to in this clause 7.1.

7.2	Receiver

7.2.1	Appointment

At any time after the Outstanding Indebtedness or any relevant part thereof shall have become due and payable in accordance with a notice given to the Owner pursuant to clause 10.2 of the Loan Agreement, the Mortgagee shall be entitled (but not bound) by writing under its Common Seal or under the hand of any Director or officer of the Mortgagee to appoint any person or persons to be a receiver and/or manager of the Mortgaged Property or any pail thereof (with power to authorise any joint receiver and/or manager to exercise any power independently of any other joint receiver and/or manager) and may from time to time fix his remuneration, and may remove any receiver and/or manager so appointed and appoint another in his place. Any receiver and/or manager so appointed shall be the agent of the Owner and the Owner shall be solely responsible for his acts or defaults and for his remuneration, and such receiver and/or manager so appointed shall have all powers conferred by the Law of Property Act 1925 without the restrictions contained in sections 93 and 103 of that Act and, in addition, power on behalf of and at the cost of the Owner (notwithstanding any liquidation of the Owner) to do or omit to do anything which the Owner could do or omit to do in relation to the Mortgaged Property or any part thereof and in particular (but without prejudice to the generality of the foregoing) any such receiver and/or manager may exercise all the powers and discretions conferred on the Mortgagee by the Mortgage and this Deed.

7.2.2	Remuneration

Any Receiver shall be entitled to remuneration appropriate to the work and responsibilities involved, upon the basis of charging from time to time adopted by the Receiver in accordance with the current practice of his firm, without being limited to the maximum rate specified in section 109(6) of the Law of Property Act 1925.

7.2.3	Liability of mortgagee in possession

Neither the Mortgagee nor any Receiver shall be liable as mortgagee in possession in respect of all or any of the Mortgaged Property to account or be liable for any loss upon realisation or for any neglect or default of any nature whatsoever in connection therewith for which a mortgagee in possession may be liable as such.

7.3	Dealings with Mortgagee or Receiver

Upon any sale of the Ship or any share or interest therein by the Mortgagee pursuant to clause 7.1.5 or pursuant to clause 11.1, or by any Receiver, the purchaser shall not be bound to

17

see or enquire whether the Mortgagee’s power of sale has arisen in the manner provided in this Deed and the sale shall be deemed to be within the power of the Mortgagee (or the Receiver, as the case may be) and the receipt of the Mortgagee (or the Receiver, as the case may be) for the purchase money shall effectively discharge the purchaser who shall not be concerned with the manner of application of the proceeds of sale or be in any way answerable therefor and the sale shall operate to divest the Owner of all rights, title and interest of any nature whatsoever in the Ship and to bar any such interest of the Owner and all persons claiming through or under the Owner.

8	Application of moneys

8.1	Application

All moneys received by the Mortgagee or any Receiver in respect of:

8.1.1	sale of the Ship or any share or interest therein;

8.1.2	recovery under the Insurances (other than under any loss of earnings insurance and any such sum or sums as may have been received by the Mortgagee in accordance with the relevant Loss Payable Clause in respect of a major casualty as therein defined and paid over to the Owner as provided in clause 2.1.2(b) or which fall to be otherwise applied under clause 8.4);

8.1.3	Requisition Compensation; or

8.1.4	the employment of the Ship pursuant to the provisions of clause 7.1.6,

shall be held by it upon trust in the first place to pay or make good the Expenses and the balance shall be applied by the Mortgagee in the manner specified in clause 13.1 of the Loan Agreement.

8.2	Shortfalls

In the event that the balance referred to in clause 8.1 is insufficient to pay in full the whole of the Outstanding Indebtedness, the Mortgagee or the Receiver, as the case may be, shall be entitled to collect the shortfall from the Owner or any other person liable for the time being therefor.

8.3	Application of Earnings received by Mortgagee or Receiver

Any moneys received by the Mortgagee or any Receiver in respect of the Earnings shall:

8.3.1	if received by the Mortgagee, or in the hands of the Mortgagee, after the occurrence of a Default but prior to the occurrence of an Event of Default, be retained by the Mortgagee and shall be paid over by the Mortgagee to the Operating Account at such times, in such amounts and for such purposes and/or shall be applied by the Mortgagee, in or towards satisfaction of any sums from time to time accruing due and payable by the Owner under the Loan Agreement, this Deed, the Mortgage or any of the other Security Documents or any of them or by virtue of payment demanded thereunder, in each case as the Mortgagee in its absolute discretion may determine; and

8.3.2	if received by the Mortgagee or any Receiver, or in the hands of the Mortgagee or any Receiver, after the occurrence of an Event of Default, be applied by the Mortgagee, or any Receiver, in the manner specified in clause 8.1 and/or clause 8.3.1, as the Mortgagee or any Receiver, may in its absolute discretion determine.

8.4	Application of Insurances received by Mortgagee or Receiver

Any moneys received by the Mortgagee or any Receiver in respect of the Insurances (other than in respect of recovery under any loss of earnings insurance or in respect of a Total Loss) shall:

8.4.1	if received by the Mortgagee, or in the hands of the Mortgagee, after the occurrence of a Default but prior to the occurrence of an Event of Default, be retained by the Mortgagee, and shall be paid over by the Mortgagee to the Owner at such times, in such amounts and for such purposes and/or shall be applied by the Mortgagee, in or towards satisfaction of any sums from time to time accruing due and payable by the Owner under the Loan Agreement, this Deed, the Mortgage, the Security Documents or any of them or by virtue of payment demanded thereunder, in each case as the Mortgagee in its absolute discretion may determine; and

18

8.4.2	if received by the Mortgagee or any Receiver, or in the hands of the Mortgagee or any Receiver, after the occurrence of an Event of Default, be applied by the Mortgagee or such Receiver, in the manner specified in clause 8.1 and/or clause 8.4.1, as the Mortgagee or any Receiver, may in its absolute discretion determine.

9	Remedies cumulative and other provisions

9.1	No implied waivers; remedies cumulative

No failure or delay on the part of the Mortgagee or the Secured Creditors or any of them to exercise any right, power or remedy vested in it under the Loan Agreement, this Deed, the Mortgage or any of the other Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise by the Mortgagee of any right, power or remedy nor the discontinuance, abandonment or adverse determination of any proceedings taken by the Mortgagee to enforce any right, power or remedy preclude any other or further exercise thereof or proceedings to enforce the same or the exercise of any other right, power or remedy nor shall the giving by the Mortgagee of any consent to any act which by the terms of this Deed requires such consent prejudice the right of the Mortgagee to withhold or give consent to the doing of any other similar act. The remedies provided in the Loan Agreement, the Mortgage and the other Security Documents are cumulative and are not exclusive of any remedies provided by law.

9.2	Delegation

The Mortgagee shall be entitled, at any time and as often as may be expedient, to delegate all or any of the powers and discretions vested in it by the Mortgage and this Deed (including the power vested in it by virtue of clause 11) or any of the other Security Documents in such manner, upon such terms, and to such persons as the Mortgagee in its absolute discretion may think fit.

9.3	Incidental powers

The Mortgagee shall be entitled to do all acts and things incidental or conducive to the exercise of any of the rights, powers or remedies possessed by it as mortgagee of the Ship (whether at law, under the Mortgage and/or this Deed or otherwise) and in particular (but without prejudice to the generality of the foregoing), upon becoming entitled to exercise any of its powers under clause 7.1, the Mortgagee shall be entitled to discharge any cargo on board the Ship (whether the same shall belong to the Owner or any other person) and to enter into such other arrangements in respect of the Ship, its insurances, management, maintenance, repair, classification and employment in all respects as if the Mortgagee was the owner of the Ship, but without being responsible for any loss incurred as a result of the Mortgagee doing or omitting to do any such acts or things as aforesaid.

10	Costs and indemnity

10.1	Costs

The Owner shall pay to the Mortgagee on demand on a full indemnity basis all expenses or liabilities of whatsoever nature (including legal fees, fees of insurance advisers, printing, out-of-pocket expenses, stamp duties, registration fees and other duties or charges) together with any value added tax or similar tax payable in respect thereof, incurred by the Mortgagee in connection with the enforcement of, or preservation of any rights under, the Mortgage, this Deed

19

or otherwise in respect of the Outstanding Indebtedness and the security therefor or in connection with the preparation, completion, execution or registration of the Loan Agreement, the Mortgage or this Deed or any of the other Security Documents.

10.2	Mortgagee’s and Receiver’s indemnity

The Owner hereby agrees and undertakes to indemnify the Mortgagee and any Receiver against all losses, actions, claims, expenses, demands, obligations and liabilities whatever and whenever arising which may now or hereafter be incurred by the Mortgagee or any such Receiver, or by any manager, agent, officer or employee for whose liability, act or omission the Mortgagee may be answerable, in respect of, in relation to, or in connection with anything done or omitted in the exercise or purported exercise of the powers contained in the Mortgage, this Deed, or otherwise in connection therewith and herewith or with any part of the Mortgaged Property or otherwise howsoever in relation to, or in connection with, any of the matters dealt with in the Mortgage or this Deed.

11	Attorney

11.1	Power

By way of security, the Owner hereby irrevocably appoints the Mortgagee and any Receiver, jointly and also severally, to be its attorney generally for and in the name and on behalf of the Owner, and as the act and deed or otherwise of the Owner to execute, seal and deliver and otherwise perfect and do all such deeds, assurances, agreements, instruments, acts and things which may be required for the full exercise of all or any of the rights, powers or remedies conferred by the Mortgage, this Deed, the Loan Agreement or any of the other Security Documents, or which may be deemed proper in or in connection with all or any of the purposes aforesaid (including, without prejudice to the generality of the foregoing the power to sell, transfer and otherwise dispose of or deal with the Ship, the execution and delivery of a bill of sale of the Ship and to apply for the closure of the Maltese Registry in respect of the Ship in accordance with Section 28 of the Merchant Shipping Act, Cap. 234 of Malta and to pay all such fees, make all such declarations and receive all such certificates, including the deletion certificate as may be necessary and the power to procure at any time from the Registrar General of Shipping in Malta copies duly authenticated by him of the Security Documents or any of them). The power hereby conferred shall be a general power of attorney under the Powers of Attorney Act 1971, and the Owner ratifies and confirms, and agrees to ratify and confirm, any deed, assurance, agreement, instrument, act or thing which the Mortgagee or the Receiver may execute or do pursuant thereto. Provided always that such power shall not be exercisable by or on behalf of the Mortgagee until the happening of an Event of Default. The parties hereto declare that the mandate hereby granted is so granted in the interest of the Mortgagee and as part of its security.

11.2	Exercise of power

The exercise of such power by or on behalf of the Mortgagee or any Receiver shall not put any person dealing with the Mortgagee or the Receiver upon any enquiry as to whether any Event of Default has happened, nor shall such person be in any way affected by notice that no such Event of Default has happened, and the exercise by the Mortgagee or the Receiver of such power shall be conclusive evidence of the Mortgagee’s or such Receiver’s right to exercise the same.

11.3	Filings

The Owner hereby irrevocably appoints the Mortgagee and any Receiver jointly and also severally to be its attorney in its name and on its behalf of the Owner and as its act and deed or otherwise of it, to agree the form of and to execute and do all deeds, instruments, acts and things in order to file, record, register or enrol this Deed and the Mortgage in any court, public office or elsewhere which the Mortgagee in its discretion may consider necessary or advisable, now or in the future, to ensure the legality, validity, enforceability or admissibility in evidence thereof and any other assurance, document, act or thing required to be executed by the Owner pursuant to clause 12.

20

11.4	Power of attorney in schedule 3

In order to assist the Mortgagee to obtain the full benefit of this clause 11, the Owner irrevocably and unconditionally undertakes to execute in favour of, and deliver to, the Mortgagee a power of attorney in the form set out in schedule 3.

12	Further assurance

The Owner hereby further undertakes at its own expense from time to time to execute, sign, perfect, do and (if required) register every such further assurance, document, act or thing as in the opinion of the Mortgagee may be necessary or desirable for the purpose of more effectually mortgaging and charging the Mortgaged Property or perfecting the security constituted or intended to be constituted by the Mortgage and this Deed or contemplated by the Loan Agreement.

13	Notices

Every notice, request, demand or other communication under this Deed shall:

13.1.1	be in writing delivered personally or by first-class prepaid letter (if available) or facsimile transmission or other means of telecommunication in permanent written form;

13.1.2	be deemed to have been received in the case of a letter, when delivered personally or five (5) days after it has been put in the post and, in the case of a facsimile transmission or other means of telecommunication in permanent written form, at the time of despatch (provided that if the date of despatch is not a business day in the country of the addressee or if the time of despatch is after the close of business in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day); and

13.1.3	be sent:

(a)	if to the Owner at:

c/o TMS Tankers Ltd.

Athens Shipmanagement Office

80 Kifisias Avenue

GR 151 25 Marousi

Greece

Fax No:       +30 210 809 0405

Attn:            Mr. G. Kourelis

(b)	if to a Mortgagee at:

DVB Bank SE, London Branch

Park House - 6th Floor

16-18 Finsbury Circus

London EC2M 7EB

United Kingdom

Fax No:        +44 207 256 4352

Attention:     Loans Administration Department

21

with a copy to:

DVB Bank SE

Representative Office Greece

95 Akti Miaouli

185 38 Piraeus

Greece

Fax No:        +30 210 455 7420

Attention:     Crude Oil & LNG Tanker Group

or to such other address and/or numbers as is notified by one party to the other party under this Deed.

14	Counterparts

This Deed may be entered into in the form of two counterparts, each executed by one of the parties, and, provided both the parties shall so execute this Deed, each of the executed counterparts, when duly exchanged or delivered, shall be deemed to be an original but, taken together, they shall constitute one instrument.

15	Severability of provisions

Each of the provisions in this Deed are severable and distinct from the others, and if at any time one or more such provisions is or becomes invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Deed shall not in any way be affected or impaired thereby.

16	Law, and jurisdiction

16.1	Law

This Deed and any non-contractual obligations connected with this Deed are governed by, and shall be construed in accordance with, English law.

16.2	Submission to jurisdiction

For the benefit of the Mortgagee, the parties hereto irrevocably agree that any legal action or proceedings in connection with the Mortgage and/or this Deed {including any non-contractual obligations connected with the Mortgage and/or this Deed) may be brought in the English courts or in the courts of any other country chosen by the Mortgagee, each of which shall have jurisdiction to settle any disputes arising out of or in connection with the Mortgage and/or this Deed (including any non-contractual obligations connected with the Mortgage and/or this Deed). The Owner irrevocably and unconditionally submits to the jurisdiction of the English courts and the courts of any country chosen by the Mortgagee and irrevocably designates, appoints and empowers Ince Process Agents Ltd. at present of 5th Floor, International House, 1 St. Katharine’s Way, London E1W 1AY, England to receive, for it and on its behalf, service of process issued out of the English courts in any legal action or proceedings arising out of or in connection with the Mortgage and/or this Deed (including any non-contractual obligations connected with the Mortgage and/or this Deed). The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Mortgagee to take proceedings against the Owner in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not. The parties further agree that only the courts of England and not those of any other State shall have jurisdiction to determine any claim which the Owner may have against the Mortgagee arising out of or in connection with the Mortgage and/or this Deed (including any non-contractual obligations connected with the Mortgage and/or this Deed).

22

16.3	Maltese legal proceedings

If any legal action or proceedings arising out of or in connection with the Mortgage or this Deed is begun in Malta any writ, judgement, notice of proceedings or other legal process shall sufficiently be served on the Owner if served or delivered to Dr. Renato Cefai of 5/2 Merchants Street, Valetta, Malta who the Owner hereby nominates as its attorney in Malta for those purposes and who has signified his acceptance of such nomination by delivering to the Mortgagee a letter in the form set out in schedule 4. The Owner covenants with the Mortgagee not to revoke its appointment of such person as its legal representative in Malta for the purposes aforesaid and in the event of such person’s resignation or in any case where such person is unable to fulfil such capacity to procure that the Mortgagee is informed in writing forthwith, that another suitable person resident in Malta is appointed legal representative in such person’s place and that the Mortgagee is informed promptly of the name and address of such substitute.

16.4	Contracts (Rights of Third Parties Act) 1999

No term of this Deed is enforceable under the Contracts (Rights of Third Parties Act) 1999 by a person who is not a party to this Deed.

IN WITNESS whereof this Deed has been duly executed as a deed the day and year first above written.

23

Schedule 1

Forms of Loss Payable Clauses

1	Hull and machinery (marine and war risks)

By a Deed of Covenant dated [—] 2011, OLYMPIAN HERA OWNERS INC., a corporation incorporated under the laws of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the “Owner”) has assigned to DVB BANK SE, a banking corporation incorporated and established under the laws of the Federal Republic of Germany, acting through its office at Platz der Republik 6, D-60325 Frankfurt am Main, Federal Republic of Germany (the “Mortgagee”), all the Owner’s rights, title and interest in and to all policies and contracts of insurance from time to time taken out or entered into by or for the benefit of the Owner in respect of m.v. Daytona and accordingly:

(a)	all claims hereunder in respect of an actual or constructive or compromised or arranged total loss, and all claims in respect of a major casualty (that is to say any casualty the claim in respect of which exceeds US$500,000 (or the equivalent in any other currency) inclusive of any deductible) shall be paid in full to the Mortgagee or to its order; and

(b)	all other claims hereunder shall be paid in full to the Owner or to its order, unless and until the Mortgagee shall have notified the insurers hereunder to the contrary, whereupon all such claims shall be paid to the Mortgagee or to its order.

2	War risks

It is noted that DVB BANK SE, a banking corporation incorporated and established under the laws of the Federal Republic of Germany, acting through its office at Platz der Republik 6, D- 60325 Frankfurt am Main, Federal Republic of Germany (the “Mortgagee”), is interested as first mortgagee in the subject matter of this insurance. Save as hereinafter provided, all claims (whether in respect of actual, constructive, arranged or compromised total loss or otherwise) which, but for this Loss Payable Clause would be payable to OLYMPIAN HERA OWNERS INC., a corporation incorporated under the laws of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the “Owner”), shall be payable to the Mortgagee, provided always that unless and until notice in writing to the contrary has been received by the Association, claims (other than total loss claims) not exceeding US$500,000 (or the equivalent in any other currency) in respect of any one claim shall be paid direct to the Owner or to its order.

3	Protection and indemnity risks

Payment of any recovery which OLYMPIAN HERA OWNERS INC., a corporation incorporated under the laws of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the “Owner”), is entitled to make out of the funds of the Association in respect of any liability, costs or expenses incurred by the Owner, shall be made to the Owner or to its order, unless and until the Association receives notice to the contrary from DVB BANK SE, a banking corporation incorporated and established under the laws of the Federal Republic of Germany, acting through its office at Platz der Republik 6, D-60325 Frankfurt am Main, Federal Republic of Germany (the “Mortgagee”), in which event all recoveries shall thereafter be paid to the Mortgagee or its order; provided always that no liability whatsoever shall attach to the Association, its Managers or their agents for failure to comply with the latter obligation until the expiry of two (2) clear business days from the receipt of such notice.

24

4	Loss of Earnings

By a Deed of Covenant dated [—] 2011, OLYMPIAN HERA OWNERS INC., a corporation incorporated under the laws of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the “Owner”), has assigned to DVB BANK SE, a banking corporation incorporated and established under the laws of the Federal Republic of Germany, acting through its office at Platz der Republik 6, D-60325 Frankfurt am Main, Federal Republic of Germany (the “Mortgagee”), its rights, title and interest in and to all policies and contracts of insurance from time to time taken out or entered into by or for the benefit of the Owner in respect of m.v. Daytona and accordingly all claims hereunder shall be paid in full to the account of the Owner held with [—] of [—] with account number [—] unless and until the Mortgagee shall have notified the insurers hereunder to the contrary, whereupon in either case all such claims shall be paid to the Mortgagee or its order.

25

Schedule 2

Form of Notice of Assignment of Insurances

(For attachment by way of endorsement to the Policy)

OLYMPIAN HERA OWNERS INC., a corporation incorporated under the laws of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, the owner of the m.v. Daytona, HEREBY GIVES NOTICE that by a Deed of Covenant dated [—] 2011 and entered into by us with DVB BANK SE, a banking corporation incorporated and established under the laws of the Federal Republic of Germany, acting through its office at Platz der Republik 6, D-60325 Frankfurt am Main, Federal Republic of Germany, there has been assigned by us to DVB BANK SE as first mortgagee of the said vessel, all insurances in respect thereof, including the insurances constituted by the Policy whereon this notice is endorsed.

Signed
For and on behalf of
OLYMPIAN HERA OWNERS INC.

Dated: [—]

26

Schedule 3

Power of Attorney

By these presents, the undersigned OLYMPIAN HERA OWNERS INC., a corporation incorporated under the laws of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, does hereby nominate and appoint DVB BANK SE, a banking corporation incorporated and established under the laws of the Federal Republic of Germany, acting through its office at Platz der Republik 6, D-60325 Frankfurt am Main, Federal Republic of Germany, as our Special Attorney and authorise it to apply for the closure of the Maltese Register of the m.v. Daytona in terms of Section 28 of the Merchant Shipping Act, Cap. 234, in our name and on our behalf and to pay all such fees, make all such declarations and receive all such certificates, including the Deletion Certificate, as may be necessary for the proper fulfilment of the above mandate.

We further authorise our Attorney to request and obtain from the Registrar of Shipping copies certified by the said Registrar of any documents that may be filed with the said Registrar.

Our Attorney is authorised to delegate all its power hereunder in writing.

This mandate is granted in the interest of and as part of the security of DVB BANK SE, and is irrevocable.

This the [—] day of [—]

for and on behalf of
OLYMPIAN HERA OWNERS INC.

In the presence of:

27

Schedule 4

Letter of Acceptance to act as process agent

I Dr. Renato Cefai of Valletta, Malta agree to act as process agent for OLYMPIAN HERA OWNERS INC., a corporation incorporated under the laws of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the “Owner”) in connection with any proceedings in Malta pursuant to a Deed of Covenant dated [—] 2011 (the “Deed of Covenant”) and entered into between the Owner and yourselves, DVB BANK SE, a banking corporation incorporated and established under the laws of the Federal Republic of Germany, acting for the purpose of the Deed of Covenant through its office at Platz der Republik 6, D-60325 Frankfurt am Main, Federal Republic of Germany as security agent and trustee for and on behalf of the other Secured Creditors (as defined in the Deed of Covenant) subject to the conditions that:

(a)	I will not be held personally responsible for any costs and/or fees connected with and incidental thereto; and

(b)	I will give you prompt notice of any failure by the Owner to keep me in sufficient funds for the purpose of acting as its agent for service of process in Malta and agree not to terminate my appointment without giving you reasonable notice to pay those funds and a reasonable period within which to effect payment.

I hereby undertake to notify you in the event that I shall cease to be located at my address stated above and to advise you forthwith of any new address.

[—] 2011

Yours sincerely

Dr Renato Cefai

In the presence of:

28

EXECUTED as a DEED	)
by	)
for and on behalf of	)
OLYMPIAN HERA OWNERS INC.	)	Attorney-in-Fact
in the presence of:	)

Witness
Name:
Address:
Occupation:

EXECUTED as a DEED	)
by	)
for and on behalf of	)
DVB BANK SE	)	Attorney-in-Fact
in the presence of:	)

Witness
Name:
Address:
Occupation:

29

Schedule 9

Form of Manager’s Undertaking

Private & Confidential

Manager’s Undertaking

To:	DVB Bank SE Platz der Republik 6 D-60325 Frankfurt am Main Federal Republic of Germany

From:	TMS Tankers Ltd. Trust Company Complex Ajeltake Road Ajeltake Island Majuro Marshall Islands MH96960

[—] 2011

Dear Sirs

US$32,312,500 Loan to Olympian Hera Owners Inc.

1	Loan Agreement

1.1	We understand that under a loan agreement (the “Loan Agreement”) dated [—] 2011 and made between (1) Olympian Hera Owners Inc. as borrower (the “Owner”), (2) DVB Bank SE as arranger, agent (in such capacity the “Agent”) and security agent (in such capacity the “Security Agent”) and (3) the banks and financial institutions referred to in schedule 1 thereto (including DVB Bank SE) as lenders (the “Banks” and, together with the Agent, the “Secured Creditors”), the Banks agreed (inter alia) to advance by way of loan to the Owner, upon the terms and conditions therein contained, the principal sum of up to Thirty two million three hundred and twelve thousand five hundred Dollars ($32,312,500), and that it is a condition precedent to the Banks making the Loan available to the Owner that we, TMS Tankers Ltd. (the “Manager”), enter into this letter of undertaking (the “Letter”) in favour of the Security Agent.

1.2	Words and expressions defined in the Loan Agreement shall, unless otherwise specified herein, have the same meanings when used herein.

2	Confirmation of appointment

We hereby confirm that we have been appointed by the Owner as the manager of m.v. Daytona (the “Ship”) registered under Malta flag at the port of Valletta in the ownership of the Owner pursuant to a management agreement (the “Management Agreement”) dated 28 December 2010 as amended and supplemented by Addendum No. 1 thereto dated 13 January 201 land each made between ourselves and the Owner and that we have accepted our appointment thereunder in accordance with the terms and conditions thereof.

3	Representations and warranties

3.1	We hereby represent and warrant to the Security Agent that the copy of the Management Agreement set out in Appendix 1 to this Letter is a true and complete copy of the Management Agreement, that the Management Agreement constitutes valid and binding obligations of the Manager enforceable in accordance with its terms and that there have been no amendments or variations thereto or defaults thereunder by the Manager or, to the best of the Manager’s knowledge and belief, by the Owner.

1

3.2	We hereby confirm that the representations and warranties set out in clauses 7.2.9, 7.2.10 and 7.2.11 of the Loan Agreement are true and correct in all respects.

4	Undertakings

The Manager undertakes with the Security Agent that throughout the Security Period (as such term is defined in the deed of covenant dated [—] 2011 (the “Deed of Covenant”) and executed by the Owner in favour of the Security Agent (acting on the instructions of the Majority Banks):

4.1	the Manager will not agree or purport to agree to any material amendment or variation of the Management Agreement without the prior written consent of the Security Agent;

4.2	the Manager will procure that any sub-manager appointed pursuant to the provisions of the Management Agreement or otherwise will, on or before the date of such appointment enter into an undertaking in favour of the Security Agent in substantially the same form (mutatis mutandis) as this Letter;

4.3	the Manager will not, without the prior written consent of the Security Agent (acting on the instructions of the Majority Banks), take any action or institute any proceedings or make or assert any claim against the Owner or on or in respect of the Ship or its policies and contracts of insurance (which expression includes all entries of the Ship in a protection and indemnity or war risks association) which are from time to time during the Security Period (as such term is defined in the Deed of Covenant) in place or taken out or entered into by or for the benefit of the Owner (whether in the sole name of the Owner or in the joint names of the Owner and the Security Agent or otherwise) in respect of the Ship and her Earnings (as such term is defined below) or otherwise howsoever in connection with the Ship and all benefits thereof (including claims of whatsoever nature and return of premiums) (the “Insurances”) or any moneys whatsoever from time to time due or payable to the Owner during the Security Period (as such term is defined in the Deed of Covenant) arising out of the use or operation of the Ship including (but without limiting the generality of the foregoing) all freight, hire and passage moneys, income arising under pooling arrangements, compensation payable to the Owner in event of requisition of the Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys, damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship (the “Earnings”) or any other property or other assets of the Owner which the Security Agent has previously advised the Manager are subject to any Encumbrance (as such term is defined in the Deed of Covenant) or right of set-off in favour of the Security Agent or any of the Secured Creditors by virtue of any of the Security Documents;

4.4	the Manager will discontinue any such action or proceedings or claim which may have been taken, instituted or made or asserted, promptly upon notice from the Security Agent to do so;

4.5	the Manager does hereby subordinate any claim that it may have against the Owner or otherwise in respect of the Ship and its Earnings, Insurances and Requisition Compensation (as such term is defined in the Deed of Covenant) to the claims of the Security Agent or any of the Secured Creditors under the Loan Agreement and the other Security Documents and undertakes not to exercise any right to which it may be entitled in respect of the Owner and/or the Ship and/or its Earnings and/or Insurances and/or Requisition Compensation in competition with the Security Agent and/or the Secured Creditors or any of them Provided however that this clause 4.5 shall not restrict the Manager for claims which in aggregate and throughout the Security Period (as defined in the Deed of Covenant) do not exceed $100,000;

4.6	the Manager will promptly notify the Security Agent if at any time the amount owed by the Owner to the Manager pursuant to the Management Agreement (whether in respect of the Manager’s remuneration or disbursements or otherwise) exceeds One hundred and fifty thousand United States Dollars (US$150,000) or the equivalent in other currencies; and

2

4.7	the Manager will provide the Security Agent with such information concerning the Ship as the Security Agent may from time to time reasonably require.

5	Insurance assignment

5.1	By way of security for the repayment of the aggregate of the Loan and interest accrued and accruing thereon, the Expenses (as such term is defined in the Deed of Covenant) and all other sums of money from time to time owing by the Owner to the Security Agent and/or the Secured Creditors or any of them, whether actually or contingently, under the Loan Agreement and the other Security Documents or any of them to which the Owner is or is to be a party (the “Outstanding Indebtedness”), the Manager with full title guarantee hereby irrevocably and unconditionally assigns and agrees to assign to the Security Agent all of the Manager’s rights, title and interest in and to all the benefit of the Insurances.

5.2	The Manager hereby undertakes to procure that a duly completed notice in the form set out in Appendix 2 to this Letter is given to all insurers of the Ship and to procure that such notice is promptly endorsed on all policies and entries in respect of the Insurances and agrees promptly to authorise and/or instruct any broker, insurer or association with or through whom Insurances may be effected to endorse on any policy or entry or otherwise to give effect to such loss payable clause as may be stipulated by the Security Agent.

5.3	The Security Agent shall, at the Manager’s cost and request, re-assign to the Manager all the Manager’s rights, title and interest in the Insurances upon the Outstanding Indebtedness being paid and discharged in full to the satisfaction of the Security Agent.

5.4	Any moneys in respect of the Insurances which would (but for the assignment contained in clause 5.1 above) be payable to the Manager shall be applied in accordance with clauses 8.1 and/or 8.4 of the Deed of Covenant.

6	Acknowledgement

The Manager hereby acknowledges that it has seen and has reviewed the Loan Agreement, the Deed of Covenant and the other Security Documents and agrees to (a) abide by and to observe the provisions thereof insofar as the same are applicable to it as therein provided and (b) perform its obligations under the Management Agreement in a manner which will not be contrary to the provisions of the Loan Agreement and the other Security Documents.

7	Law and jurisdiction

7.1	The agreement constituted by this Letter and any non-contractual obligations connected with it are governed by, and shall be construed in accordance with, English law.

7.2	The Manager agrees, for the benefit of the Security Agent, that any legal action or proceedings arising out of or in connection with this Letter (including any non-contractual obligations connected with it) against the Manager or any of its assets may be brought in the English courts. The Manager irrevocably and unconditionally submits to the jurisdiction of such courts and hereby irrevocably designates, appoints and empowers Ince Process Agents Ltd. at present of 5th Floor, International House, 1 St. Katharine’s Way, London E1W 1AY, England to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the rights of the Security Agent to take any proceedings against the Manager in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not. The Manager further agrees that only the courts of England and not those of any other State shall have jurisdiction to determine any claim which the Manager may have against the Security Agent arising out of or in connection with this Letter (including any non-contractual obligations connected with it).

3

7.3	No term of this Letter is enforceable under the provisions of the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Letter or to whom this Letter is not addressed.

Yours faithfully,

For and on behalf of
TMS TANKERS LTD.

4

Appendix 1

Copy of the Management Agreement

5

Appendix 2

Notice of Assignment

We, TMS TANKERS LTD., the managers of the motor vessel Daytona HEREBY GIVE NOTICE that by a first assignment dated [—] 2011 and entered into by us with DVB BANK SE, there has been assigned by us to the said DVB BANK SE as first assignees all of our rights, title and interest in and to the insurances in respect of the said Ship including the insurances constituted by the Policy whereon this notice is endorsed.

SIGNED
for and on behalf of TMS TANKERS LTD.

Dated: [—] 2011

6

Schedule 10

Form of Share Pledge

Private & Confidential

Dated [—] 2011

OLYMPIAN HERA SHAREHOLDERS INC.	(1)

and

DVB BANK SE	(2)

PLEDGE

over shares

re: Olympian Hera Owners Inc.

Contents

Clause		Page

1	Definitions	1

2	Charging clause	3

3	Representations and warranties	3

4	Covenants by the Shareholder	5

5	Dividends and voting rights	8

6	Further assurance	9

7	Powers of the Pledgee	9

8	Attorney	11

9	Continuing security and other matters	11

10	Discharge of security	13

11	Certificates	13

12	Payments	13

13	Notices and other matters	14

14	Law and jurisdiction	15

Schedule 1 The Shares		16

Schedule 2 Specimen instrument of transfer		17

Schedule 3 Shareholder’s letter of authority		18

Schedule 4 Form of irrevocable proxy		19

Schedule 5 Directors’ resignation letter		20

Schedule 6 Directors’ letter of authority		21

Schedule 7 Form of dividend mandate		22

Schedule 8 Form of Letter of Stock Request		23

THIS DEED of PLEDGE is dated [—] 2011 made BETWEEN:

(1)	OLYMPIAN HERA SHAREHOLDERS INC. a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the “Shareholder”); and

(2)	DVB BANK SE, a banking company incorporated and established under the laws of the Federal Republic of Germany, acting for the purposes of this Deed through its office at Platz der Republik 6, D-60325 Frankfurt am Main, Federal Republic of Germany (the “Pledgee”) as security agent and trustee for and on behalf of the Secured Creditors (as defined below) and for the benefit of itself and the Secured Creditors.

WHEREAS:

(A)	the Shareholder is the legal and beneficial owner of 500 registered shares with a par value of US$20.00 each in Olympian Hera Owners Inc., a corporation incorporated in the Marshall Islands, (the “Corporation”) representing all of the issued, non assessable and paid up share capital of the Corporation;

(B)	by a facility agreement dated [—] 2011 (the “Loan Agreement”) and made between (1) the Corporation as borrower (therein referred to as the “Borrower”), (2) DVB Bank SE as arranger, agent (in such capacity the “Agent”) and security agent and (3) the banks and financial institutions referred to in schedule 1 thereto as lenders (the “Banks” and, together with the Agent, the “Secured Creditors”), the Banks agreed (inter alia) to make available to the Corporation, upon the terms and conditions therein contained, a term loan facility of up to $32,312,500;

(C)	pursuant to clause 16.14 of the Loan Agreement, each of the Secured Creditors has appointed the Pledgee (referred to in the Loan Agreement as the “Security Agent”) as its security agent and trustee and pursuant to a Trust Deed dated [—] 2011 executed by the Pledgee (as trustee) in favour of the Secured Creditors, the Pledgee agreed to hold, receive, administer and enforce this Pledge for and on behalf of itself and the Secured Creditors; and

(D)	the Loan Agreement provides that as a condition precedent to each Bank making its Commitment available, the Shareholder should execute in favour of the Pledgee a pledge in respect of the Shares (as defined below) in the form of this Deed (referred to in the Loan Agreement as the Share Pledge).

NOW THIS DEED WITNESSES as follows:

1	Definitions

1.1	Defined expressions

Words and expressions defined in the Loan Agreement shall, unless the context otherwise requires, have the same meanings when used in this Deed.

1.2	Definitions

In this Deed, unless the context otherwise requires;

“Agent” includes its successors in title and its replacements;

“Banks” includes their Transferee Banks and their respective successors in title;

“Collateral Instruments” means notes, bills of exchange, certificates of deposit and other negotiable and non-negotiable instruments, guarantees, indemnities and other insurances against financial loss and other documents or instruments which contain or evidence an obligation (with or without security) to pay, discharge or be responsible directly or indirectly for any indebtedness or liabilities of the Corporation or any other person liable and includes any documents or instruments creating or evidencing a mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, cost arrangement or security interest of any kind;

“Expenses” means the aggregate at any relevant time (to the extent that the same have not been received or recovered by the Pledgee) of:

(a)	all losses, liabilities, costs, charges, expenses, damages and outgoings of whatever nature (including, without limitation, Taxes and registration fees) suffered, incurred or paid by the Pledgee or the Secured Creditors or any of them in connection with the exercise of the powers referred to in or granted by this Deed or otherwise payable by the Shareholder in accordance with clauses 7.5 and 7.6; and

(b)	interest on all such losses, liabilities, costs, charges, expenses, damages and outgoings from the date on which the same was suffered, incurred or paid by the Pledgee until the date of receipt or recovery thereof (whether before or after judgment) at a rate per annum calculated in accordance with clause 3.4 of the Loan Agreement (as conclusively certified by the Pledgee);

“Outstanding Indebtedness” means the aggregate of the Loan, all interest accrued and accruing thereon, the Expenses and all other sums of money from time to time owing to the Secured Creditors or any of them and/or the Pledgee, whether actually or contingently, under or pursuant to the Loan Agreement and the other Security Documents;

“Pledgee” includes its successors in title and its replacements;

“Relevant Jurisdiction” means any jurisdiction in which or where the Shareholder is incorporated, resident, domiciled has a permanent establishment, carries on or has a place of business or is otherwise effectively connected;

“Secured Property” means the Shares and all stock, shares, warrants, securities, rights, moneys or property (including the dividends, interest or income thereon or therefrom) accruing or acquired at any time and from time to time by way of redemption, purchase, bonus, preference, option or otherwise to or in respect of or derived from all or any of the Shares or any derivatives thereof, including the proceeds of any sale of any of the Shares;

“Shareholder” includes the successors in title of the Shareholder;

“Shares” means the registered shares in the capital of the Corporation legally and beneficially owned by the Shareholder details of which are set out in schedule 1 and shall include any other shares in the capital of the Corporation which may hereafter be registered in the name of, or beneficially owned by, the Shareholder and/or its nominee or trustee; and

“Taxes” includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof and “Taxation” shall be construed accordingly.

1.3	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Deed.

1.4	Construction of certain terms

In this Deed, unless the context otherwise requires:

1.4.1	references to clauses and schedules are to be construed as references to clauses of, and schedules, to this Deed and references to this Deed include its schedules;

2

1.4.2	references to (or to any specified provision of) this Deed or any other documents shall be construed as references to this Deed, that provision or that document as in force for the time being as amended in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties and, where such consent is, by the terms of this Deed or the relevant document required to be obtained as a condition to such amendment being permitted, the prior written consent of the Pledgee;

1.4.3	references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self regulatory or other national or supra-national authority;

1.4.4	words importing the plural shall include the singular and vice versa;

1.4.5	references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity; and

1.4.6	references to any enactment shall be construed as references to such enactment as reenacted, amended or extended.

1.5	Conflict with Loan Agreement

This Deed shall be read together with the Loan Agreement but in the case of any conflict between the two instruments, the provisions of the Loan Agreement shall prevail.

2	Charging clause

In consideration of the Banks agreeing to make available to the Corporation pursuant to the Loan Agreement a term loan facility of up to $32,312,500 and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Shareholder, the Shareholder with full title guarantee hereby pledges, mortgages, charges, assigns, transfers, deposits, sets over and confirms and agrees to pledge, mortgage, charge, assign, transfer, deposit, set over and confirm to the Pledgee as security for the payment of the Outstanding Indebtedness and as a continuing security for the payment of all moneys and the discharge of all obligations and liabilities hereby covenanted to be paid or otherwise hereby secured by way of a first fixed pledge all of its interest in and to all of the Secured Property.

3	Representations and warranties

3.1	Representations and warranties

The Shareholder hereby represents and warrants to the Pledgee that:

3.1.1	Title to Shares

the Shareholder is the holder of the Shares and is the beneficial owner of and has full right and title to, and has hereby pledged, the Secured Property and all the Shares are free from any Encumbrance of any kind (other than the Encumbrance hereby created) and are not, nor shall they be, subject to any option;

3.1.2	Shares fully paid

the Shares are fully paid or credited as fully paid and non-assessable and no calls have been, or can be, made in respect of the Shares;

3

3.1.3	Due incorporation

the Shareholder is duly incorporated and validly existing in good standing under the laws of the Marshall Islands and has power to carry on its business as it is now being conducted and to own its property and other assets;

3.1.4	Corporate power

the Shareholder has power to execute, deliver and perform its obligations under this Deed and to deliver to the Pledgee stock certificates in respect of the Shares and (if the Shares are or become registered shares) the undated instruments of transfer in respect thereof pursuant to clause 5.1 and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same;

3.1.5	Binding obligations

this Deed constitutes valid and legally binding obligations of the Shareholder enforceable in accordance with its terms;

3.1.6	No conflict with other obligations

the execution and delivery of, the performance of its obligations under, the compliance by the Shareholder with the provisions of this Deed will not (a) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Shareholder is subject, (b) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Shareholder is a party or is subject or by which it or any of its property is bound, (c) contravene or conflict with any provision of the Shareholder’s constitutional documents or (d) result in the creation or imposition of or oblige the Shareholder to create any Encumbrance (other than a Permitted Encumbrance) on the Shareholder’s undertaking or on any of the Shareholder’s assets, rights or revenues;

3.1.7	No litigation

no litigation, arbitration or administrative proceeding is taking place, pending or, to the knowledge of the officers of the Shareholder, threatened against the Shareholder which could have a material adverse effect on the business, assets or financial condition of the Shareholder;

3.1.8	Choice of law

the choice by the Shareholder of English law to govern this Deed and the submission by the Shareholder to the non-exclusive jurisdiction of the courts of England are valid and binding;

3.1.9	Consents obtained

every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by the Shareholder to authorise, or required by the Shareholder in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of this Deed or the performance by the Shareholder of its obligations hereunder or thereunder has been obtained or made and is in full force and effect and there has been no default in the observance of any of the conditions or restrictions imposed in or in connection with any of the same;

3.1.10	Obligations of the Shareholder

the obligations of the Shareholder under this Deed are direct, general and unconditional obligations of the Shareholder;

4

3.1.11	No other security or lien

the Shareholder has not taken or received any security or lien from the Corporation in respect of any liability hereunder or in respect of any other liability of the Corporation to the Shareholder;

3.1.12	No filings required

it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Deed that it or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to this Deed and this Deed is in proper form for its enforcement in the courts of any Relevant Jurisdiction; and

3.1.13	No immunity

neither the Shareholder nor any of its assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement).

3.2	Repetition of representations and warranties

The representations and warranties in clause 3.1 shall be deemed to be repeated by the Shareholder on and as of each day from the date of this Deed until all moneys due or owing by the Corporation under the Loan Agreement have been repaid in full as if made with reference to the facts and circumstances existing on each such day.

4	Covenants by the Shareholder

4.1	Supporting documents

The Shareholder hereby covenants with the Pledgee that during the continuance of this Deed the Shareholder will at all times deposit with the Pledgee and permit the Pledgee during the continuance of this security to hold and retain:

4.1.1	Certificates

all stock and share certificates and documents of title relating to the Shares, together with any other documents of title relating to the Secured Property;

4.1.2	Transfers

transfers of the Shares, if the Shares are or become registered Shares, duly completed in favour of the Pledgee or its nominees or otherwise as the Pledgee may direct in the form set out in schedule 2 together with letters of authority in respect of such transfers in the form set out in schedule 3;

4.1.3	Irrevocable proxies

an irrevocable proxy/proxies in respect of the Shares if the Shares are or become registered Shares, executed by the Shareholder in favour of the Pledgee in the form set out in schedule 4, entitling the Pledgee to exercise, subject to clause 5.1, all voting rights in respect of the Shares;

4.1.4	Directors’ resignation letters

executed undated resignation letters from each Director of the Corporation in the form set out in schedule 5 together with letters of authority from each Director of the Corporation in the form set out in schedule 6; and

5

4.1.5	Further documents

all such other documents as the Pledgee may from time to time require for perfecting its title to the Shares and/or the Secured Property or for vesting or enabling it to vest the same in itself or its nominees or in any purchaser to the intent that the Pledgee may at any time without notice present them for registration.

4.2	Continuing covenants

The Shareholder hereby further covenants with the Pledgee that during the continuance of this Deed the Shareholder will at all times:

4.2.1	Title

warrant and defend the right, title and interest of the Pledgee in and to the Secured Property against the claims and demands of all persons whomsoever;

4.2.2	Prompt payment

duly and promptly pay all calls, instalments or other payments which from time to time become due in respect of any of the Shares;

4.2.3	New certificates

if the Shares are or become registered shares, duly register or procure that the Officers of the Corporation duly register all transfers of the Shares from time to time lodged with them by or on behalf of the Pledgee or its nominees and issue, and deliver to the Pledgee, a new certificate or certificates for the Shares in the name of the Pledgee or its nominees as soon as possible following receipt of such transfers from the Pledgee;

4.2.4	Negative undertakings

not without the prior written consent of the Pledgee:

(a)	create or permit to subsist any Encumbrance other than a Permitted Encumbrance on or over the Secured Property or any part thereof or interest therein; or

(b)	sell, transfer or otherwise dispose of the Secured Property or any part thereof or interest therein or attempt or agree so to do; or

(c)	suffer or permit the Corporation to cancel, increase, create or issue or agree to issue or put under option or agree to put under option any share or loan capital or obligation now or hereafter convertible into share or loan capital of or in the Corporation of any class or call any uncalled capital; or

(d)	suffer or permit the Corporation to make any alteration to, grant any rights in relation to or otherwise re-organise or purchase or reduce the share capital or reserves of the Corporation in any way or enter into any composition or arrangement with its creditors or any class of creditors of the Corporation; or

(e)	convene any meeting with a view either to the alteration of any of the provisions of the Corporation’s constitutional documents or to passing a resolution that the Corporation be wound up; or

(f)	suffer or permit the Corporation to permit any person other than the Shareholder to be registered as holders of the Shares or any part thereof;

6

4.2.5	Appointment of further directors

duly and promptly notify the Pledgee of the appointment of any further Director or Directors of the Corporation (whether by way of replacement of, or addition to, any of the existing Directors) and thereafter duly and promptly deliver to the Pledgee the letter or letters of resignation and letter or letters of authority referred to in clause 4.1 duly signed by such additional Director or Directors;

4.2.6	Maintenance of value of security

not do or cause or permit to be done anything which in any way depreciates, jeopardises or otherwise prejudices the value to the Pledgee of the security created by this Deed;

4.2.7	Indebtedness due from the Corporation

not demand or accept repayment in whole or in part of any Indebtedness now or hereafter due to the Shareholder from the Corporation or from any other person liable or demand or accept any security in respect of the same or assign or charge the same as security;

4.2.8	No set-off or counterclaim

not claim any set-off or counterclaim against the Corporation or any other person liable or claim or prove in competition with the Pledgee in the bankruptcy or liquidation (or equivalent) of the Corporation or any other person liable or have the benefit of, or share in, any payment from or composition with, the Corporation or any other person liable for any Indebtedness of the Corporation or other any person liable but so that, if so directed by the Pledgee, it will prove for the whole or any part of its claim in the liquidation or bankruptcy (or equivalent) of the Corporation on terms that the benefit of such proof and of all money received by it in respect thereof shall be held on trust for the Pledgee and applied in or towards discharge of the liabilities and obligations of the Shareholder to the Pledgee under this Deed in such manner as the Pledgee shall deem appropriate;

4.2.9	No subrogation

not exercise its rights of subrogation, reimbursement and indemnity against the Corporation;

4.2.10	Payments and compositions

not have the benefit of any share in any payment or composition from the Corporation or any other person or in any other guarantee or security now or hereafter held by the Pledgee;

4.2.11	No Encumbrance

not take or receive any Encumbrance from the Corporation in respect of the liability of the Shareholder under this Deed; and

4.2.12	Reports, etc.

promptly send to the Pledgee a copy of every report or other notice, statement or circular sent or delivered to the Shareholder by the Corporation.

4.3	Further covenants

The Shareholder hereby respectively further covenants and agrees with the Pledgee that:

4.3.1	Powers on default

the Pledgee and its nominees, at the discretion of the Pledgee, may following the occurrence of any Event of Default exercise in the name of the Shareholder or otherwise at any time whether (if the Shares are registered shares) pursuant to the powers conferred upon the

7

Pledgee under any irrevocable proxy/proxies referred to in clause 4.1.3 and whether before or after demand for payment and without any further consent or authority on the part of the Shareholder in respect of the Shares any voting rights and all powers or rights which may be exercisable by the bearer of the Shares (if the Shares are bearer shares) or the person in whose name the Shares are registered (if the shares are registered shares) but such power shall be exercised subject to the provisions of clause 5;

4.3.2	Transfer of Shares to Pledgee

if the Shares are or become registered shares and if so requested by the Pledgee, transfer all or any of the Shares to the Pledgee or to its nominees and the Pledgee may hold all or any of the Shares in any branch of the Pledgee or with any correspondents or other agents whether in France, Germany, Norway, England, Greece or overseas and all the Shares shall be held at the expense and risk of the Shareholder; and

4.3.3	Copies of this Deed

it will file or cause to be filed a copy of this Deed with the Secretary (or other appropriate officer) of the Corporation for the purpose of giving notice of this pledge to the Corporation and that it will obtain and deliver to the Pledgee an acknowledgement of such filing.

5	Dividends and voting rights

5.1	Voting rights

Unless and until an Event of Default has occurred or the Shareholder is in breach of any term of this Deed, the Shareholder shall be entitled to exercise all voting and other rights vested in the holder of the Shares notwithstanding that stock certificates in respect of the Shares are held by the Pledgee provided that the Shareholder shall not exercise such rights in a manner which would or might derogate from the security created by this Deed or conflict with any provision of any of the Security Documents. If at any time in the future the Shareholder requests the Pledgee to release the stock certificates in respect of any the Shares which are in bearer form to enable the Shareholder to vote in relation to the Shares, the Shareholder acknowledges and agrees that, if the Pledgee (in its absolute discretion) agrees to such request, any release of such stock certificates by the Pledgee shall only be made if the Shareholder is still entitled to vote in respect of the Shares pursuant to this clause 5.1 and only following the receipt by the Pledgee from the Shareholder of a letter in the form of schedule 8 or in such other form as the Pledgee may require. The Shareholder further acknowledges and agrees that any release of such stock certificates by the Pledgee following receipt of such letter will under no circumstances constitute a release by the Pledgee of the security in respect of the Shares constituted by this Deed and that it will execute in favour of the Pledgee such deed or other instrument as the Pledgee may (in its absolute discretion) require for the purpose of reconstituting the security intended to be afforded to the Pledgee pursuant to this Deed.

5.2	Dividend rights

If an Event of Default has occurred or the Shareholder is in breach of any term of this Deed, the Pledgee may require that any dividends, interest or other moneys which may be paid or payable in respect of the Secured Property shall be paid to the Pledgee and shall be applied by the Pledgee in or towards payment of the Expenses and the balance shall be applied by the Pledgee in accordance with clause 13.1 of the Loan Agreement. So long as no Event of Default has occurred and the Shareholder is not in breach of any term of this Deed and so long as the payment of any dividends, interest or other moneys does not constitute or give rise to a breach of any provision of the Security Documents, any such dividends shall be paid to the Shareholder.

5.3	Delivery of dividend mandate

Where the Pledgee becomes entitled to receive dividends pursuant to clause 5.2, the Shareholder shall immediately execute and deliver to the Corporation a dividend mandate in the form set out in schedule 7.

8

5.4	Payment of dividends and interest

Any dividends, interest or other moneys or property hereby charged which may be received by the Shareholder after the power of sale under clause 7.1 has arisen shall be held in trust for the Pledgee and paid or delivered to the Pledgee on demand in writing for application in accordance with clause 5.2.

6	Further assurance

6.1	Execution of further charges

The Shareholder shall, at its own expense at any time if and when required by the Pledgee execute such further legal or other pledges, charges or assignments in favour of the Pledgee as the Pledgee shall from time to time reasonably require over all or any of the Secured Property and all rights relating thereto both present and future (including any substituted securities and any vendor’s lien) and any other transfers or documents the Pledgee may from time to time require for perfecting its title to the same or for vesting or enabling it to vest the same in itself or its nominees or in any purchaser to secure all moneys, obligations and liabilities hereby covenanted to be paid or otherwise hereby secured or to facilitate realisation of the Secured Property or the exercise of the powers conferred on the Pledgee, such further pledges, charges or assignments to be prepared by or on behalf of the Pledgee at the cost of the Shareholder.

6.2	Other matters

The Shareholder also undertakes at its own expense from time to time to execute, sign, perfect, do and (if required) register every such further assurance, document, act or thing as in the opinion of the Pledgee may be necessary or desirable for the purpose of more effectually pledging, charging or assigning the Secured Property or perfecting the security constituted or intended to be constituted by this Deed.

7	Powers of the Pledgee

7.1	Enforcement

At any time after the occurrence of an Event of Default:

7.1.1	Enforcement

the Pledgee or any person nominated by the Pledgee may exercise, without further notice and without any restrictions in respect of all or any of the Secured Property, all the powers or rights which may be exercisable by, in case that the Shares are or become registered Shares, the registered holder of the Shares or, in case that the Shares are in bearer form, the holder of the Shares, and all other powers conferred on mortgagees by law or otherwise. In case that the Shares are, or become registered shares, the Pledgee and/or any person nominated by the Pledgee, wheresoever situate, may, at its discretion, prior to, or after, exercising the rights referred above (a) complete the transfers in respect of the Shares deposited with the Pledgee in accordance with clause 4.1.2 by dating the same and (b) submit all or any of the said transfers together with any stock or share certificates in respect thereof for registration in the name of the Pledgee or any person nominated by the Pledgee; and

7.1.2	Application of dividends and interest

any dividends, interest or other payments which may be received or receivable by the Pledgee or by any nominee in respect of any of the Secured Property may be applied by the Pledgee as though they were proceeds of sale.

9

7.2	Sale or disposal

In exercising the powers referred to in clause 7.1, the Pledgee may sell or dispose of the Secured Property or any part thereof at such times in such manner for such consideration and generally on such terms and conditions as the Pledgee may think fit (and the Pledgee shall be entitled to purchase any and all of the Secured Property so sold). Any such sale or disposition may be for cash, debentures or other obligations, shares, stock, securities or other valuable consideration and be payable immediately or by instalments spread over such period as the Pledgee shall think fit.

7.3	No enquiry by purchaser

No purchaser or other person shall be bound or concerned to see or enquire whether the right of the Pledgee to exercise any of the powers hereby conferred has arisen nor be concerned with notice to the contrary or with the propriety of the exercise or purported exercise of such powers.

7.4	Application of proceeds

All moneys received by the Pledgee under, or in the exercise of any powers conferred by, this Deed shall be applied in or towards payment of the Expenses and the balance shall be applied in accordance with clause 13.1 of the Loan Agreement.

7.5	Expenses

The Shareholder shall pay to the Pledgee on a full indemnity basis on demand:

7.5.1	all expenses (including legal, printing and out-of-pocket expenses) incurred by the Pledgee in connection with the negotiation, preparation, execution or registration of this Deed and of any amendment or extension or the granting of any waiver or consent under this Deed; and

7.5.2	all expenses (including legal, printing and out-of-pocket expenses) incurred by the Pledgee in contemplation of, or otherwise in connection with, the enforcement or preservation of any rights under this Deed or otherwise in respect of the Outstanding Indebtedness or the security therefor.

7.6	Indemnity

The Shareholder hereby agrees and undertakes to indemnify the Pledgee against all losses, actions, claims, expenses, demands, obligations and liabilities whatsoever and whenever arising which may now or hereafter be incurred by the Pledgee or by any manager, agent, officer or employee of the Pledgee for whose liability, act or omission it or they, or any of them may be answerable, in respect of, in relation to or in connection with anything done or omitted in the exercise or purported exercise of the powers contained in this Deed or otherwise in connection therewith and herewith or with any part of the Secured Property or otherwise howsoever in relation to, or in connection with, any of the matters dealt with in any of the Security Documents.

7.7	Liability of Pledgee

The Pledgee shall not be liable to account as mortgagee in possession in respect of all or any of the Secured Property and shall not be liable for any loss upon realisation or for any neglect or default to present any interest coupon or any bond or stock drawn for repayment or for any failure to pay any call or instalment or to accept any offer or to notify the Shareholder of any such matter or for any other loss of any nature whatsoever in connection with the Secured Property.

7.8	Grace Period

Notwithstanding anything to the contrary herein contained, the Pledgee shall not exercise any of the powers or rights to which it is entitled under this Pledge following the occurrence of an Event of Default, unless such Event of Default continues unremedied or is not waived by the Banks in writing for a period of thirty (30) days from the earlier of (a) the date when the Agent notified the Corporation of such Event of Default and (b) the date when the Corporation actually became aware of such Event of Default.

10

8	Attorney

8.1	Power of attorney

The Shareholder by way of security hereby irrevocably appoints the Pledgee to be its attorney in its name and on its behalf and as its act and deed or otherwise to execute, seal, deliver and complete any transfers or other documents which the Pledgee may require for perfecting its title to or for vesting the Shares both present and future in the Pledgee or its nominees or in any purchaser and to make any alteration or addition to the Shares comprised therein or any other alteration or addition and to re-deliver the same thereafter and otherwise generally to sign, seal, deliver and otherwise perfect any such transfers or other documents and any legal or other pledges or assignments over the Shares referred to in clause 6 and to do all such acts and things as may be required for the full exercise of the powers hereby conferred including any sale or other disposition realisation or getting in of the Secured Property and the Shareholder ratifies and confirms, and agrees to ratify and confirm any deed, assurance, agreement, instrument, act or thing which any such attorney may lawfully execute or do. The appointment of the Pledgee by the Shareholder as its attorney is irrevocable and coupled with an interest. Provided always that such power shall not be exercisable until the occurrence of an Event of Default.

8.2	Dealings with attorneys

The exercise of such power by or on behalf of the Pledgee shall not put any person dealing with the Pledgee upon any enquiry as to whether an Event of Default has occurred, nor shall such person be in any way affected by notice that no such event has occurred, and the exercise by the Pledgee of such power shall constitute conclusive evidence of its right to exercise the same.

8.3	Filings

The Shareholder hereby irrevocably appoints the Pledgee to be its attorney in its name and on its behalf and as its act and deed or otherwise of it to agree the form of and to do and execute all deeds, instruments, acts and things to file, record, register or enrol this Deed which the Pledgee may in its discretion consider necessary or advisable, now or in the future, to ensure the legality, validity, enforceability or admissibility in evidence hereof.

9	Continuing security and other matters

9.1	Continuing security

It is agreed that the security created by this Deed and the obligations and liabilities of the Shareholder and rights, remedies and powers of the Pledgee hereunder:

9.1.1	shall be held by the Pledgee as a continuing security for the payment of the Outstanding Indebtedness and the performance and observance of and compliance with all of the covenants, terms and conditions contained in the Security Documents, express or implied;

9.1.2	shall be in addition to and shall not prejudice or affect and may be enforced by the Pledgee without prior recourse to, the security created by any other of the Security Documents or by any present or future Collateral Instruments right or remedy held by or available to the Pledgee or the Secured Creditors or any of them or any right or remedy of the Pledgee or the Secured Creditors or any of them thereunder;

9.1.3	may be enforced by the Pledgee without prior recourse to any such security or guarantee as is referred to in clause 9.1.2 and the Shareholder waives all rights it may have of first requiring the Pledgee or the Secured Creditors or any of them to enforce any such security or guarantee or to proceed against or claim payment from the Corporation or any other person;

11

9.1.4	shall not be satisfied by any intermediate payment or satisfaction of any part of the Outstanding Indebtedness or by any settlement of accounts between the Corporation, the Shareholder or any other person who may be liable to the Pledgee or the Secured Creditors or any of them in respect of the Outstanding Indebtedness or any part thereof and the Pledgee or the Secured Creditors or any of them;

9.1.5	shall not in any way be prejudiced or affected by any time, indulgence or relief being given by the Pledgee or the Secured Creditors or any of them to the Corporation or any other person, by any amendment or supplement to the Loan Agreement, any of the other Security Documents or any other document, by the taking, variation, compromise, renewal or release of, or refusal or neglect to perfect or enforce, any right, remedy or security against the Corporation or any other person or by anything done or omitted which but for this provision might operate to exonerate the Shareholder; and

9.1.6	shall not in any way be prejudiced or affected by any change in the constitution of, or any amalgamation or reconstruction of the Corporation, the Pledgee or any other person or by any legal limitation, disability, incapacity or other circumstances relating to the Corporation or any other person, whether or not known to the Pledgee, by any invalidity or irregularity or unenforceability of the obligations of the Corporation or any other person under the Loan Agreement or any of the other Security Documents or otherwise; and so that in the event that any obligation or purported obligation of the Corporation or any other person which, if enforceable or valid or continuing, would be secured by this Deed is or becomes wholly or in part unenforceable or invalid or terminated for any reason whatsoever, the Shareholder will keep the Pledgee fully indemnified against any loss suffered by the Pledgee as a result of any failure by the Corporation or such other party to perform any such obligation or purported obligation.

9.2	Rights additional

All the rights, remedies and powers vested in the Pledgee hereunder shall be in addition to and not a limitation of any and every other right, power or remedy vested in the Pledgee or, as the case may be, the Secured Creditors under this Deed, the Loan Agreement, the other Security Documents or at law and all the powers so vested in the Pledgee or, as the case may be, the Secured Creditors may be exercised from time to time and as often as the Pledgee or, as the case may be, the Secured Creditors may deem expedient.

9.3	No enquiry

The Pledgee shall not be obliged to make any enquiry as to the nature or sufficiency of any payment received by it under this Deed or to make any claim or take any action to collect any moneys receivable by the Pledgee in the exercise of any powers conferred by this Deed or to enforce any rights or benefits hereby assigned to the Pledgee or to which the Pledgee may at any time be entitled under this Deed.

9.4	Suspense account

Any moneys received by virtue of or in connection with the security created by this Deed may be placed to the credit of a suspense account with a view to preserving the rights of the Pledgee to prove for the whole of the Outstanding Indebtedness against the Corporation in the event of any proceedings in, or analogous to, liquidation, composition or arrangement.

9.5	Settlements conditional

Any release, discharge or settlement between the Shareholder and the Pledgee shall be conditional upon no security, disposition or payment to the Pledgee by the Corporation, the Shareholder or any other person being void or set aside or ordered to be refunded pursuant to any provisions or enactments relating to bankruptcy, liquidation, administration or insolvency or for any other reason whatsoever and if such condition shall not be fulfilled, the Pledgee shall be entitled to enforce the security created by this Deed and the other Security Documents as if such release, settlement or discharge had not occurred and any such payment had not been made.

12

9.6	No responsibility for loss

The Pledgee shall not be responsible for any loss occasioned by the timing of the exercise of its powers under this Deed.

10	Discharge of security

On payment of the Outstanding Indebtedness in full the security hereby constituted shall terminate and the Pledgee shall, at the request and cost of the Shareholder, deliver, transfer or cause to be released to the Shareholder or to such person or persons as the Shareholder shall direct the documents and other articles referred to in clause 4.1 and release and retransfer the Secured Property to the Shareholder or to such person or persons as the Shareholder shall direct, free and discharged from the security hereby constituted.

11	Certificates

Any certificates or determination of the Pledgee as to the amount owing by the Shareholder to the Pledgee under, or secured by, this Deed shall, in the absence of manifest error, constitute prima facie evidence against the Shareholder.

12	Payments

12.1	No deductions

All payments to be made by the Shareholder under this Deed shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in clause 12.2, free and clear of any deductions or withholdings, in Dollars on the due date to such account as the Pledgee shall from time to time notify to the Shareholder.

12.2	Grossing-up for Taxes

If at any time the Shareholder is required to make any deduction or withholding in respect of Taxes from any payment due under this Deed for the account of the Pledgee, the sum due from the Shareholder in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Pledgee receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Shareholder shall indemnify the Pledgee against any losses or costs incurred by reason of any failure of the Shareholder to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Shareholder shall promptly deliver to the Pledgee any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

12.3	Currency indemnity

If any sum due from the Shareholder under this Deed or any order or judgment given or made in relation hereto has to be converted from the currency (the “first currency”) in which the same is payable under this Deed or under such order or judgment into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against the Shareholder, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to this Deed, the Shareholder shall indemnify and hold harmless the Pledgee from or against any loss suffered as a result of any difference between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the Pledgee may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Shareholder under this clause 12.3 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due

13

under or in respect of this Deed and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

13	Notices and other matters

13.1	Notices

The provisions of clause 17.1 of the Loan Agreement shall apply mutatis mutandis in respect of any certificate, notice, demand or other communication given or made under this Deed save that any certificate, advice, demand or other communication shall be sent, if to be sent to the Shareholder, at:

c/o TMS Tankers Ltd.

Athens Shipmanagement Office

80 Kifissias Avenue

GR 151 25 Maroussi

Athens

Greece

Fax no:     +30 210 809 0405

Attention: Mr. G. Kourelis

13.2	No waiver

No failure or delay by the Pledgee in exercising any right, power or remedy vested in it under this Deed shall operate as a waiver thereof nor shall any single or partial exercise or waiver of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in this Deed are cumulative and are not exclusive of any remedies provided by law.

13.3	Severability

Each of the provisions of this Deed is severable and distinct from the others and if at any time one or more of such provisions is or becomes invalid illegal or unenforceable the validity legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

13.4	Delegation of powers

The Pledgee shall be entitled, at any time and as often as may be expedient, to delegate all or any of the powers and discretions vested in it by this Deed (including the power vested in it by virtue of clause 8) in such manner, upon such terms, and to such person as the Pledgee in its absolute discretion may think fit.

13.5	Benefit of this Deed

This Deed shall be binding on, and enure for the benefit of, the Shareholder and the Pledgee and their respective successors and, in the case of the Pledgee, its replacements.

13.6	Assignment by Shareholder

The Shareholder may not assign or transfer any of its rights or obligations under this Deed.

13.7	Replacements of Pledgee

The Shareholder expressly acknowledges and accepts the provisions of clause 16 of the Loan Agreement and agrees that any person who replaces the Pledgee in accordance with such clause shall be entitled to the benefit of this Deed.

14

14	Law and jurisdiction

14.1	Law

This Deed and any non-contractual obligations connected with it are governed by, and shall be construed in accordance with, English law.

14.2	Submission to jurisdiction

For the benefit of the Pledgee, the parties hereto irrevocably agree that any legal action or proceedings arising out of or in connection with this Deed (including any non-contractual obligations connected with it) against them or their assets may be brought in the courts of England or in the courts of any other country chosen by the Pledgee, each of which shall have jurisdiction to settle any disputes arising out of or in connection with this Deed (including any non-contractual obligations connected with it). The Shareholder hereby unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Ince Process Agents Ltd. at present of 5th Floor, International House, 1 St. Katharine’s Way, London E1W 1 AY, England to receive, for it and on its behalf, service of process issued out of the courts of England in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Pledgee to take proceedings against the Shareholder in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not. The Shareholder further agrees that only the courts of England and not those of any other State shall have jurisdiction to determine any claim which the Shareholder may have against the Pledgee arising out of or in connection with this Deed (including any non-contractual obligations connected with it).

14.3	Contracts (Rights of Third Parties) Act 1999

No term of this Deed is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Deed.

IN WITNESS whereof the parties hereto have caused this Deed to be duly executed as a deed the day and year first before written.

15

Schedule 1

The Shares

Name of Shareholder	Certificate nos.	No. of stocks/ shares etc.	Par value of each share ($)
Olympian Hera Shareholders Inc.	1	500	20

16

Schedule 2

Specimen instrument of transfer

Stock Power

FOR VALUE RECEIVED                      hereby sell, assign and transfer unto [please insert Social Security or other identifying number of assignee] (                ) Shares of the                  Capital Stock of Olympian Hera Owners Inc. standing in my (our) name(s) on the books of the said Corporation represented by Certificate(s) No(s).                      herewith, and do hereby irrevocably constitute and appoint                      attorney to transfer the said stock on the books of the said Corporation with full power of substitution in the premises.

Dated:

For and on behalf of
OLYMPIAN HERA SHAREHOLDERS INC.

In the presence of:

17

Schedule 3

Shareholder’s letter of authority

To:	DVB Bank SE

Date: [—]

Dear Sirs

Olympian Hera Owners Inc. (the “Corporation”)

We hereby unconditionally and irrevocably authorise you to date and otherwise complete the stock transfer form[s] in respect of our shares in the Corporation deposited by ourselves with yourselves pursuant to the pledge dated [—] 2011 (the “Pledge”) between (1) ourselves, Olympian Hera Shareholders Inc. and (2) yourselves, as and when you become entitled to date and complete the same pursuant to the terms of the pledge.

Yours faithfully

OLYMPIAN HERA SHAREHOLDERS INC.

18

Schedule 4

Form of irrevocable proxy

We, Olympian Hera Owners Inc. hereby irrevocably appoint DVB Bank SE as our proxy to vote at meetings of the Shareholders of Olympian Hera Shareholders Inc. (the “Corporation”) in respect of any existing or further shares in the Corporation which may have been or may from time to time be issued to us and/or registered in our name. This proxy is irrevocable by reason of being coupled with the interest of DVB Bank SE as chargee of the aforesaid shares.

OLYMPIAN HERA SHAREHOLDERS INC.

Dated: [—]

19

Schedule 7

Form of dividend mandate

To:	Olympian Hera Owners Inc.

Dividend Mandate

With effect from today’s date and pending receipt by you of instructions from ourselves, DVB Bank SE of Platz der Republik 6, D-60325 Frankfurt am Main, Federal Republic of Germany, to the contrary we, Olympian Hera Shareholders Inc., hereby authorise and direct you to pay any dividends, interest or other moneys paid or payable on the shares in Olympian Hera Owners Inc. registered in our name to or to the order of DVB Bank SE. On receipt of this mandate please acknowledge to DVB Bank SE at the above address that you will act in accordance with the instructions contained herein.

Dated: [—]

For and on behalf of
OLYMPIAN HERA SHAREHOLDERS INC.

22

Schedule 8

Form of Letter of Stock Request

To:	DVB Bank SE

[Date]

Dear Sirs

Olympian Hera Owners Inc.

We refer to the pledge dated [—] 2011 (the “Pledge Agreement”) made between ourselves, Olympian Hera Shareholders Inc. and yourselves, DVB Bank SE pursuant to which we have pledged the shares of Olympian Hera Owners Inc. (the “Corporation”) to you as security for the obligations of the Corporation to you under a facility agreement dated [—] 2011 and made between (1) the Corporation as borrower (the “Borrower”), (2) yourselves as arranger, agent and security agent and (3) the banks and financial institutions referred to in schedule 1 thereto as lenders (the “Banks”), and pursuant to which Pledge Agreement we have deposited the stock certificate[s] (the “Stock Certificate[s]”) in respect of all the issued shares in the Corporation with you.

In connection with [insert details of new facility/transaction requiring shareholder’s approval] it is necessary for a meeting of the stockholders of the Corporation to be held in order to approve the resolutions of the directors of the Corporation authorising the execution by the Corporation of [insert details of principal document(s)] [and the other security documents relating to [the principal document]].

Accordingly, in order that we, as the sole stockholder of the Corporation, can hold a meeting of the stockholders of the Corporation for the sole purpose of approving the resolutions of the directors of the Corporation authorising the execution of [the principal document] [and the other security documents relating to [the principal document]], we hereby request that immediately prior to the execution of such [principal document] [and such security documents] you release the Stock Certificate[s] to us to enable the said meeting to be held.

We hereby undertake:

(a)	upon the release of the Stock Certificate[s] to us by you, to immediately hold the stockholders meeting and during the course of such meeting to hold the Stock Certificate[s] to your order;

(b)	that immediately following such meeting we shall re-deliver the Stock Certificate[s] to you, whereupon the Stock Certificate[s] shall be charged in favour of, and held by, you in accordance with the Pledge Agreement, which Pledge Agreement will then continue in full force and effect in accordance with the terms thereof as if the Stock Certificate[s] had never been released to us by you for the purpose of holding the said stockholders meeting; and

(c)	immediately upon redelivery of the Stock Certificate[s] to you to execute in your favour such deed or other instrument as you may (in your absolute discretion) require for the purpose of reconstituting the security intended to be afforded to you by the Pledge Agreement.

Yours faithfully

OLYMPIAN HERA SHAREHOLDERS INC.

23

EXECUTED as a DEED by	)
for and on behalf of	)
OLYMPIAN HERA SHAREHOLDERS INC.	)	Attorney-in-Fact
in the presence of:	)

Witness
Name:
Address:
Occupation:

EXECUTED as a DEED by	)
for and on behalf of	)
DVB BANK SE	)	Attorney-in-Fact
in the presence of:	)

Witness
Name:
Address:
Occupation:

24

Schedule 11

Form of Charter Assignment

Private & Confidential

Dated [—] 2011

OLYMPIAN HERA OWNERS INC.

and

DBV BANK SE

CHARTER AND POOL AGREEMENT

ASSIGNMENT

m.v. Daytona

Contents

Clause		Page

1	Definitions	2

2	Warranty	4

3	Assignment and application of money	4

4	Undertakings	5

5	Continuing security	6

6	Powers of Mortgagee	7

7	Attorney	7

8	Further assurance	8

9	Notices	8

10	Law, jurisdiction and other provisions	8

Schedule 1 Forms of Notice of Assignment of Pool Documents		10

THIS ASSIGNMENT is made the [—] day of [—] 2011 BETWEEN:

(1)	OLYMPIAN HERA OWNERS INC., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the “Owner”); and

(2)	DVB BANK SE, a banking corporation incorporated and established under the laws of the Federal Republic of Germany, acting for the purposes of this Assignment through its office at Platz der Republik 6, D-60325 Frankfurt am Main, Federal Republic of Germany as security agent and trustee for and on behalf of the other Secured Creditors (as this term is defined herebelow) (the “Mortgagee”).

WHEREAS:

(A)	by a “SHELLTIME 4” form time charterparty dated 11 April 2011 (the “Charter”) and made between (1) Sigma Tankers Inc. of the Republic of the Marshall Islands (“Party A”) and (2) the Owner, the Owner agreed to let to Party A, and Party A agreed to take on time charter, for the period and upon the terms and conditions therein mentioned, the Ship (as hereinafter defined);

(B)	by a pool agreement dated 11 April 2011 (the “Pool Agreement”) and made between (1) the Owner, (2) Heidmar Inc., a corporation incorporated under the laws of the Republic of the Marshall Islands (“Party B”) and (3) Party A, the Owner agreed to enter, and Party A and Party B agreed to accept, the Ship into the Pool (as defined in the Pool Agreement) upon the terms and conditions therein set out;

(C)

by a loan agreement dated [—] 2011 as amended and supplemented from time to time (the “Loan Agreement”) and made between (1) the Owner as borrower (therein referred to as the “Borrower”), (2) DVB Bank SE as arranger, agent (in such capacity the “Agent”) and security agent (in such capacity the “Security Agent”) and (3) the banks and financial institutions referred to in schedule 1 thereto as lenders (the “Banks” and, together with the Agent, the “Secured Creditors”), the Banks agreed (inter alia) to make available to the Owner, upon the terms and conditions therein contained, a term loan of up to $32,312,500;

(D)	pursuant to clause 16.14 of the Loan Agreement, each of the Secured Creditors has appointed the Mortgagee as its security agent and trustee and pursuant to a Trust Deed dated [—] 2011 and executed by the Mortgagee (as trustee) in favour of the Secured Creditors, the Mortgagee agreed to hold, receive, administer and enforce this Assignment as security agent and trustee for and behalf of itself and the Secured Creditors;

(E)	pursuant to the Loan Agreement, the Owner has executed in favour of the Mortgagee a first priority statutory Maltese mortgage dated [—] 2011 (the “Mortgage”) on the motor vessel Daytona documented in the name of the Owner under the laws and flag of Malta (the “Ship”);

(F)	pursuant to the Loan Agreement, the Owner has executed in favour of the Mortgagee a deed of covenant dated [—] 2011 (the “Deed of Covenant”) collateral to the Mortgage, whereby the Owner has assigned and agreed to assign to the Mortgagee the Earnings and Insurances of, and any Requisition Compensation for, the Ship as security for the payment by the Owner of the Outstanding Indebtedness; and

(G)	this Assignment is a Charter Assignment referred to in the Loan Agreement in respect of the Ship and is supplemental to the Loan Agreement, the Mortgage and the Deed of Covenant and to the security thereby created and shall nonetheless continue in full force and effect notwithstanding any discharge of the Mortgage.

1

NOW THIS ASSIGNMENT WITNESSES AND IT IS HEREBY AGREED as follows:

1	Definitions

1.1	Defined expressions

Words and expressions defined in the Deed of Covenant (whether expressly or by reference to the Mortgage and/or the Loan Agreement) shall, unless otherwise defined in this Assignment, or the context otherwise requires, have the same meanings when used in this Assignment.

1.2	Definitions

In this Assignment, unless the context otherwise requires:

“Account Bank” means National Bank of Greece S.A., a company incorporated in the Hellenic Republic with its registered office at 86 Aeolou Street, GR 10 559 Athens, Greece, acting through its branch at Akti Miaouli & 2 Bouboulinas Street, 185 35 Piraeus, Greece and includes its successors in title;

“Agent” includes its successors in title and its replacements;

“Assigned Property” means all of the Owner’s right, title and interest in and to:

(a)	the Pool Earnings; and

(b)	all other Pool Rights;

“Banks” includes their successors in title and Transferee Banks;

“Charter” means the charterparty referred to in Recital (A) hereto;

“Collateral Instrument” means any note, bill of exchange, certificate of deposit and other negotiable and non-negotiable instrument, guarantee, indemnity and other assurance against financial loss and any other document or instrument which contains or evidences an obligation (with or without security) to pay, discharge or be responsible directly or indirectly for, any indebtedness or liabilities of the Owner or any other person liable and includes any document or instrument creating or evidencing a mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest of any kind;

“Loan” means the aggregate principal amount advanced or (as the case may be) to be advanced by the Banks to the Owner pursuant to the Loan Agreement or, as the context may require, the amount thereof at any time outstanding;

“Loan Agreement” means the agreement dated [—] 2011 mentioned in Recital (C) hereto as amended and supplemented from time to time,

“Mortgagee” includes its successors in title and its replacements;

“Operating Account” means the Dollar account of the Owner opened or (as the context may require) to be opened by the Owner with the Account Bank and with account number [—] and includes any sub-accounts thereof and any other account designated in writing by the Mortgagee to be an Operating Account for the purposes of this Assignment;

“Outstanding Indebtedness” means the aggregate of the Loan and interest accrued and accruing thereon, the Expenses and all other sums of money from time to time owing to the Mortgagee, the Secured Creditors or any of them, whether actually or contingently, under the Security Documents or any of them;

“Owner” includes its successors in title;

2

“Party A” includes the successors in title of Party A;

“Party B” includes the successors in title of Party B;

“Pool Agreement” means the pool agreement referred to in Recital (B) hereto;

“Pool Documents” means, together, the Charter and the Pool Agreement and “Pool Document” means either of them;

“Pool Earnings” means all monies, whatsoever payable by the Pool Parties or either of them to the Owner under or pursuant to the Pool Documents or either of them and/or any other guarantee, security or other assurance given to the Owner at any time in respect of the Pool Parties’ obligations under or pursuant to the Pool Documents or either of them including (but without prejudice to the generality of the foregoing) all claims for damages in respect of any breach by the Pool Parties or either of them of the Pool Documents or either of them;

“Pool Parties” means, together, Party A and Party B and “Pool Party” means either of them;

“Pool Rights” means all of the rights of the Owner under or pursuant to the Pool Documents or either of them and any other guarantee, security or other assurance given to the Owner at any time in respect of the Pool Parties’ obligations under or pursuant to the Pool Documents or either of them including (without limitation) the right to receive the Pool Earnings;

“Security Documents” means the Loan Agreement, the Mortgage, the Deed of Covenant, this Assignment and any other document which is defined as such in the Loan Agreement and such other documents as may have been or may hereafter be executed to guarantee and/or secure all or any part of the Loan, interest thereon and other moneys from time to time owing by the Owner or any other Security Parties pursuant to the Loan Agreement or the Security Documents or any of them (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement);

“Security Party” means the Owner and any other party who may at any time be a party to any of the Security Documents (other than the Creditors); and

“Security Period” means the period commencing on the date of the Loan Agreement and terminating upon discharge of the security created by the Security Documents by payment of all moneys payable thereunder.

1.3	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Assignment.

1.4	Construction of certain terms

The provisions of clause 1,6 of the Deed of Covenant shall apply mutatis mutandis to this Assignment as if set out herein and as if references therein to “this Deed” were references to this Assignment.

1.5	Conflict with Deed of Covenant

This Assignment shall be read together with the Deed of Covenant but in case of any conflict between the two instruments the provisions of the Deed of Covenant shall prevail.

3

2	Warranty

The Owner hereby represents and warrants to the Mortgagee that:

2.1	the Owner is the sole, legal and beneficial owner of the whole of the Assigned Property free from all Encumbrances and other interests and rights of every kind;

2.2	the executed certified copy of each Pool Document delivered by the Owner to the Mortgagee is a true and complete copy of such document; each Pool Document constitutes the valid and binding obligations of the parties thereto enforceable in accordance with its terms, is in full force and effect and there have been no amendments or variations thereof or defaults thereunder;

2.3	the Ship has been delivered to and accepted by the Pool Parties for service under the Pool Documents; and

2.4	there are no commissions, rebates, premiums or other payments in connection with the Pool Documents or either of them other than as disclosed by the Owner to the Mortgagee in writing prior to the date hereof.

3	Assignment and application of money

3.1	Assignment

By way of security for the Outstanding Indebtedness, the Owner with full title guarantee hereby assigns and agrees to assign to the Mortgagee absolutely all its rights title and interest to the Assigned Property and all its benefits and interests present and future therein Provided however that the Pool Earnings shall be payable to the Operating Account until such time as a Default shall occur and the Mortgagee shall direct to the contrary whereupon the Owner shall forthwith, and the Mortgagee may at any time thereafter, instruct the persons from whom the Pool Earnings are then payable to pay the same to the Mortgagee or as it may direct and any Pool Earnings then in the hands of the Owner’s brokers or other agents shall be deemed to have been received by them for the use and on behalf of the Mortgagee.

3.2	Notice

The Owner hereby covenants and undertakes with the Mortgagee that forthwith upon execution of this Deed it will give written notice of the assignment contained in clause 3.1 to the Pool Parties in the form set out in schedule 1 and will use its best endeavours to procure that the Pool Parties deliver to the Mortgagee a copy thereof with the acknowledgement thereof set out in such schedule duly executed by each Pool Party.

3.3	Application

All moneys received by the Mortgagee in respect of the Assigned Property shall be held and applied by it in accordance with the terms of clauses 8.1 or 8.3 of the Deed of Covenant.

3.4	Shortfalls

In the event that the balance referred to in clause 8.1 of the Deed of Covenant is insufficient to pay in full the whole of the Outstanding Indebtedness, the Mortgagee shall be entitled to collect the shortfall from the Owner or any other person liable for the time being therefor.

3.5	Use of Owner’s name

The Owner covenants and undertakes with the Mortgagee to do or permit to be done each and every act or thing which the Mortgagee may from time to time require to be done for the purpose of enforcing the Mortgagee’s rights under this Assignment and to allow its name to be used as and when required by the Mortgagee for that purpose.

4

3.6	Reassignment

Upon payment and discharge in full to the satisfaction of the Mortgagee of the Outstanding Indebtedness the Mortgagee (acting on the instructions of the Majority Banks) shall, at the request and cost of the Owner, re-assign the Assigned Property to the Owner or as it may direct.

4	Undertakings

4.1	Covenants and undertakings

The Owner hereby covenants and undertakes with the Mortgagee that throughout the Security Period:

4.1.1	Negative undertakings

it will not, without the previous written consent of the Mortgagee (acting on the instructions of the Majority Banks):

(a)	Variations

agree to any material variation of the Pool Documents or either of them (save for variations effected pursuant to Article XII of the Pool Agreement);

(b)	Releases and waivers

release the Pool Parties or either of them from any of their respective obligations under the Pool Documents or either of them or waive any breach of the Pool Parties’ obligations thereunder or consent to any such act or omission of the Pool Parties or either of them as would otherwise constitute such breach;

(c)	Termination

terminate the Pool Documents or either of them for any reason whatsoever; or

(d)	Consents

grant any consent which may be required from the Owner under the Pool Documents or either of them;

4.1.2	Performance of Pool Documents obligations

it will perform its obligations under the Pool Documents and use its best endeavours to procure that the Pool Parties shall perform their respective obligations under the Pool Documents;

4.1.3	Information

it will supply to the Mortgagee all information, accounts and records that may be necessary or of assistance to enable the Mortgagee to verify the amount of all payments of charterhire and any other amount payable under the Pool Documents); and

4.1.4	Original Pool Documents

it will provide the Mortgagee with an original executed of each Pool Document forthwith following the Mortgagee’s demand.

5

4.2	Withdrawal

The Owner hereby covenants and undertakes with the Mortgagee that, in the event of any payment of charterhire or other amount owing to the Owner not being made by the Pool Parties or either of them on the due date (as such due date is determined pursuant to the terms of the relevant Pool Document) and, as a result the Owner has the right to withdraw the Ship from service under the Pool Documents, the Owner will, if so directed by the Mortgagee, exercise such right at such time and in such manner as the Mortgagee shall so direct.

5	Continuing security

5.1	Continuing security

The security created by this Assignment shall:

5.1.1	be held by the Mortgagee as a continuing security for the payment of the Outstanding Indebtedness and the performance and observance of and compliance with all of the covenants, terms and conditions in the Security Documents contained, express or implied and that the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the amount hereby and thereby secured (or by any settlement of accounts between the Owner or any other person who may be liable to the Mortgagee and/or the Secured Creditors in respect of the Outstanding Indebtedness or any part thereof and the Mortgagee and/or the Secured Creditors or any of them);

5.1.2	be in addition to, and shall not in any way prejudice or affect and may be enforced by the Mortgagee without prior recourse to the security created by any of the other Security Documents or by any present or future Collateral Instruments, right or remedy held by or available to the Mortgagee and/or the Secured Creditors or any right or remedy of the Mortgagee and/or the Secured Creditors thereunder; and

5.1.3	not in any way be prejudiced or affected by the existence of any of the other Security Documents or any such Collateral Instrument, rights or remedies or by the same becoming wholly or in part void, voidable or unenforceable on any ground whatsoever or by the Mortgagee dealing with, exchanging, varying or failing to perfect or enforce any of the same or giving time for payment or performance or indulgence or compounding with any person liable.

5.2	Rights additional

All the rights, remedies and powers vested in the Mortgagee hereunder shall be an addition to and not a limitation of any and every other right, power or remedy vested in the Mortgagee and/or the Secured Creditors or any of them under the Loan Agreement, this Assignment, the other Security Documents or any Collateral Instrument or at law and that all the powers so vested in the Mortgagee and/or the Secured Creditors may be exercised from time to time and as often as the Mortgagee and/or the Secured Creditors may deem expedient.

5.3	No enquiry

The Mortgagee shall not be obliged to make any enquiry as to the nature or sufficiency of any payment received by it under the Mortgage and/or this Assignment or to make any claim or take any action to collect any moneys hereby assigned or to enforce any rights or benefits hereby assigned to the Mortgagee or to which the Mortgagee may at any time be entitled under the Mortgage and/or this Assignment.

5.4	Obligations of the Owner

The Owner shall remain liable to perform all the obligations assumed by it in relation to the Assigned Property and the Mortgagee shall be under no obligation of any kind whatsoever in respect thereof or be under any liability whatsoever in the event of any failure by the Owner to perform its obligations in respect thereof.

6

5.5	Discharge of Mortgage

Notwithstanding that this Assignment is expressed to be supplemental to the Loan Agreement, the Mortgage and the Deed of Covenant it shall continue in full force and effect after any discharge of the Loan Agreement, the Mortgage and/or the Deed of Covenant.

6	Powers of Mortgagee

6.1	Protective action

The provisions of clause 6.1 of the Deed of Covenant shall apply mutatis mutandis to this Assignment as if set out herein and as if references therein to “this Deed” were references to this Assignment.

6.2	Powers on Event of Default

Upon the happening of an Event of Default (whether or not notice shall have been given to the Owner in accordance with clause 10.2 of the Loan Agreement declaring the Outstanding Indebtedness or part thereof to be due and payable immediately or in accordance with such notice), the Mortgagee shall become forthwith entitled, as and when it may see fit, to exercise in relation to the Assigned Property or any part thereof all or any of the rights, powers and remedies possessed by it as assignee and/or chargee of the Assigned Property (whether at law, by virtue of this Assignment or otherwise) and in particular (without limiting the generality of the foregoing):

6.2.1	to collect, recover, compromise and give a good discharge for, all claims then outstanding or thereafter arising in respect of the Pool Documents or either of them and/or the property hereby assigned or any part thereof, and to take over or institute (if necessary using the name of the Owner) all such proceedings in connection therewith as the Mortgagee in its absolute discretion thinks fit;

6.2.2	to discharge, compound, release or compromise claims in respect of the Pool Documents or either of them and/or the Assigned Property or any part thereof which have given or may give rise to any charge or lien or other claim on the Ship, her Earnings, Insurances or Requisition Compensation or any part thereof or which are or may be enforceable by proceedings against the Ship, her Earnings, Insurances or Requisition Compensation or any part thereof; and

6.2.3	to recover from the Owner within three (3) days of written demand all Expenses incurred or paid by the Mortgagee in connection with the exercise of the powers (or any of them) referred to in this clause 6.2.

6.3	Liability of Mortgagee

The Mortgagee shall not be liable as mortgagee in possession in respect of any of the Assigned Property to account or be liable for any loss upon realisation or for any neglect or default of any nature whatsoever in connection therewith for which a mortgagee in possession may be liable as such.

7	Attorney

7.1	Appointment

By way of security, the Owner hereby irrevocably appoints the Mortgagee to be its attorney generally for and in the name and on behalf of the Owner, and as the act and deed or otherwise of the Owner to execute, seal and deliver and otherwise perfect and do all such deeds, assurances, agreements, instruments, acts and things (including, without limiting the generality of the foregoing, to ask, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys due and to become due under or arising out of the Pool

7

Documents or either of them, to endorse any cheque or other instrument or orders in connection therewith and to file any claims or take any action or institute any proceedings which the Mortgagee may deem to be necessary or advisable and otherwise to do any and all things which the Owner itself could do in relation to the Assigned Property) which may be required for the full exercise of all or any of the rights, powers or remedies conferred hereby or which may be deemed proper in or in connection with all or any of the purposes aforesaid. The power hereby conferred shall be a general power of attorney under the Powers of Attorney Act 1971, and the Owner ratifies and confirms, and agrees to ratify and confirm, any deed, assurance, agreement, instrument, act or thing which the Mortgagee may execute or do pursuant thereto Provided always that such power shall not be exercisable by or on behalf of the Mortgagee until the happening of any Event of Default.

7.2	Exercise of power

The exercise of such power by or on behalf of the Mortgagee shall not put any person dealing with the Mortgagee upon any enquiry as to whether any Event of Default has happened, nor shall such person be in any way affected by notice that no such event has happened, and the exercise by the Mortgagee of such power shall be conclusive evidence of its right to exercise the same.

7.3	Filings

The Owner hereby irrevocably appoints the Mortgagee to be its attorney in its name and on its behalf and as its act and deed or otherwise, to agree the form of and to execute and do all deeds, instrument, acts and things in order to file, record, register or enrol this Assignment and/or any notice and/or acknowledgement of the assignment herein contained in any court, public office or elsewhere which the Mortgagee may in its discretion consider necessary or advisable, now or in the future, to ensure the legality, validity, enforceability or admissibility in evidence thereof and any other assurance, document, act or thing required to be executed by the Owner pursuant to clause 8.

8	Further assurance

The Owner hereby further undertakes at its own expense from time to time to execute, sign, perfect, do and (if required) register every such further assurance, document, act or thing as in the opinion of the Mortgagee may be necessary or desirable for the purpose of more effectually assigning, mortgaging and charging the Assigned Property or perfecting the security constituted or intended to be constituted by this Assignment.

9	Notices

The provisions of clause 17.1 of the Loan Agreement shall apply mutatis mutandis in respect of any certificate, notice, demand or other communication given or made under this Assignment as if set out herein and as if references therein to the “Borrower” and “the Security Agent” were references to the Owner and the Mortgagee, respectively.

10	Law, jurisdiction and other provisions

10.1	Law

This Assignment and any non-contractual obligations connected with it are governed by, and shall be construed in accordance with, English law.

10.2	Submission to jurisdiction

For the benefit of the Mortgagee, the parties hereto irrevocably agree that any legal action or proceedings in connection with this Assignment may be brought in the English courts or in the courts of any other country chosen by the Mortgagee, each of which shall have jurisdiction to settle any disputes arising out of or in connection with this Assignment (including any non-contractual

8

obligations connected with this Assignment). The Owner irrevocably and unconditionally submits to the jurisdiction of the English courts and the courts of any country chosen by the Mortgagee and irrevocably designates, appoints and empowers Ince Process Agents Ltd. at present of 5th Floor, International House, 1 St. Katharine’s Way, London E1W 1AY, England to receive, for it and on its behalf, service of process issued out of the English courts in any legal action or proceedings arising out of or in connection with this Assignment (including any non-contractual obligations connected with this Assignment). The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Mortgagee to take proceedings against the Owner in any other court of competent jurisdiction nor shall the taking of proceedings by the Mortgagee in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not. The parties further agree that only the courts of England and not those of any other State shall have jurisdiction to determine any claim which the Owner may have against the Mortgagee arising out of, or in connection with, this Assignment (including any non-contractual obligations connected with this Assignment).

10.3	Counterparts

This Assignment may be entered into in the form of two counterparts, each executed by one of the parties, and provided all the parties shall so execute this Assignment, each of the executed counterparts, when duly exchanged or delivered, shall be deemed to be an original but, taken together, they shall constitute one instrument.

10.4	English language

All certificates, instruments and other documents to be delivered under or supplied in connection with this Assignment or the Pool Documents or either of them shall be in the English language or shall be accompanied by a certified English translation upon which the recipient shall be entitled to rely.

10.5	Severability of provisions

Each of the provisions of this Assignment are severable and distinct from the others and if at any time one or more of such provisions is or becomes invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Assignment shall not in any way be affected or impaired thereby.

10.6	Contracts (Rights of Third Parties) Act 1999

No term of this Assignment is enforceable under the provisions of the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Assignment.

IN WITNESS whereof this Assignment has been duly executed as a deed the day and year first above written.

9

Schedule 1

Forms of Notice of Assignment of Pool Documents

To:	Sigma Tankers Inc.

Trust Company Complex

Ajeltake Road

Ajeltake Island

Majuro

Marshall Islands MH96960

and

Heidmar Inc.

Trust Company Complex

Ajeltake Road

Ajeltake Island

Majuro

Marshall Islands MH96960

m.v. Daytona

We refer to:

1	the “SHELLTIME 4” time charterparty dated 11 April 2011 (the “Charter”) and made between (1) Sigma Tankers Inc. of the Republic of the Marshall Islands and (2) us, Olympian Hera Owners Inc. (the “Owner”), whereby we agreed to let and you agreed to take on time charter, for the period and upon the terms and conditions therein mentioned, the motor vessel Daytona, registered in our name under the Maltese flag (the “Ship”) (the “Charter”); and

2	the pool agreement dated 11 April 2011 (the “Pool Agreement” and, together with the Charter, the “Pool Documents”) made between (1) us, Olympian Hera Owners Inc., and (2) you, Heidmar Inc. and Sigma Tankers Inc., whereby we agreed to enter, and you agreed to accept, the Ship into the Pool (as defined in the Pool Agreement) upon the terms and conditions therein mentioned.

NOW WE HEREBY GIVE YOU NOTICE:

1	that by an Assignment dated [—] 2011 (the “Assignment”) made between us and DVB Bank SE of Platz der Republik 6, D-60325 Frankfurt am Main, Federal Republic of Germany (the “Assignee”) as security agent and trustee for certain banks and financial institutions, we have assigned to the Assignee all our rights title and interest to and in any moneys whatsoever payable to us under the Pool Documents or either of them and all other rights and benefits whatsoever accruing to us under the Pool Documents or either of them including (but without prejudice to the generality of the foregoing) all claims for damages in respect of any breach by you of the Pool Documents or either of them;

2	that you are hereby irrevocably authorised and instructed to pay such moneys as aforesaid to our bank account with account number 196/932841-68 held with National Bank of Greece S.A., of Akti Miaouli & 2 Bouboulinas Street, 185 35 Piraeus, Greece or to such other account as the Assignee may from time to time direct or to the order of the Assignee; and

3	that the said Assignment includes provisions that no variations shall be made to the Pool Documents or either of them (nor shall you be released from your obligations thereunder) without the previous written consent of the Assignee and we shall remain liable to perform all our obligations under the Pool Documents or either of them and the Assignee shall be under no obligation of any kind whatsoever in respect thereof.

10

The authority and instructions herein contained cannot be revoked or varied by us without the consent of the Assignee.

This letter and any non-contractual obligations in connection with it are governed by, and shall be construed in accordance with, English law.

For and on behalf of
OLYMPIAN HERA OWNERS INC.

Dated:

11

Form of Pool Parties’ Consent and Agreement

(on duplicate)

To:	DVB Bank SE
Cc:	Olympian Hera Owners Inc.

We acknowledge receipt of the notice set out above and consent to the assignment referred to therein and, in consideration of US$10 and other good and valuable consideration (the receipt and adequacy of which we hereby acknowledge), we hereby undertake with, and confirm to, the Assignee as follows:

(a)	to pay all amounts due from us under the Pool Documents in full in Dollars (and without any setoff or counterclaim whatsoever and free and clear of any deductions or withholdings other than as provided for in the Pool Documents) to the Owner’s account held with National Bank of Greece S.A. at Akti Miaouli & 2 Bouboulinas Street, 185 35 Piraeus, Greece with account number 196/932841-68 or to any other account designated by the Assignee from time to time or to the order of the Assignee;

(b)	to permit the Assignee to enforce all other rights and benefits whatsoever accrued or accruing to the Owner under the Pool Documents or either of them and for this purpose to take over or institute proceedings in respect thereof;

(c)	not, without the prior written consent of the Assignee to agree, to any variation of the Pool Documents or either of them save for variations effected pursuant to Article XII of the Pool Agreement;

(d)	to perform our obligations under the Pool Documents; and

(e)	that we have not received any notice of any prior charge, assignment or encumbrance over the Owner’s right, title and interest in and to the Pool Documents or either of them.

This letter and any non-contractual obligations in connection with it are governed by, and shall be construed in accordance with, English law.

By:
for and on behalf of HEIDMAR INC.

Date:

By:
for and on behalf of SIGMA TANKERS INC.

Date:

12

EXECUTED as a DEED	)
by	)
for and on behalf of	)
OLYMPIAN HERA OWNERS INC.	)	Attorney-in-Fact
in the presence of:	)

Witness
Name:
Address:
Occupation:

EXECUTED as a DEED	)
by	)
for and on behalf of	)
DVB BANK SE	)	Attorney-in-Fact
in the presence of:	)

Witness
Name:
Address:
Occupation:

13

Schedule 12

Form of Trust Deed

THIS DECLARATION OF TRUST by DVB BANK SE (the “Security Agent”) is made on [—] 2011 and is supplemental to (and made pursuant to the terms of) a Loan Agreement dated [—] 2011 (the “Agreement”) and made between (1) Olympian Hera Owners Inc., (2) DVB Bank SE as Arranger, Agent and Security Agent and (3) the banks and financial institutions mentioned in schedule 1 to the Agreement as the Banks. Words and expressions defined in the Agreement shall have the same meaning when used in this Deed.

NOW THIS DEED WITNESSETH as follows:

1	The Security Agent hereby acknowledges and declares that, from the date of this Deed, it holds and shall hold the Trust Property on trust for certain of the other Creditors on the terms and basis set out in the Agreement.

2	The declaration and acknowledgement contained in paragraph 1 above shall be irrevocable.

IN WITNESS whereof the Security Agent has executed this Deed the day and year first above written

SIGNED, SEALED and DELIVERED	)
as a DEED	)
by	)
for and on behalf of	)
DVB BANK SE	)	Attorney-in-fact
(as Security Agent))
in the presence of:	)

Witness
Name:
Address:
Occupation:

Schedule 13

Form of Authorised Persons Letter

To:	Loans Administration

[DVB entity]

[address]

[Date]

Attention: Loans Administration

Re: Providing financing to Olympian Hera Owners Inc. (the “Company”) in relation to m.v. Daytona (the “Financing”).

We refer to the Financing and a loan agreement (the “Loan Agreement”) dated [—] 2011 and entered into between, inter alios, ourselves, as borrower and DVB Bank SE as Agent for and on behalf of the Banks in relation to the Financing.

Terms and expressions not otherwise defined herein shall have the same meanings as defined in the Loan Agreement.

We hereby appoint the following persons to act as our point of contact with regards to any issue arising in connection with the administration to the Loan Agreement or any other documents related to the Financing:

1	[name, title, address, phone, fax, mobile, email]

2	[name, title, address, phone, fax, mobile, email]

3	[name, title, address, phone, fax, mobile, email]

No other persons other than the [sole director] of the Company on behalf of the Company or] the persons listed above on behalf of the Company (the “Authorised Persons”) are authorised by the Company to request any information from you regarding the Loan Agreement or any other matter related to the Financing or the Company or communicate with you in any way regarding the foregoing in and under any circumstances.

For the avoidance of doubt, the following [is the sole director] of the Company:

1	[name, title, address, phone, fax, mobile, email]

This list of Authorised Persons may only be amended, modified or varied in writing by an Authorised Person with copy to the other Authorised Persons.

We hereby agree to indemnify you and hold you harmless in relation to any information you provide to any Authorised Person.

This letter and any non-contractual obligations connected with it shall be governed by and construed in accordance with English law.

Yours sincerely

OLYMPIAN HERA OWNERS INC.

Schedule 14

Form of Classification Letter

Letter of Instruction to Classification Society

To: American Bureau of Shipping

Date:

Dear Sirs

Name of ship: m.v. “Daytona” (the “Ship”)

Flag: Malta

Name of Owner: Olympian Hera Owners Inc. (the “Owner”)

Name of mortgagee: DVB Bank SE (the “Mortgagee”)

We refer to the Ship, which is registered in the ownership of the Owner, and which has been entered in and classed by American Bureau of Shipping (the “Classification Society”).

The Mortgagee has agreed to provide financing to the Owner upon condition that, among other things, the Owner issues to the Mortgagee this letter of instruction to the Classification Society in the form presented by the Mortgagee.

The Owner and the Mortgagee irrevocably and unconditionally instruct and authorise the Classification Society (notwithstanding any previous instructions whatsoever which the Owner may have given to the Classification Society to the contrary) as follows:

1	to send to the Mortgagee, following receipt of a written request from the Mortgagee, certified true copies of all original certificates of class and other class records held by the Classification Society in relation to the Ship;

2	to allow the Mortgagee (or its agents), at any time and from time to time, to inspect the original class and related records of the Owner and the Ship at the offices of the Classification Society and to take copies of them and, to the extent possible, to grant the Mortgagee electronic access to such records;

3	to notify the Mortgagee immediately by email to techcom@dvbbank.com if the Classification Society:

(a)	receives notification from the Owner or any other person that the Ship’s classification society is to be changed;

(b)	imposes a condition of class or issues a class recommendation in respect of the Ship;

(c)	becomes aware of any facts or matters which may result or have resulted in a change, suspension, discontinuance, withdrawal or expiry of the Ship’s class under the rules or terms and conditions of the Owner’s or the Ship’s membership of the Classification Society;

4	following receipt of a written request from the Mortgagee:

(a)	to confirm that the Owner is not in default of any of its contractual obligations or liabilities to the Classification Society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the Classification Society; or

(b)	if the Owner is in default of any of its contractual obligations or liabilities to the Classification Society, to specify to the Mortgagee in reasonable detail the facts and circumstances of such default, the consequences thereof, and any remedy period agreed or allowed by the Classification Society.

Notwithstanding the above instructions given for the benefit of the Mortgagee, the Owner shall continue to be responsible to the Classification Society for the performance and discharge of all its obligations and liabilities relating to or arising out of or in connection with the contract it has with the Classification Society, and nothing in this letter should be construed as imposing any obligation or liability on the Mortgagee to the Classification Society in respect thereof. The instructions and authorisations which are contained in this notice shall remain in full force and effect until the Owner and the Mortgagee together give you notice in writing revoking them.

The Owner undertakes to reimburse the Classification Society in full for any costs or expenses it may incur in complying with the instructions and authorisations referred to in this letter.

This letter and any non-contractual obligations arising from or connected with it are governed by English law.

For and on behalf of OLYMPIAN HERA OWNERS INC.

For and on behalf of DVB BANK SE

SIGNED by	)
for and on behalf of	)	/s/ DIMITRIOS GLYNOS
OLYMPIAN HERA OWNERS INC.	)	Attorney-in-fact
as Borrower

SIGNED by M. GKATZI	)
for and on behalf of	)	/s/ M. GKATZI
DVB BANK SE	)	Attorney-in-fact
as Arranger, Agent and Security Agent	)

SIGNED by M. GKATZI	)
for and on behalf of	)	/s/ M. GKATZI
DVB BANK SE	)	Attorney-in-fact
as Bank	)

82